As filed with the Securities and Exchange Commission on June 17, 2016

Registration No. 333-[●]

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDOVEX CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	3841	46-3312262
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3279 Hardee Avenue
Atlanta, Georgia 30341
(844) 633-6839
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeff Wright
Chief Financial Officer
 MEDOVEX CORP.
 1735 Buford Hwy., Suite 215-113
Cumming, Georgia 30041
(844) 633-6839
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Harvey Kesner, Esq. Arthur S. Marcus, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 (212) 930-9700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE
Shares Underlying Existing Series A Warrants, Common Stock, $0.001 par value(3)	1,391,305	3.00	4,173,915	$420.31
Shares Underlying Existing Warrants, Common Stock, $0.001 par value	500,000	$1.66	$830,000	$83.58
Existing Stockholders Shares of common stock, $0. 001 par value	1,211,760	$1.66	$2,011,521.60	$202.56
Shares of common stock, $0. 001 par value, underlying warrants	787,863	$1.66	$1,307,852,58	$131.70
Total	3,890,928		$8,323,289.18	$838.15

(1)
Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
Estimated at $1.66 per share, the average of the high and low prices as reported on the NASDAQ Capital Market on June 13, 2016, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)	The shares of common stock underlying the Series A Public Warrants being registered hereby were previously registered on a Form S-1, as amended, originally filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on September 8, 2014. The registration fees for these shares were previously paid (Registration #333-198621).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EXPLANATORY NOTE

This Registration Statement contains two forms of prospectus: one to be used in connection with a public offering of 1,391,305 shares of our common stock (the “Prospectus”), which underlie existing, previously registered Series A Warrants; and another prospectus to be used in connection with the potential resale by certain selling stockholders of an aggregate of 2,499,623 shares of our common stock (the “Selling Securityholder Prospectus”), consisting of (i) 1,287,863 shares of our common stock issuable upon exercise of warrants held by certain of the selling stockholders; and (ii) 1,211,760 shares of our common stock held by certain of the selling stockholders.  The Prospectus and Selling Securityholder Prospectus will be identical in all respects except for the alternate pages for the Selling Securityholder Prospectus included herein which are labeled “Alternate Page for Selling Securityholder Prospectus.”

The Selling Securityholder Prospectus is substantively identical to the Prospectus, except for the following principal points:

●	they contain different outside and inside front covers;

●	they contain different Offering sections in the Prospectus Summary section on page 3;

●	they contain different Use of Proceeds sections on page 21;

●	a Selling Securityholder section is included in the Selling Securityholder Prospectus beginning on page Alt-1;

The Company has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Selling Securityholder Prospectus as compared to the Prospectus.

-i-

We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE [●], 2016

MEDOVEX CORPORATION

  1,391,305
  Shares of Common stock

MedoveX Corporation (the “Company”) is registering 1,391,305 shares underlying existing, previously registered Series A Warrants to purchase common stock of the Company at $3.00 per share.

Our common stock is quoted on the NASDAQ Capital Market under the symbol of “MDVX.” Our Series A Warrants are traded on the NASDAQ Capital Market under the symbol of “MDVXW.”  The last reported sale of our common stock on June 16, 2016, was $1.89 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” within this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Prospectus dated June [●], 2016.

-ii-

You should rely only on the information contained in this prospectus.  We have not, and the underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus.  Our business, financial condition, liquidity, results of operations, cash flows and prospects may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

-iii-

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially the section entitled “Risk Factors” and our consolidated financial statements and related notes, before deciding to buy our securities. Unless otherwise stated, all references to “us,” “our,” “we,” “MedoveX,” the “Company” and similar designations refer to MedoveX Corporation, and depending on the context, its subsidiaries.

MEDOVEX CORPORATION

Overview

MedoveX was incorporated in Nevada on July 30, 2013 as Spinez Corp. MedoveX is the parent company of Debride, which was incorporated under the laws of Florida on October 1, 2012, but did not commence operations until February 1, 2013.  Spinez Corp. changed its name to MedoveX Corp. and effected a 2-for-1 reverse split of its stock in March, 2014.

The goal of the Company is to obtain, develop and commercialize various intellectual property rights (patents, patent applications, knowhow, etc.) in the medical technology area, with particular focus on the development of medical devices. We intend to leverage the extensive experience of our board of directors and management team in the medical industry to seek out product candidates for licensing, acquisition or development. On March 25, 2015, we acquired Streamline, Inc. for approximately $1,325,000 in cash and 1,875,000 shares of our common stock.

The DenerveX Device

Our first acquisition was the DenerveX device.  We believe that the DenerveX device can be developed to encompass a number of medical applications, including pain relief.

The Company acquired the DenerveX patent on January 31, 2013 from Scott Haufe, M.D. (“Dr. Haufe”), a director of the Company, in exchange for 750,108 shares of common stock in the Company and a 1% royalty on all sales of any product sold based on the patent. In September 2013, we entered into a Co-Development Agreement with James Andrews, M.D. (“Dr. Andrews”), a director of the Company, whereby Dr. Andrews committed to further evaluate the DenerveX device and to seek to make modifications and improvements to such technology.  In exchange for such services, the Company agreed to pay Dr. Andrews a royalty equal to two (2%) percent of the DenerveX net sales during the five (5) year term of the Co-Development Agreement. Upon the termination of the term of the Co-Development Agreement, which has a minimum term of five (5) years, then the royalty payable to Dr. Andrews shall be reduced to one (1%) percent of DenerveX net sales after such termination of products covered by any U.S. patent on which Dr. Andrews is listed as a co-inventor; if any such patents are obtained.  Such one (1%) percent royalty shall continue during the effectiveness of such patent.  Pursuant to the Co-Development Agreement, Dr. Andrews agreed to assign any modifications or improvements to the DenerveX to the Company subject to the royalty rights described above.

Our intention is to market the product as a disposable, single-use kit which will include all components of the DenerveX product. In addition to the DenerveX device itself, we are developing a dedicated Electro Surgical Generator to power the DenerveX device. The generator would be provided to customers agreeing to purchase the DenerveX device, and could not be used for any other purpose.

We accepted a proposal from Devicix, a Minneapolis, Minnesota third party design and development firm, in November 2013, to develop a prototype device. This proposal included a 5 phase development plan, culminating in the production of a prototype that could be used for validation purposes. Currently we are in the build and test phase of the device, which focuses on completing the product design verification testing, design optimization as required, and the completion of manufacturing transfer. Through March 31, 2016, we have paid approximately $1,183,000 to Devicix.

In November 2014, we selected Nortech Systems Inc. (“Nortech”), a Minneapolis, Minnesota based FDA registered contract manufacturer, to produce 315 DenerveX devices from the prototype supplied by Devicix for use in final development and clinical trials. The agreement with Nortech includes agreed upon per unit prices for delivery of the devices. Actual work on development of the final units began in November 2014. Through March 31, 2016, we have paid approximately $318,000 to Nortech.

Also in November 2014, we engaged Bovie Medical Corporation (“Bovie”), a Delaware Corporation, to develop the Electro Surgical Generator and provide post production support services.  Per our agreement with Bovie, we are invoiced based on deliverables produced by Bovie, which will amount to $295,000 upon completion of all the deliverables. Through March 31, 2016, we have paid approximately $287,000 to Bovie towards the $295,000 total.

Streamline, Inc. Merger

On March 9, 2015, the Board of Directors of MedoveX and Streamline, Inc., a Minnesota corporation (“Streamline”), approved an Agreement and Plan of Merger (the “Merger Agreement”). On March 24, 2015, Streamline shareholders approved the Merger Agreement and the transaction was closed immediately thereafter. Under the Merger Agreement, STML Merger Sub, Inc. a wholly-owned subsidiary of MedoveX, merged into Streamline, after which Streamline became a wholly-owned subsidiary of MedoveX. Streamline is in the business of designing, developing, manufacturing and marketing 510(k) exempt products for use in the medical field. MedoveX intends, although there can be no assurance, to enter into a marketing agreement with a leading hospital bed manufacturer to market Streamline’s patented IV Suspension System as an option with its hospital beds, and pursue other marketing opportunities for the product.  Our President and Chief Operating Officer, Patrick Kullmann, was formerly the Chief Executive Officer of Streamline.  However, Mr. Kullmann held no securities of Streamline.

All Streamline dilutive securities were either exercised or terminated prior to the closing, resulting in 4,709,491 shares of Streamline’s common stock outstanding immediately prior to closing. Net proceeds from these exercises (after statutory withholdings and certain transaction expenses) were included in the amount of cash available to Streamline stockholders. Each share of Streamline common stock may be exchanged by its holder for approximately $0.29 in cash and approximately 0.35 shares of MedoveX common stock after submitting properly executed documents to a 3rd  party paying agent. All Streamline holders have submitted the proper documents to the paying agent with the exception of 2 holders representing 2,596 shares of MedoveX stock. Additionally, 200,000 shares of MedoveX common stock is being held in escrow until September 24, 2016 to secure Streamline’s indemnification obligations under the Merger Agreement.

Assuming the remaining Streamline shareholders submit their documents, in aggregate, this transaction will have resulted in the issuance of 1,875,000 shares of MedoveX common stock, (including the (200,000 shares are being held in escrow) and the distribution of approximately $1,325,000 of cash to Streamline shareholders.  The terms of the Merger Agreement also required a commitment by MedoveX to supply a minimum of $750,000 in working capital to the Streamline subsidiary.

The IV Suspension System (“ISS”)

On March 24, 2015, we acquired the patent rights to the Streamline ISS product as part of the Company’s acquisition of Streamline. There are no royalties or other commitments associated with the sale of this product. The product has already been manufactured at a contract facility in North Dakota and requires no regulatory approval for sale. The ISS is a system designed to allow the transportation of IV poles secured to hospital beds such that one person could move a patient without fear of separating the IV pole from the patient during transport.

While there are several “bed and boom” transfer systems on the market, we are not aware of any that take the Streamline patented approach to addressing IV pole transportation. Nevertheless, other bed transportation products have been on the market longer and have larger organizations marketing their products. The hospital market in general is highly competitive, and introducing any new product is difficult and time consuming.

THE OFFERING
Common stock offered by us in this offering:	1,391,305 shares of the Company’s $0.001 par value common stock

Common stock outstanding before and after this offering:	12,855,803 shares(1) and 14,247,108(2)

Use of proceeds:	Proceeds of any exercise of Series A Warrants will be used primarily for general corporate purposes. See “Use of Proceeds” below.

NASDAQ Market symbol:	“MDVX” (with our Series A Warrants are traded under the symbol “MDVXW”)

Risk factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 5 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	Based on 12,855,803 shares of our common stock issued and outstanding on June 16, 2016.

(2)
The number of shares after the offering is based on (i) 12,855,803 shares outstanding as of June 16, 2016 and  the exercise of the previously registered, publicly traded Series A Warrants into an aggregate of 1,391,305 shares of common stock.

SUMMARY HISTORICAL FINANCIAL DATA

The following selected financial information is derived from our Financial Statements, which are included elsewhere in this Prospectus and should be read in conjunction with our Financial Statements, including the notes thereto.

	Fiscal Year Ended December 31, 2015 (audited)	Fiscal Year Ended December 31, 2014 (audited)	Three Months Ended March 31, 2016 (unaudited)	Three Months Ended March 31, 2015 (unaudited)
BALANCE SHEET:
Total Assets	$11,531,734	$6,865,756	$10,244,572	$15,680,568
Total Liabilities	$1,509,009	$360,107	$688,909	$1,060,348
Stockholders’ Equity	$10,022,725	$6,505,649	$9,555,663	$14,620,220

STATEMENT OF OPERATIONS:
Revenues	$33,045	-	-	-
Net Loss	$6,523,077	$2,937,032	$1,832,286	$1,454,442

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to Our Business

Discussion of our business and operations included in this prospectus should be read together with the risk factors set forth below. They describe various risks and uncertainties to which we are or may become subject. These risks and uncertainties, together with other factors described elsewhere in this report, have the potential to affect our business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner.  New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance. Each of the risks described below could adversely impact the value of our securities.  These statements, like all statements in this report, speak only as of the date of this prospectus (unless another date is indicated), and we undertake no obligation to update or revise the statements in light of future developments.

We cannot assure you that we will be successful in commercializing any of the Company’s products or if any of our products are commercialized, that they will be profitable for the Company.

The Company generates limited revenue from operations upon which an evaluation of our prospects can be made.  The Company’s prospects must be considered keeping in mind the risks, expenses and difficulties frequently encountered in the establishment of a new business in a constantly changing industry.  There can be no assurance that the Company will be able to achieve profitable operations in the foreseeable future, if at all.

The Company has identified a number of specific risk areas that may affect our operations and results in the future:

Risks Related to Our Financial Position and Capital Requirements

We are a development stage company and face uncertainties associated with being an early stage venture.

Our operating subsidiary, Debride, was incorporated in October 2012.  MedoveX was incorporated on July 30, 2013.  As of December 31, 2015, we had material non-cash assets of goodwill, trademarks, and developed technology in connection with our acquisition of Streamline Inc. Other material non-cash assets include the intellectual property relating to the DenerveX obtained from Scott M. W. Haufe, M.D. in connection with our acquisition of Debride.

We face all of the potential expenses, delays, uncertainties and complications typically encountered by development stage businesses, many of which may be beyond our control.

These include, but are not limited to, lack of sufficient capital, unanticipated problems, delays or expenses relating to product development and licensing and marketing activities, competition, technological changes and uncertain market acceptance.  In addition, if we are unable to manage growth effectively, our operating results could be materially and adversely affected.

We are in the early stage of product development and there can be no assurance that we will effectively and successfully develop products for commercialization.

To date, we have had immaterial sales related to the Streamline ISS Poles.  The Denervex device we are developing has had only limited research and testing in the fields of use we are presently intending to explore and to commercialize.  We will have to continue to go through extensive research and testing to develop the initial product and any additional products and to determine or demonstrate the safety and effectiveness of their proposed use.  Our products and our proposed testing of those products will require various regulatory approvals and clearances.  Accordingly, the products we intend to pursue are not presently marketable in the fields of use for which we hope to develop them, and it is possible that some or all of them may never become legally and commercially marketable.  The development and testing of medical devices and related treatments and therapies is difficult, time-consuming and expensive, and the successful development of any products based on innovative technologies is subject to inherent uncertainties and risks of failure.  These risks include the possibilities that any or all of the proposed products or procedures may be found to be ineffective, or may otherwise fail to receive necessary regulatory clearances; that the proposed products or procedures may be uneconomical to produce and market or may never achieve broad market acceptance; that third parties may hold proprietary rights that preclude the Company from marketing its intended products or procedures; or that third parties may develop and market superior or equivalent products and procedures.  We are unable to predict whether our research and development or acquisition activities will result in any commercially viable products or procedures.  Furthermore, due to the extended testing and regulatory review process required before marketing clearances can be obtained, the time frames for commercialization of any products or procedures are long and uncertain.

We expect to continue to incur losses for the immediate future.

We have incurred losses since our inception.  We expect to continue to incur losses for the foreseeable future. The principal causes of our losses are likely to be personnel costs, working capital costs, research and development costs, intellectual property protection costs, brand development costs, marketing and promotion costs, and the lack of any significant revenue stream for the foreseeable future.  We may never achieve profitability.

Our independent registered public accounting firm has included an explanatory paragraph with respect to our ability to continue as a going concern in its report on our consolidated financial statements for the period ended December 31, 2015.

Our independent registered public accounting firm has included an explanatory paragraph with respect to our ability to continue as a going concern in its report on our consolidated financial statements for the period ended December 31, 2015. The presence of the going concern explanatory paragraph may have an adverse impact on our relationship with third parties with whom we do business, including our customers, vendors and employees and could make it challenging and difficult for us to raise additional debt or equity financing to the extent needed, all of which could have a material adverse impact on our business, results of operations, financial condition and prospects.

Raising additional capital and carrying out further acquisitions may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or products.

We will likely seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect stockholder rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends.

If we raise or expend additional funds through strategic partnerships, acquisitions, alliances and/or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies or products, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.

We are subject to the following factors that may negatively affect our operating results:

●	the announcement or introduction of new products by our competitors;
●	our ability to upgrade and develop our systems and infrastructure to accommodate growth;
●	our ability to attract and retain key personnel in a timely and cost effective manner;
●	technical difficulties;
●	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;
●	our ability to identify and enter into relationships with appropriate and qualified third-party providers such as Devicix, LLC for necessary testing, clinical trials and manufacturing services;
●	regulation by federal, state or local governments; and
●	general economic conditions, as well as economic conditions specific to the medical device and healthcare industries.

As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately.  As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material and adverse effect on our business, results of operations and financial condition.  Due to the foregoing factors, our quarterly revenues and operating results are difficult to forecast.

We may be unable to manage growth effectively.

 As we seek to advance our product candidates, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us.  We anticipate that a period of significant expansion will be required to address potential growth and to handle licensing and research activities.  This expansion will place a significant strain on our management, operational and financial resources.  To manage the expected growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and must establish a qualified finance, administrative and operations staff. As a public company, we will have to implement internal controls to comply with government mandated regulations.  Our management may be unable to hire, train, retain, motivate and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities.  Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition.

Risks Related to Development, Clinical Testing and Regulatory Approval of Our Products

Government regulation of our business is extensive and regulatory approvals are uncertain, expensive and time-consuming.

Our research, development, testing and clinical trials, manufacturing and marketing of most of our intended products are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and abroad.  The process of obtaining FDA and other required regulatory approvals for medical device products, including the potential for being required to engage in pre-clinical and clinical testing, is lengthy, expensive and uncertain.  There can be no assurance that, even after such time and expenditures, the Company will be able to obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products.  In addition, during the regulatory process, other companies may develop other technologies with the same intended use as our products.  Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown safety issues or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

The results of our clinical trials may not support our product claims or may result in the discovery of adverse side effects.

Even if the clinical trials that we may need to undertake are completed as planned, we cannot be certain that their results will support our product claims or that the FDA or foreign regulatory authorities will agree with our conclusions regarding the results of the trials.

The clinical trial process may fail to demonstrate that a product is safe and effective for the proposed indicated use, which could cause us to abandon a product and could delay development of other products.  Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize a product and generate revenue.

 It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product’s profile and not predicted or foreseen on the basis of prior experience.  Even if clinical trials are otherwise successful, we may be unable to develop a commercially viable product, treatment or therapy based on those trials.

Risks Related to Our Business and Industry

If our products and procedures do not gain market acceptance among physicians, patients and the medical community, we may be unable to generate significant revenues, if any.

Even if we obtain regulatory approval for our products, they may not gain market acceptance among physicians, healthcare payers, patients and the medical community. In particular, the U.S. government agency Center for Medicare/Medicaid Service or other private reimbursement agencies may decline to reimburse physicians and health care facilities whose patients are on Medicare or Medicaid or private insurance for use of our product, significantly reducing our potential market. Market acceptance will depend on our ability to demonstrate the benefits of our approved products in terms of safety, efficacy, convenience, ease of administration and cost effectiveness.  In addition, we believe market acceptance depends on the effectiveness of our marketing strategy, the pricing of our approved products and the reimbursement policies of government and third party payers with respect to our products.  Physicians may not utilize our approved products for a variety of reasons and patients may determine for any reason that our product is not useful to them.  If any of our approved products fail to achieve market acceptance, our ability to generate revenues will be limited.

The industry in which we plan to operate is highly competitive and there can be no assurances that we will be able to compete effectively.

We are engaged in a rapidly evolving industry.  Competition from other medical device companies and from other research and academic institutions is intense and expected to increase.  Many of these companies have substantially greater financial and other resources and development capabilities than we do, have substantially greater experience in undertaking pre-clinical and clinical testing of products, and are commonly regarded in the medical device industries as very aggressive competitors.  In addition to competing with universities and other research institutions in the development of products, technologies and processes, we compete with other companies in acquiring rights to products or technologies from universities.  There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing products and technologies that are more effective than those being developed by us and that would therefore render our products and technologies less competitive or even obsolete.

Third parties may claim that we infringe on their proprietary rights and may prevent us from commercializing and selling our products.

There has been substantial litigation in the medical device industry with respect to the manufacture, use and sale of new products.  These lawsuits often involve claims relating to the validity of patents supporting the new products and/or the validity and alleged infringement of patents or proprietary rights of third parties.  We may be required to defend against challenges to the validity of our patents and against claims relating to the alleged infringement of patent or proprietary rights of third parties.

Litigation initiated by a third party claiming patent invalidity or patent infringement could:

●	require us to incur substantial litigation expense, even if we are successful in the litigation;
●	require us to divert significant time and effort of our management;
●	result in the loss of our rights to develop, make or market our products; and
●	require us to pay substantial monetary damages or royalties in order to license proprietary rights from third parties or to satisfy judgments or to settle actual or threatened litigation.

Although patent and intellectual property disputes within the medical device industry have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include the long-term payment of royalties.

Furthermore, the required licenses may not be made available to us on acceptable terms.  Accordingly, an adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing and selling our products or increase our costs to market our products.

Healthcare policy changes, including the recently enacted legislation to reform the United States healthcare system, may have a material adverse effect on us.

In March 2010, President Obama signed into law the PPACA, which substantially changes the way healthcare is financed by both governmental and private insurers, encourages improvements in the quality of healthcare items and services, and significantly impacts the medical device industry. The PPACA includes, among other things, the following measures:

●	a 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions;
●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities and conduct comparative clinical effectiveness research;
●
new reporting and disclosure requirements on device manufacturers for any “transfer of value” made or distributed to physicians and teaching hospitals, as well as reporting of certain physician ownership interests;

●
payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models; and

●	an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

These provisions could meaningfully change the way healthcare is delivered and financed, and could have a material adverse impact on numerous aspects of our business.

In the future, there may continue to be additional proposals relating to the reform of the United States healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the amounts of reimbursement available for our products, and could limit the acceptance and availability of our products. The adoption of some or all of these proposals could have a material adverse effect on our business, results of operations and financial condition.

Additionally, initiatives sponsored by government agencies, legislative bodies and the private sector to limit the growth of healthcare costs, including price regulation and competitive pricing, are ongoing in markets where we do business. We could experience an adverse impact on our operating results due to increased pricing pressure in the United States and in other markets. Governments, hospitals and other third party payors could reduce the amount of approved reimbursement for our products or deny coverage altogether. Reductions in reimbursement levels or coverage or other cost-containment measures could adversely affect our future operating results.

We depend on key personnel.

We depend greatly on Dr. Scott M. W. Haufe, a member of the board of directors and the co-founder of Debride, Jarrett Gorlin, our Chief Executive Officer, and a member of the board of directors and Patrick Kullmann, our President and Chief Operating Officer, among others.  Our success will depend, in part, upon our ability to attract and retain additional skilled personnel, which will require substantial additional funds.  There can be no assurance that we will be able to find, attract and retain additional qualified employees, directors, and advisors having the skills necessary to operate, develop and grow our business.  Our inability to hire qualified personnel, the loss of services of Dr. Haufe, Mr. Gorlin or Mr. Kullmann, or the loss of services of other executive officers, key employees, or advisors that may be hired in the future, may have a material and adverse effect on our business.  We currently do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees.

In the future, we could experience difficulties attracting and retaining qualified employees. Competition for qualified personnel in the medical products field is intense. We may need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms or at all.

In addition, we may enter into arrangements with consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy.

Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

If we are unable to hire qualified personnel, our business and financial condition may suffer.

Our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. In this regard, we have limited resources and as such we may not able to provide an employee with the same amount of compensation that he or she would likely receive at a larger company and as a result we may face difficulty in finding qualified employees.  The inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on our ability to conduct our business and as such can impair our operations.

If we obtain approval to commercialize our products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.

If our products are approved for commercialization outside the United States, we will likely seek to enter into agreements with third parties to market our products outside the United States. We expect that we will be subject to additional risks related to entering into or maintaining international business relationships, including:

●	different regulatory requirements for medical devices or treatments in foreign countries;
●	lack of adequate reimbursement for the use of our product;
●	differing United States and foreign import and export rules;
●	reduced protection for intellectual property rights in foreign countries;
●	unexpected changes in tariffs, trade barriers and regulatory requirements;
●	economic weakness, including inflation, or political instability in particular foreign economies and markets;
●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
●	foreign taxes, including withholding of payroll taxes;
●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;
●	workforce uncertainty in countries where labor unrest is more common than in the United States;
●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;
●	potential liability resulting from development work conducted by these distributors; and
●	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from our products.
If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

We face substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.

Our future success depends on our ability to demonstrate and maintain a competitive advantage with respect to the design, development and commercialization of new and novel products.

Our competitors may succeed in developing competing products before we do for the same indications that we are pursuing, obtaining regulatory approval for products or gaining acceptance for the same markets that we are targeting. If we are not "first to market" with one of our products, our competitive position could be compromised because it may be more difficult for us to obtain marketing approval for that product and successfully market that product as a second competitor.

Many of our competitors have substantially greater commercial infrastructures and financial, technical and personnel resources than we have. We will not be able to compete successfully unless we successfully:

●	design and develop products that are superior to other products in the market;
●	attract qualified scientific, medical, sales and marketing and commercial personnel;
●	obtain patent and/or other proprietary protection for our processes and products;
●	obtain required regulatory approvals; and
●	collaborate with others in the design, development and commercialization of new products.

Established competitors may invest heavily to quickly discover and develop novel treatments that could make our products obsolete. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

If our future employees or third parties with whom we contract commit fraud or other misconduct, including noncompliance with regulatory standards and requirements, our business may experience serious adverse consequences.

We are exposed to the risk of employee or third party fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with manufacturing standards we have established, to comply with federal and state health-care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any products.

We face an inherent risk of product liability as a result of any clinical testing of our products and will face an even greater risk if we commercialize any products. We may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale.

Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our products or products that we may develop;
●	injury to our reputation;

●	withdrawal of clinical trial participants;
●	costs to defend the related litigation;
●	a diversion of management's time and our resources;
●	substantial monetary awards to trial participants or patients;
●	product recalls, withdrawals or labeling, marketing or promotional restrictions;
●	loss of revenue;
●	the inability to commercialize our products; and
●	a decline in our stock price.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We currently do not maintain product liability insurance because it is generally expensive, and in light of our developmental stage we do not believe it is cost effective to obtain at this time. Since we commenced sales, we secured product liability insurance; however, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities, if at all.  If we are the subject of a successful product liability claim that exceeds the limits of any insurance coverage we obtain, we would incur substantial charges that would adversely affect our earnings and require the commitment of capital resources that might otherwise be available for the development and commercial launch of our products.

We may not be able to secure adequate clinical trial liability insurance for all of our products and a successful clinical trial liability claim against us could have an adverse effect on our financial condition even with such insurance coverage.

Our business will expose us to potential liability that results from risks associated with conducting clinical trials of our products. There is no guarantee that we will be able to procure clinical trial liability insurance at favorable rates, if at all, and even if procured that we will procure adequate coverage to satisfy any liability we may incur. A successful clinical trial liability claim, if any, brought against us could have a material adverse effect on our business, prospects, financial condition and results of operations even though clinical trial insurance is successfully maintained or obtained. The current and planned insurance coverages may only mitigate a small portion of a substantial claim against us.

Our relationships with customers and third-party payors in the United States and elsewhere will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable federal, state and foreign healthcare laws and regulations include the following:

●
the federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid;

●
the federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

●
the federal Health Insurance Portability and Accountability Act of 1996, or HIPPA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program. HIPAA and HITECH also regulate the use and disclosure of identifiable health information by health care providers, health plans and health care clearinghouses, and also impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of identifiable health information as well as requiring notification of regulatory breaches. HIPAA and HITECH violations may prompt civil and criminal enforcement actions as well as enforcement by state attorneys general;

●
the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

●
the federal transparency requirements under the Health Care Reform Law requires manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

●
analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; and

●	analogous anti-kickback, fraud and abuse and healthcare laws and regulations in foreign countries.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Risks Related to Commercialization of Our Products

If, in the future, we are unable to establish our own sales, marketing and distribution capabilities or enter into licensing or collaboration agreements for these purposes, we may not be successful in commercializing our products.

We currently have a relatively small number of employees and do not have a sales or marketing infrastructure, and we, do not have any significant sales, marketing or distribution experience. We intend to be opportunistic in seeking to either build our own commercial infrastructure to commercialize our products if and when they are approved, or enter into licensing or collaboration agreements to assist in the future development and commercialization of such products.

If we choose to develop internal sales, distribution and marketing capabilities, we will likely have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that any product will be approved. For products for which we decide to perform sales, marketing and distribution functions ourselves, we could face a number of additional risks, including:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
●	the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to utilize our procedures;
●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Where and when appropriate, we may elect to utilize contract sales forces or strategic partners to assist in the commercialization of our products. If we enter into arrangements with third parties to perform sales, marketing and distribution services for our products, the resulting revenues or the profitability from these revenues to us are likely to be lower than if we had sold, marketed and distributed our products ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell, market and distribute our products or may be unable to do so on terms that are favorable to us. We likely will have limited control over such third parties, and any of these third parties may fail to devote the necessary resources and attention to sell, market and distribute our products effectively.

If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

Risks Related to Acquisitions

We may be unable to identify, acquire, close or integrate acquisition targets successfully.

A substantial part of our business strategy includes acquiring and integrating complementary businesses, products, technologies or other assets, and forming strategic alliances, joint ventures and other business combinations, to help drive future growth. We may also in-license new products. Acquisitions or similar arrangements may be complex, time consuming and expensive. In some cases, we move very rapidly to negotiate and consummate the transaction, once we identify the acquisition target. We may not consummate some negotiations for acquisitions or other arrangements, which could result in significant diversion of management and other employee time, as well as substantial out-of-pocket costs. In addition, there are a number of risks and uncertainties relating to our closing transactions. If such transactions are not completed for any reason, we will be subject to several risks, including the following: (i) the market price of our common shares may reflect a market assumption that such transactions will occur, and a failure to complete such transactions could result in a negative perception by the market of us generally and a decline in the market price of our common shares; and (ii) many costs relating to the such transactions may be payable by us whether or not such transactions are completed.

If an acquisition is consummated (such as our acquisition of Streamline, Inc.), the integration of the acquired business, product or other assets into our Company may also be complex and time-consuming and, if such businesses, products and assets are not successfully integrated, we may not achieve the anticipated benefits, cost-savings or growth opportunities. Potential difficulties that may be encountered in the integration process include the following:

●	integrating personnel, operations and systems, while maintaining focus on selling and promoting existing and newly-acquired products;

●	coordinating geographically dispersed organizations;

●	distracting management and employees from operations;

●	retaining existing customers and attracting new customers;

●	maintaining the business relationships the acquired company has established, including with healthcare providers; and

●	managing inefficiencies associated with integrating the operations of the Company.

We have incurred, and may incur in the future, restructuring and integration costs and a number of non-recurring transaction costs associated with these acquisitions, combining the operations of the Company and the acquired company and achieving desired synergies. These fees and costs may be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of the Company and the acquired company. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the acquired business, will offset the incremental transaction-related costs over time. Therefore, any net benefit may not be achieved in the near term, the long term or at all.

These acquisitions and other arrangements, even if successfully integrated, may fail to further our business strategy as anticipated or to achieve anticipated benefits and success, expose us to increased competition or challenges with respect to our products or geographic markets, and expose us to additional liabilities associated with an acquired business, product, technology or other asset or arrangement. Any one of these challenges or risks could impair our ability to realize any benefit from our acquisition or arrangement after we have expended resources on them.

Our strategic acquisitions, investments or alliances may not be successful.

As part of our strategy to increase revenue growth, we seek to supplement our internal growth through strategic acquisitions, investments and alliances. Such transactions are inherently risky. The success of any acquisition, investment or alliance may be affected by a number of factors, including our ability to properly assess and value the potential business opportunity or to successfully integrate any business we may acquire into our existing business. There can be no assurance that any past or future transaction will be successful.

Our future growth is dependent upon the development or acquisition of new products, and there can be no assurance that such products will be developed.

A significant element of our strategy is to increase revenue growth by focusing on products that deliver greater benefits to physicians, healthcare payers, patients and the medical community. The development or acquisition of these products may require significant research and development, clinical trials and regulatory approvals. The results of our product development efforts may be affected by a number of factors, including our ability to innovate, develop and manufacture new products, complete clinical trials, obtain regulatory approvals and reimbursement in the United States and abroad, or gain and maintain market approval of our products. In addition, patents attained by others can preclude or delay our commercialization of a product. There can be no assurance that any products now in development or that we may seek to develop in the future will achieve technological feasibility, obtain regulatory approval or gain market acceptance.

Risks Related to Our Dependence on Third Parties

We are dependent on contract research organizations and other contractors to assist in our clinical testing and for certain research and development activities, thus, the timing and adequacy of our clinical trials and such research activities are, to a certain extent, beyond our control.

The nature of clinical trials and our business strategy will likely require us to rely on contract research organizations, independent clinical investigators and other third party service providers to assist us with clinical testing and certain research and development activities. Our success is dependent upon the success of these outside parties in performing their responsibilities. Although we believe our contractors are economically motivated to perform on their contractual obligations, we cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by our contractors. If our contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our products could be delayed.

If the third parties on which we may need to rely to conduct any clinical trials and to assist us with pre-clinical development or other key steps do not perform as contractually required or expected, we may not be able to obtain regulatory clearance or approval for or commercialize our product.

We do not have (and do not expect to develop) the independent ability to independently conduct pre-clinical and clinical trials for our products and to the extent we will need to conduct such trials, we will likely need to rely on third-parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct such trials.  We also do not have (and do not expect to develop) the independent ability to manufacture our proposed products, and will therefore need to rely on third parties such as contract manufacturing organizations.  If these various third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, or if the quality or accuracy of the data they obtain or the quality of the products they produce for us is compromised due to the failure to adhere to our clinical or manufacturing protocols or regulatory requirements or for any other reasons, we may have difficulty replacing them with other qualified third-party providers of the necessary services or products and in the meantime, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory clearance or approval for, or successfully commercialize, a product on a timely basis, if at all.  As such, our business, operating results and prospects may be adversely affected and may even fail entirely.  Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their (or our) control.

We rely on third parties to manufacture our products and as a result we may not be able to control our product development.

We do not currently own or operate any manufacturing facilities, and we lack sufficient internal staff to produce clinical and preclinical product supplies ourselves. As a result, we are working with a third-party contract manufacturer to produce sufficient quantities of our products for future clinical trials, preclinical testing and commercialization.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control (including a failure to manufacture our products in accordance with our product specifications) and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. We will be dependent on the ability of these third-party manufacturers to produce adequate supplies of medical products to support our clinical development programs and future commercialization of our products. In addition, the FDA and other regulatory authorities require that our products be manufactured according to current good manufacturing practices and similar foreign standards. Any failure by our third-party manufacturer to comply with cGMP or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of products in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our products. In addition, such failure could be the basis for action by the FDA to withdraw approvals for products previously granted to us and for other regulatory action, including recall or seizure, fines, imposition of operating restrictions, total or partial suspension of production or injunctions.

We have limited staffing and rely on our third party manufacturer to purchase from third-party suppliers the materials necessary to produce our products. There are a limited number of suppliers for certain capital equipment and materials that we use to manufacture our products. Such suppliers may not sell these materials to our manufacturer at the times we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these materials by our third party manufacturer. If our manufacturer or we are unable to purchase these materials after regulatory approval has been obtained for our products, the commercial launch of our products would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our products.

In addition, our manufacturer may not be able to manufacture our products at a cost or in quantities or in a timely manner necessary to develop and commercialize them. If we successfully commercialize the DenerveX or any of our products, we may be required to establish or access large-scale commercial manufacturing capabilities. In addition, as our development pipeline increases and matures, we may have a greater need for clinical trial and commercial manufacturing capacity. To meet our projected needs for commercial manufacturing the third party with whom we currently work will need to increase its scale of production or we will need to secure an alternate supplier.

We may not be successful in establishing and maintaining strategic partnerships, which could adversely affect our ability to develop and commercialize products.

We may seek to enter into strategic partnerships in the future, including alliances with other healthcare companies, to enhance and accelerate the development and commercialization of our products. We face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for any future products and programs because our research and development pipeline may be insufficient, our products and programs may be deemed to be at too early of a stage of development for collaborative effort and/or third parties may not view our products and programs as having the requisite potential to demonstrate safety and efficacy. Even if we are successful in our efforts to establish strategic partnerships, the terms that we agree upon may not be favorable to us and we may not be able to maintain such strategic partnerships if, for example, development or approval of a product is delayed or sales of an approved product are disappointing.

If we ultimately determine that entering into strategic partnerships is in our best interest but either fail to enter into, are delayed in entering into or fail to maintain such strategic partnerships:

●	the development of certain of our current or future products may be terminated or delayed;
●	our cash expenditures related to development of certain of our current or future products would increase significantly and we may need to seek additional financing;
●	we may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which we have not budgeted;
●	we will bear all of the risk related to the development of any such products; and
●	the competitiveness of any product that is commercialized could be reduced.

Risks Related to Our Intellectual Property Rights

We could be unsuccessful in obtaining adequate patent protection for one or more of our products.

We cannot be certain that our patents will not later be found to be invalid and/or unenforceable or that any new patents that we seek to obtain will be issued or granted. The patent position of medical products companies is generally uncertain because it involves complex legal and factual considerations. The standards applied by the United States Patent and Trademark Office and foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in medical product patents. Consequently, patents may not issue from our pending patent applications. As such, we do not know the degree of future protection that we will have on our proprietary products and technology.

We have obtained a patent with respect to our technology both domestically and internationally and anticipate potentially filing multiple patent applications, in the future.  While we believe that we will be able to secure adequate and enforceable patent protection for our products and technologies, there is no guarantee that patent protection can be obtained, and even if it is obtained that such patent protection will ultimately be deemed valid, sufficiently enforceable, sufficient to preclude competition or not infringe upon the rights of other parties.

Our commercial success may depend in part on our ability to obtain additional patents and protect our existing patent position as well as our ability to maintain adequate protection of other intellectual property for our technologies, products, and any future products in the United States and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any market exclusivity related competitive advantage we may have, which could harm our business and ability to achieve profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries.

Issued patents covering one or more of our products could be found invalid or unenforceable if challenged in court.

If we were to initiate legal proceedings against a third party to enforce a patent covering one of our products, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the U.S. Patent and Trademark Office, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our products. Such a loss of patent protection could have a material adverse impact on our business.

Claims that our products or the sale or use of our products infringe the patent rights of third parties could result in costly litigation or could require substantial time and money to resolve, even if litigation is avoided.

We cannot guarantee that our products or, the use of our products does not infringe any third party patents. Third parties might allege that we are infringing their patent rights or that we have misappropriated their trade secrets. Such third parties might resort to litigation against us. The basis of such litigation could be existing patents or patents that issue in the future. Our failure to successfully defend against any claims that our products infringe the rights of third parties could also adversely affect our business.

It is also possible that we failed to identify relevant patents or applications. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our products could have been filed by others without our knowledge.
Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our products or the use of our products.

In order to avoid or settle potential claims with respect to any patent rights of third parties, we may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or any future strategic partners were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing one or more of our products, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. This could harm our business significantly.

Defending against claims of patent infringement or misappropriation of trade secrets could be costly and time consuming, regardless of the outcome. Thus, even if we were to ultimately prevail, or to settle at an early stage, such litigation could burden us with substantial unanticipated costs. In addition, litigation or threatened litigation could result in significant demands on the time and attention of our management team, distracting them from the pursuit of other Company business.

Unfavorable outcomes in intellectual property litigation could limit our research and development activities and/or our ability to commercialize certain products.

If third parties successfully assert intellectual property rights against us, we might be barred from using certain aspects of our product technology, or we may be barred from developing and commercializing certain products. Prohibitions against using certain technologies, or prohibitions against commercializing certain products, could be imposed by a court or by a settlement agreement between us and a plaintiff. In addition, if we are unsuccessful in defending against allegations of patent infringement or misappropriation of trade secrets, we may be forced to pay substantial damage awards to the plaintiff. There is inevitable uncertainty in any litigation, including intellectual property litigation. There can be no assurance that we would prevail in any intellectual property litigation, even if the case against us is weak or flawed. If litigation leads to an outcome unfavorable to us, we may be required to obtain a license from the patent owner, in order to continue our research and development programs or to market our product(s). It is possible that the necessary license will not be available to us on commercially acceptable terms, or at all. This could limit our research and development activities, our ability to commercialize certain products, or both.

Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than we could. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations, or enter into strategic partnerships that would help us bring our products to market.

In addition, any future patent litigation, interference or other administrative proceedings will result in additional expense and distraction of our personnel. An adverse outcome in such litigation or proceedings may expose us or any future strategic partners to loss of our proprietary position, expose us to significant liabilities, or require us to seek licenses that may not be available on commercially acceptable terms, if at all.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.

In addition to patents, we rely on trade secrets, technical know-how, and proprietary information concerning our business strategy in order to protect our competitive position. In the course of our research and development activities and our business activities, we often rely on confidentiality agreements to protect our proprietary information. Such confidentiality agreements are used, for example, when we talk to manufacturers or clinical development services or potential strategic partners. In addition, each of our employees is required to sign a confidentiality agreement upon joining us. We take steps to protect our proprietary information, and our confidentiality agreements are carefully drafted to protect our proprietary interests. Nevertheless, there can be no guarantee that an employee or an outside party will not make an unauthorized disclosure of our proprietary confidential information. This might happen intentionally or inadvertently. It is possible that a competitor will make use of such information, and that our competitive position will be compromised, in spite of any legal action we might take against persons making such unauthorized disclosures.

Trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or outside scientific collaborators might intentionally or inadvertently disclose our trade secret information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States sometimes are less willing than U.S. courts to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.
Our research and development strategic partners may have rights to publish data and other information to which we have rights. In addition, we may engage individuals or entities to conduct research relevant to our business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. These contractual provisions may be insufficient or inadequate to protect our confidential information. If we do not apply for patent protection prior to such publication, or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

●	others may be able to make products that are the same as or similar to our products but that are not covered by the claims of the patents that we own or have exclusively licensed;

●	we or any future strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own;

●	we or any future strategic partners might not have been the first to file patent applications covering certain of our inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	issued patents that we own may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

●
our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable; and

●	the patents of others may have an adverse effect on our business.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other medical products companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the medical products industry involve both technological complexity and legal complexity. Therefore, obtaining and enforcing medical industry patents is costly, time-consuming and inherently uncertain. In addition, Congress may pass patent reform legislation. The Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Internationally, we may apply for patent protection relating to certain existing and proposed products and processes. While we will generally apply for patents in those countries where we intend to make, use or sell patented products, we may not accurately predict all of the countries where patent protection will ultimately be desirable. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. Furthermore, we cannot assure you that any of our patent applications (domestic or international) will be approved. The rights granted to us under our patents, including prospective rights sought in our pending patent applications, may not be meaningful or provide us with any commercial advantage and they could be opposed, contested or circumvented by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer the same or similar products or technologies. Competitors may be able to design around our patents or develop products that provide outcomes which are comparable to ours without infringing on our international intellectual property rights.  In the event of unauthorized use or disclosure or other breaches of such agreements, we may not be provided with meaningful protection for our trade secrets or other proprietary information. Due to differences between foreign and U.S. patent laws, our patented intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Even if patents are granted outside the United States, effective enforcement in those countries may not be available.  In countries where we do not have significant patent protection, we may not be able to stop a competitor from marketing products in such countries that are the same as or similar to our products. Moreover, we may not have sufficient resources or desire to defend our patents or trademarks against challenges or to enforce our intellectual property rights, especially if those rights are international in scope and venue.

Securities market risks

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our Common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition and could negatively affect our share price or result in fluctuations in the price or trading volume of our Common stock.  We cannot predict the potential impact of these periods of volatility on the price of our Common stock. The Company cannot assure you that the market price of our Common stock will not fluctuate or decline significantly in the future.

If our Common stock is delisted from NASDAQ the Company would be subject to the risks relating to penny stocks.

If our Common stock were to be delisted from trading on the NASDAQ Capital Market and the trading price of the Common stock were below $5.00 per share on the date the Common stock were delisted, trading in our Common stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. These additional requirements may discourage broker-dealers from effecting transactions in securities that are classified as penny stocks, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell such securities in the secondary market. A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

If we need additional capital to fund the growth of our operations, and cannot obtain sufficient capital, we may be forced to limit the scope of our operations.

As we implement our growth strategies, we may experience increased capital needs. We may not, however, have sufficient capital to fund our future operations without additional capital investments. If adequate additional financing is not available on reasonable terms or at all, we may not be able to carry out our corporate strategy and we would be forced to modify our business plans (e.g., limit our expansion, limit our marketing efforts and/or decrease or eliminate capital expenditures), any of which may adversely affect our financial condition, results of operations and cash flow. Such reduction could materially adversely affect our business and our ability to compete.

Our capital needs will depend on numerous factors, including, without limitation, (i) our profitability or lack thereof, (ii) our ability to respond to a release of competitive products by our competitors, and (iii) the amount of our capital expenditures, including acquisitions. Moreover, the costs involved may exceed those originally contemplated. Cost savings and other economic benefits expected may not materialize as a result of any cost overruns or changes in market circumstances. Failure to obtain intended economic benefits could adversely affect our business, financial condition and operating performances.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and our stock may not appreciate in value.

We have not declared or paid cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. There is no guarantee that shares of our Common stock will appreciate in value or that the price at which our stockholders have purchased their shares will be able to be maintained.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.

The trading market for our Common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price and volume to decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders.  We are authorized to issue an aggregate of 49,500,000 shares of common stock and 500,000 shares of “blank check” preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.  The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise or conversion prices) below the price an investor paid for stock.

An aggregate of 2,679,168 shares of common stock underlying certain of our warrants are being registered in this registration statement.  Upon exercise of these warrants, you will experience dilution.  As of June 16, 2016, we have 12,855,803 shares of common stock outstanding.  Assuming full exercise of these warrants, the number of shares of our common stock outstanding will increase by 2,679,168. Thus, assuming full exercise of the warrants, the number of shares of common stock outstanding post-offering will be 15,534,971.

You could lose all of your investment.

An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

Our Board of Directors is authorized to issue up to 500,000 shares of preferred stock with powers, rights and preferences designated by it.  See “Preferred Stock” in the section of this prospectus titled “Description of Securities.” Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company.  The ability of the Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means.  Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause.  Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change were to be favorable to stockholders generally.

Offers or availability for sale of a substantial number of shares of our common stock, for example, in connection with the 2,499,623 shares registered for resale herein, may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including upon the expiration of any statutory holding period under Rule 144 or registration for resale, or issued upon the conversion of preferred stock or exercise of warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  As of June 16, 2016, we have 12,855,803 shares of common stock issued and outstanding. Following the effectiveness of the registration statement of which these prospectuses form a part and full exercise of the warrants to purchase up to shares held by the selling stockholders, 2,499,623 shares will be immediately available for resale. Even though the holders of the warrants may not exercise the warrants if they would own more than 9.99% or 4.99%, as applicable, of the then-outstanding common stock, this restriction does not prevent these holders from selling some of their holdings and then exercising the warrants for additional shares. In this way, the selling stockholders could sell more than these limits while never holding more than those limits.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

The Company may utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for the Company.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  The Company may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company. The Company does not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.   In addition, investors in the Company may, from time to time, also take steps to encourage investor awareness through similar activities that may be undertaken at the expense of the investors.  Investor awareness activities may also be suspended or discontinued which may impact the trading market our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  We and our shareholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of our common stock publicly available for resale. The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” within this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

All forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any immediate proceeds from the shares underlying our Series A Warrants being registered hereby. Assuming the exercise of all Series A Warrants, at an exercise price of $3.00 per shares, we would expect to receive proceeds of $4,173,915.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends in the foreseeable future on our common stock.  We may enter into debt arrangements in the future that also prohibit or restrict our ability to declare or pay cash dividends on our common stock.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

 Market information

Our Common stock is traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “MDVX.”

The following table sets forth the high and low last reported sales prices of our Common stock for each quarterly period to date during 2015:

2016	High	Low
First Quarter	$1.70	$0.85

2015(1)	High	Low
Fourth quarter	$4.23	$3.46
Third quarter	4.00	3.85
Second quarter	2.40	2.25
First quarter	1.10	0.9504

On June 16, 2016, the Company’s Common stock closed on NASDAQ at $1.89 per share.

As of June 16, 2016, there were 207 stockholders of record of our common stock.

(1)	The Company began trading on the NASDAQ Capital Market on February 2, 2015.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of March 31, 2016, we have granted an aggregate of 594,900 options to purchase common stock under the Company’s 2013 Stock Option Incentive Plan at a weighted average price of $2.87 per share to certain employees, consultants and our outside directors. Further reference is made to the information contained in the Equity Compensation Plan table contained in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion should be read in conjunction with the other sections of this prospectus, including “Risk Factors,” “Description of Business” and the Financial Statements attached hereto pursuant and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Forward-Looking Statements.” Our actual results may differ materially. All amounts in this discussion are in thousands, except for share and per share data.

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with (i) our unaudited interim condensed consolidated financial statements and related notes for the three months ended March 31, 2016 and 2015 (ii) audited financial statements for the fiscal years ended December 31, 2015 and 2014 and the notes thereto and (iii) the section entitled “Business,” included elsewhere in this prospectus. Our condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

PLAN OF OPERATIONS

The goal of the Company is to obtain, develop and commercialize various intellectual property rights (patents, patent applications, knowhow, etc.) in the medical technology area, with particular focus on the development of medical devices. We intend to leverage the extensive experience of our board of directors and management team in the medical industry to seek out product candidates for licensing, acquisition or development.

Financing Efforts

On April 29, 2016, the Company entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) with selected accredited investors (each an “Investor” and collectively, the “Investors”). Pursuant to the terms of the Unit Purchase Agreement, the Company had the right to sell in a private placement (the “Offering”) a minimum of $1,000,000 and up to a maximum of $2,000,000 of units (each a “Unit” and collectively, the “Units”).  Each Unit had a purchase price of $100,000 and consists of (i) 86,957 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $1.15 per share,  the trading price of the common stock was $1.28 on April 29, 2019, and (ii) a warrant to purchase 43,478 shares of Common Stock (each, a “Warrant” and together with the Units, the Common Stock and the Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”)). Each Warrant has an initial exercise price of $1.30 per share, subject to adjustment (the “Exercise Price”), and is initially exercisable six months following the date of issuance for a period of five (5) years from the date of issuance. The final closing constituted the completion of the Offering, which, in the aggregate, yielded $1,398,033.50 in gross proceeds to the Company and a total of 1,211,760 shares and warrants to purchase 605,880 shares to Investors. The shares of common stock sold as parts of the Units, including shares underlying the warrants in the Units are a part of the subject of this registration statement.

 Results of Operations

Three Months Ended March 31, 2016 Compared to the Three Months Ended March 31, 2015

	Three Months Ended March 31,
	2016	2015

Revenues	$--	$--

Operating Expenses
General and administrative	1,130,711	1,149,723
Sales and marketing	21,272	--
Research and development	189,283	304,719
Depreciation and amortization	144,170	--
Total Operating Expenses	1,485,436	1,454,442

Operating Loss	(1,485,436)	(1,454,442)

Other Expenses
Interest Expense	346,850	--
Total Other Expenses	346,850	--
Net Loss	$(1,832,286)	$(1,454,442)

Total operating expenses increased approximately $31,000, or 3%, to approximately $1,485,000 for the three months ended March 31, 2016, as compared to approximately $1,454,000 for the three months ended March 31, 2015. The increase in expenses is primarily the result of additional stock option expenses in the first quarter of 2016 as compared to the three months ended March 31, 2015. Additionally, the increase is attributable to the amortization of intangible assets acquired from Streamline. The decrease in professional expenses as compared to the prior year is due primarily to expenses we incurred as part of the consummation of the acquisition of Streamline as well as a decrease in certain consulting expenses. We continued to incur similar Product development costs associated with the DenerveX device as well as costs incurred related to being a public entity.  We incurred approximately $374,000 in interest expense for the three months ended March 31, 2016, and did not occur any interest expense for the three months ended March 31, 2015.  The increase in interest expense is primarily related to debt conversion costs.

Liquidity and Capital Resources

Sources of Liquidity

To date our operations have been funded with the issuance of debt and equity. On November 9, 2015, we issued a convertible promissory note to Steve Gorlin, a related party, for up to $2,000,000, the principal to be advanced in two installments. We received $970,000 in cash and the reduction in obligation of $30,000 in directors’ fees on November 9, 2015. This $1,000,000 in debt was subsequently converted into equity in January 2016, ultimately in exchange for 552,041 shares of common stock. On March 1, 2016, the Board of Directors approved extending the date for the second installment of $1,000,000 to November 1, 2016. The debt presented on our March 31, 2016 balance sheet is comprised of two promissory notes issued by Streamline prior to our acquisition of that entity in March 2015 and a finance agreement for the Company’s annual D&O insurance premium. The two notes total approximately $208,000 at March 31, 2016, and the finance agreement totals approximately $51,000 at March 31, 2016. Payments on the finance agreement are due in equal quarterly installments. Our equity funding stems from both the private sale of common stock and an initial public offering of common stock.  Net of transaction costs, we raised approximately $6,732,000 in the initial public offering in December 2014, and approximately $1,084,000 from the exercise of the underwriter’s overallotment in January 2015. In April 2016 the Company raised approximately $1,167,000 in net proceeds upon the closing of a private placement of common stock.  Since we believe that the likelihood of obtaining traditional debt financing at our stage of development is low, our source of funds in the foreseeable future will likely be from the sale of capital stock or some type of structured capital arrangement involving a combination of debt with an equity component.

Working Capital
	March 31, 2016	December 31, 2015
Current Assets	$629,000	$1,775,000
Current Liabilities	538,000	590,000
Working Capital	$91,000	$1,185,000

Cash Flows

Cash activity for the three months ended March, 2016 and 2015 is summarized as follows:

	Three Months Ended March 31,
	2016	2015
Cash used in operating activities	$(1,055,000)	$(1,239,000)
Cash used in investing activities	(3,000)	(1,500,000)
Cash (used in) provided by financing activities	(40,000)	1,084,000
Net decrease in cash and cash equivalents	$(1,098,000)	$(1,655,000)

For the three months ended March 31, 2016 and 2015, the Company has used approximately $1,055,000, and $1,239,000, respectively, for operating activities. As of March 31, 2016, the Company had approximately $471,000 of cash on hand.

Funding Requirements

While the DenerveX product is in the final stages of development and testing, we anticipate our cash expenditures will continue to increase as we complete the Device Verification (DV) build and testing of product for the DenerveX device and commencement of the Good Laboratory Practice (GLP) in live tissue testing on our path to submitting for CE mark and eventual FDA approval. Additionally, we anticipate an increase in expenditures of cash to support both a European clinical study to obtain additional clinical data to support marketing goals and to pursue a strategy for an anticipated U.S. clinical trial for eventual U.S. FDA clearance and to support our launch for the product into the European Union.

To the extent our available cash is insufficient to satisfy our long-term operating requirements, we will need to seek additional sources of funds from the sale of equity or debt securities or through a credit facility, or we will need to modify our current business plan. There can be no assurances that we will be able to obtain additional financing on commercially reasonable terms, if at all. The sale of additional equity or convertible debt securities would likely result in dilution to our current stockholders.

Contractual Obligations and Commercial Commitments

The Company has long term contractual obligations for the two promissory notes issued to the Bank of North Dakota New Venture Capital Program and North Dakota Development Fund. Both of the Bank of North Dakota New Venture Capital Program and North Dakota Development Fund notes were assumed in conjunction with the consummation of the Streamline acquisition on March 25, 2015, and require combined monthly payments of $5,661 into the third quarter of 2019. The Company has a commercial building lease agreement with Sugar Oak Kimball Royal, LLC for rent and utility costs for building space at a cost of approximately $3,000 per month through July 2018.

The Company does not have any other long term contractual obligations. The Company currently reimburses its CEO, Jarrett Gorlin, for the lease of executive office space at a cost of $1,800 per month, which it believes is at fair market value. The Company also has one consulting agreement with a monthly payment of $5,000 which either party can cancel with 30 days’ notice. We have employment agreements with each of our executive officers that commit us to a six month severance and benefits package if those employees separate under certain conditions, including a change in control of the Company.

For the Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

The following table sets forth our results of operation for the years ended December 31:

	2015	2014
Revenues	$33,045	$--
Cost of Goods Sold	25,383	--
Gross Profit	7,662	--

Operating expenses:
General and administrative	5,000,727	1,913,648
Sales and marketing	102,436	--
Research and development	940,179	1,020,703
Depreciation and amortization	433,098	2,681
Total operating expenses	6,476,440	2,937,032

Operating loss	(6,468,778)	(2,937,032)

Other expenses:
Interest expense	54,299	--
Total other expenses	54,299	--

Net loss	$(6,523,077)	$(2,937,032)

 Revenue and Cost of Sales

The Company’s first sales of the Streamline ISS IV poles occurred in December 2015.  Customers place purchase orders for the IV Poles directly with the Company, which the Company subsequently places the order with Comdel to manufacture and assemble the IV Poles. Cost of sales as a percentage of revenue was approximately 75%. The Company expects cost of sales as a percentage of revenue to decrease as older inventory levels are depleted and sales of the IV Poles increase.

Operating Expenses

We classify our operating expenses into four categories: research & development, sales & marketing, general & administrative expense and depreciation and amortization expense.

Research and Development Costs and Expenses

Research and development costs and expenses consist primarily of fees paid to external service providers, laboratory supplies, costs for facilities and equipment, and other costs for research and development activities. Research and development expenses are recorded in operating expenses in the period in which they are incurred. Estimates have been used in determining the expense liability of certain costs where services have been performed but not yet invoiced. We monitor levels of performance under each significant contract for external service providers, including the extent of patient enrollment and other activities through communications with the service providers to reflect the actual amount expended.

General and Administrative Expenses

During 2015, the Company paid approximately $1,390,000 in personnel costs, compared to approximately $823,000 in 2014. Professional fees were approximately $2,552,000 in 2015 and $1,097,000 in 2014 which was primarily a result of professional costs related to the development of the DenerveX device and the acquisition of Streamline in 2015. Travel expenses were approximately $295,000 during 2015 and $164,000 in 2014.

We anticipate that our general and administrative expenses will continue at a comparable rate in the future to support clinical trials, commercialization of our product candidate and increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, lawyers and accountants, among other expenses.

Additionally, we anticipate continued costs associated with being a public company including expenses related to services associated with maintaining compliance with exchange listing and Securities and Exchange Commission requirements, insurance, and investor relations costs.

Sales & Marketing Expenses

During 2015, the Company paid approximately $102,000 in sales and marketing expenses compared to $1,000 in 2014. Sales and marketing expense consists primarily of fees paid to vendors for tradeshows and consultants in correlation with the pre-launch of the DenerveX in Europe.

Depreciation & Amortization

Depreciation and amortization expense are recorded in the period in which they are incurred.  During 2015, the Company recognized approximately $6,700 in depreciation expense, compared to approximately $2,600 in 2014.  During 2015, the Company recognized approximately $427,000 in amortization expense.  The Company did not recognize any amortization expense in 2014. The significant increase in amortization expense in 2015 compared to 2014 is a result of amortizing the intangible assets acquired in the Streamline acquisition.

Liquidity and Capital Resources

Since our inception, we have incurred losses and anticipate that we will continue to incur losses in the foreseeable future.

We expect our research and development, general and administrative and sales and marketing expenses will grow and, as a result, we will need to generate significant net sales to achieve profitability.

Our independent registered public accounting firm has included an explanatory paragraph with respect to our ability to continue as a going concern in its report on our consolidated financial statements as of and for the years ended December 31, 2015 and 2014. The presence of the going concern explanatory paragraph may suggest that we may not have sufficient liquidity or minimum cash levels to operate the business.

Sources of Liquidity

Debt
On November 9, 2015, we issued a convertible promissory note to Steve Gorlin, a related party, for up to $2,000,000, the principal to be advanced in two installments. We received $970,000 in cash and the reduction in obligation of $30,000 in directors fees on November 9, 2015, This debt was subsequently converted into equity in January 2016, ultimately in exchange for 552,041 shares of common stock. On March 1, 2016, the Board of Directors approved extending the date for the second installment of $1,000,0000 to November 1, 2016.

In addition to the convertible promissory note, the debt presented on our December 31, 2015 balance sheet is comprised of two promissory notes issued by Streamline prior to our acquisition of that entity in March 2015 and a finance agreement for the Company’s annual D&O insurance premium.  The 2 notes, total approximately $223,000, andthe finance agreement totals approximately $76,000. Payments are due in equal quarterly installments.

Equity
We have received funding through the  private sale of common stock and an initial public offering of common stock. Net of transaction costs, we raised approximately $6,732,000 in the initial public offering in December 2014, and approximately $1,084,000 from the exercise of the underwriter’s overallotment in January 2015. The Company is exploring other fundraising options for 2016, however, since we believe that the likelihood of obtaining traditional debt financing at our stage of development is low, our source of funds in the foreseeable future will likely be from the sale of capital stock or some type of structured capital arrangement involving either equity or a combination of debt with an equity component.

In March 2016, we commenced a private offering of up to $2 Million of Units, consisting of one share of our common stock and a Warrant exercisable for one share of our common stock (“the Unit Warrant.”)  We raised $ 1,398,033.50 from the sale of our Units.

Cash Flows

Net cash used in operating activities was approximately $6,002,000 during the year ended December 31, 2015, compared to approximately $2,760,000 in 2014. Net cash used in investing activities was approximately $1,159,000 during the year ended December 31, 2015, compared to approximately $24,000 in 2014.  Net cash provided by financing activities was approximately $2,047,000 during the year ended December 31, 2015, compared to approximately $6,862,000 in 2014.

The Company had $1,570,167 and $6,684,576 of cash on hand at December 31, 2015 and 2014, respectively.  The significant increase in cash expenditures in 2015 compared to 2014 is the result of increased research and development expenditures related the Denervex device as well as acquisition and capital commitment costs associated with the consummation of the Streamline acquisition.

Funding Requirements

We anticipate our cash expenditures will increase as we develop the DenerveX product, especially if the FDA requires a de novo regulatory path, as opposed to 510(k) approval. We also anticipate an increase in cash expenditures due to the additional costs associated with being a public entity, and for funding the working capital needs of the ISS as we attempt to introduce it to the marketplace.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which we have prepared in accordance with United States generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those described in greater detail below.

We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our consolidated financial statements included elsewhere in this report, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial condition and results of operations.

Controls and Procedures

We have taken certain measures in an effort to address the lack of segregation of duties within the accounting functions inherent in a small company.  We hired a controller to perform certain accounting and reporting functions, and we also added John C. Thomas, Jr. to our board of directors in April 2014 as our financial expert and chair of the Audit Committee. Mr. Thomas is a certified public accountant with over 24 years of experience as a chief financial officer for public and private companies.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Valuation allowances have been established as it is more likely than not that the deferred tax assets will not be realized.

We file income tax returns in the U.S. federal jurisdiction and certain state jurisdictions. The tax years that could be subject to audit are 2013, 2014 and 2015.

We have sustained losses since inception which has generally resulted in a zero percent effective tax rate; in addition we have not incurred any interest or penalties. Our policy is to recognize interest and penalties accrued on tax matters as a component of income tax expense.

BUSINESS
General

Overview

MedoveX was incorporated in Nevada on July 30, 2013 as Spinez Corp. MedoveX is the parent company of Debride Inc., (“Debride”), which was incorporated under the laws of Florida on October 1, 2012, but did not commence operations until February 1, 2013.  Spinez Corp. changed its name to MedoveX Corp. and effected a 2-for-1 reverse split of its stock in March, 2014.

The goal of the Company is to obtain, develop and commercialize various intellectual property rights (patents, patent applications, knowhow, etc.) in the medical technology area, with particular focus on the development of medical devices. We intend to leverage the extensive experience of our board of directors and management team in the medical industry to seek out product candidates for licensing, acquisition or development.  On March 11, 2015, we filed a Form 8-K to disclose that we entered into an agreement to acquire Streamline, Inc., and on March 25, 2015, we consummated the acquisition.

The DenerveX Device

Our first acquisition was the DenerveX device.  We believe that the DenerveX device can be developed to encompass a number of medical applications, including pain relief.

The Company acquired the DenerveX patent on January 31, 2013 from Scott Haufe, M.D. (“Dr. Haufe”), a director of the Company, in exchange for 750,108 shares of common stock in the Company and a 1% royalty on all sales of any product sold based on the patent. In September 2013, we entered into a Co-Development Agreement with James Andrews, M.D. (“Dr. Andrews”), a director of the Company, whereby Dr. Andrews committed to further evaluate the DenerveX device and to seek to make modifications and improvements to such technology.  In exchange for such services, the Company agreed to pay Dr. Andrews a royalty equal to two (2%) percent of the DenerveX net sales during the five (5) year term of the Co-Development Agreement. Upon the termination of the term of the Co-Development Agreement, which has a minimum term of five (5) years, then the royalty payable to Dr. Andrews shall be reduced to one (1%) percent of DenerveX net sales after such termination of products covered by any U.S. patent on which Dr. Andrews is listed as a co-inventor; if any such patents are obtained.  Such one (1%) percent royalty shall continue during the effectiveness of such patent.  Pursuant to the Co-Development Agreement, Dr. Andrews agreed to assign any modifications or improvements to the DenerveX to the Company subject to the royalty rights described above.

Our intention is to market the product as a disposable, single-use kit which will include all components of the DenerveX product. In addition to the DenerveX device itself, we are developing a dedicated Electro Surgical Generator to power the DenerveX device. The generator would be provided to customers agreeing to purchase the DenerveX device, and could not be used for any other purpose.

We accepted a proposal from Devicix, a Minneapolis, Minnesota third party design and development firm, in November 2013, to develop a prototype device. This proposal included a 5 phase development plan, culminating in the production of a prototype that could be used for validation purposes. Currently we are in the build and test phase of the device, which focuses on completion of the product design verification testing, design optimization as required, and the completion of manufacturing transfer. Through December 31, 2015, we have paid approximately $1,066,000 to Devicix.

In November 2014, we selected Nortech Systems Inc. (“Nortech”), a Minneapolis, Minnesota based U.S. Food and Drug Administration (“FDA”) registered contract manufacturer, to produce 315 DenerveX devices from the prototype supplied by Devicix for use in final development and clinical trials. Our agreement with Nortech includes agreed-upon per unit prices for delivery of the devices. Actual work on development of the final units began in November 2014. Through December 31, 2015, we have paid approximately $289,000 to Nortech.

Also in November 2014, we engaged Bovie Medical Corporation (“Bovie”), a Delaware Corporation, to develop our Electro Surgical Generator and provide post production support services.  Per our agreement with Bovie, we are invoiced based on deliverables produced by Bovie, which will amount to $295,000 upon completion of all the deliverables. Through December 31, 2015, we have paid $287,000 to Bovie towards the $295,000 total.

Streamline, Inc. Merger

On March 9, 2015, the Board of Directors of MedoveX and Streamline, Inc., a Minnesota corporation (“Streamline”), approved an Agreement and Plan of Merger (the “Merger Agreement”).

On March 24, 2015, Streamline shareholders approved the Merger Agreement and the transaction was closed immediately thereafter. Under the Merger Agreement, STML Merger Sub, Inc. a wholly-owned subsidiary of MedoveX, merged into Streamline, after which Streamline became a wholly-owned subsidiary of MedoveX. Streamline is in the business of designing, developing, manufacturing and marketing 510(k) and 510(k) exempt products for use in the medical field. MedoveX intends, although there can be no assurance, to enter into a marketing agreement with a leading hospital bed manufacturer to market Streamline’s patented IV Suspension System as an option with its hospital beds, and pursue other marketing opportunities for the product.  Our President and Chief Operating Officer, Patrick Kullmann, was formerly the Chief Executive Officer of Streamline.  However, Mr. Kullmann held no securities of Streamline.

All Streamline dilutive securities were either exercised or terminated prior to the closing, resulting in 4,709,491 shares of Streamline’s common stock outstanding immediately prior to closing. Net proceeds from these exercises (after statutory withholdings and certain transaction expenses) were included in the amount of cash available to Streamline stockholders. Each share of Streamline common stock may be exchanged by its holder for approximately $0.29 in cash and approximately 0.35 shares of MedoveX common stock after submitting properly executed documents to a 3rd party paying agent. All Streamline holders have submitted the proper documents to the paying agent with the exception of 2 holders representing 2,596 shares of MedoveX stock. Additionally, 200,000 shares of MedoveX common stock is being held in escrow until September 24, 2016 to secure Streamline’s indemnification obligations under the Merger Agreement.

Assuming the remaining Streamline shareholders submit their documents,  this transaction resulted in the issuance of 1,875,000 shares of MedoveX common stock, (including the 200,000 shares being held in escrow) and the distribution of approximately $1,325,000 of cash to Streamline shareholders. The terms of the Merger Agreement also required a commitment by MedoveX to supply a minimum of $750,000 in working capital to the Streamline subsidiary.

The IV Suspension System ("ISS")

On March 24, 2015, we acquired the patent rights to the Streamline ISS product as part of the Company’s acquisition of Streamline. There are no royalties or other commitments associated with the sale of this product. The product has already been manufactured at a contract facility in North Dakota and requires no regulatory approval for sale. The ISS is a system designed to allow the transportation of IV poles secured to hospital beds such that one person could move a patient without fear of separating the IV pole from the patient during transport.

While there are several “bed and boom” transfer systems on the market, we are not aware of any that take the Streamline patented approach to addressing IV pole transportation. Nevertheless, other bed transportation products have been on the market longer and have larger organizations marketing their products. The hospital market in general is highly competitive, and introducing any new product is difficult and time consuming.

Competition

Developing and commercializing new products is highly competitive.  The market is characterized by extensive research and clinical efforts and rapid technological change.  We face intense competition worldwide from medical device, biomedical technology and medical products and combination products companies, including major medical products companies.  We may be unable to respond to technological advances through the development and introduction of new products.  Most of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources.  These competitors may also be in the process of seeking FDA or other regulatory approvals, or patent protection, for new products.  Our competitors may commercialize new products in advance of our products.  Our products also face competition from numerous existing products and procedures, which currently are considered part of the standard of care.  We believe that the principal competitive factors in our markets are:

●	the quality of outcomes for medical conditions;

●	acceptance by surgeons and the medical device market generally;

●	ease of use and reliability;

●	technical leadership and superiority;

●	effective marketing and distribution;

●	speed to market; and

●	product price and qualification for coverage and reimbursement.

We will also compete in the marketplace to recruit and retain qualified scientific, management and sales personnel, as well as in acquiring technologies and licenses complementary to our products or advantageous to our business.

We are aware of several companies that compete or are developing technologies in our current and future products areas.  With regard to the DenerveX device, we believe that our principal competitors include device manufacturers Cosman Medical Inc., Stryker Corporation and Spembly Medical Systems.  We may also face competition from developing, but potentially untested technologies such as Zyga’s GLYDER device. In order to compete effectively, our products will have to achieve widespread market acceptance, receive adequate insurance coverage and reimbursement, be cost effective and be simultaneously safe and effective.

While there are several “bed and boom” transfer systems on the market, we are not aware of any that take the Streamline patented approach to addressing IV pole transportation. Nevertheless, other bed transportation products have been on the market longer and have larger organizations marketing their products. The hospital market in general is highly competitive, and introducing any new product is difficult and time consuming.

Customers

Healthcare providers, physicians and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of any products for which we obtain marketing approval.  We estimate selling the DenerveX in Europe before the United States. We will utilize the experience of distributors in the countries we opt to market in to decide the best approach to selling the DenerveX within their respective countries. Information gleaned from the European sales should help finalize our approach for sales in the United States.

Initially we plan to market Streamline’s IV Suspension System to hospitals exclusively via a marketing agreement with a major hospital bed manufacturer. This arrangement will be evaluated over the course of the year to gauge its effectiveness.

Intellectual Property

A key element of our success depends on our ability to identify and create proprietary medical device technologies.  In order to proactively protect those proprietary technologies, we intend to continue to develop and enforce our intellectual property rights in patents, trademarks and copyrights, as available through registration in the United States and internationally, as well as through the use of trade secrets, domain names and contractual agreements such as confidentiality agreements and proprietary information agreements.

Currently, our intellectual property rights include the intellectual property acquired from Debride, Inc., which includes the U.S. Patent 8,167,879 B2 (the “Patent”). The Patent was originally filed in 2009 and was issued on May 1, 2012. We intend to leverage the Patent to the fullest extent possible through market development and prosecution of our rights under the Patent.

As a result of our acquisition of Streamline, we acquired the rights to U.S. Patents 7,497,407 B2 (issued March 3, 2009), 7,735,789 B2 (issued June 15, 2010), and 7,918,422 B2 (issued April 5, 2011), all related to Streamline's Transformable Intravenous Pole. We believe these patents provide intellectual property protection for the product line acquired from Streamline.

In addition to filing and prosecuting patent applications in the United States, we intend to file counterpart patent applications in additional countries where we think such foreign filing is warranted.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained.  In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application.  In the United States, a patent’s term may be shortened if a patent is terminally disclaimed over another patent or as a result of delays in patent prosecution by the patentee, and a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent.

We intend to continually re-assess and fine-tune our intellectual property strategy in order to fortify our position in our market space in the United States and internationally.  To that end, we are prepared to file additional patent applications should our intellectual property strategy require such filings and/or where we seek to adapt to competition or seize business opportunities.  Further, we are prepared to file patent applications relating to any other products that we develop or require soon after the experimental data necessary for a strong application become available and our cost-benefit analyses justifies filing such applications.

Many biotechnology companies and academic institutions are competing with us in the medical device field and filing patent applications potentially relevant to our business.  Internally, we have established business procedures designed to maintain the confidentiality of our proprietary information, including the use of confidentiality agreements with employees, independent contractors, consultants and companies with which we conduct business.  Also, we generally require employees to assign patents and other intellectual property to us as a condition of employment with us.

In order to contend with the inevitable possibility of third party intellectual property conflicts, from time to time, we will review and assess the third-party intellectual property landscape for competitive and other developments that may inform or impact our intellectual property development and commercialization strategies.  We may find it necessary or prudent to obtain licenses from third party intellectual property holders.  Where licenses are readily available at reasonable cost, such licenses are considered a normal cost of doing business.  In other instances, however, where a third party holds relevant property and is a direct competitor, a license might not be available on commercially reasonable terms or available at all.  We will attempt to manage the risk that such third party intellectual property may pose by conducting, among other measures, freedom-to-operate studies to guide our early-stage research away from areas where we are likely to encounter obstacles in the form of third party intellectual property.

Government Regulations

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. Any product that we develop must be approved by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in foreign countries.

Opportunities Created by Healthcare Legislation

We anticipate that recent healthcare legislation will create greater opportunities for cost-effective providers of healthcare.  The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “PPACA”) and other related healthcare reform activities seek to expand coverage to a broader range of patients.  Since insurance coverage reduces the out-of-pocket expense for physician visits, patients will be better able to afford visits to the doctor and accordingly, the number of physician visits is projected to rebound as health insurance exchanges and subsidization of insurance premiums were established between roughly 2% and 9.5% of total house hold Modified Adjusted Gross Income (MAGI) for individuals with income less than 100% - 400% of the poverty line.

Additionally, PPACA accomplishes its proposed expansion of coverage to previously uninsured individuals through a significant loosening of the eligibility criteria for enrollment in Medicaid.  As Americans grow older and live longer, we expect there will be greater public and private spending on healthcare, which is expected to help hospitals afford to upgrade their equipment in order to speed surgical processes while lowering associated risks, such as infection and recovery time.  Consequently, areas of strongest growth in the hospital market will be in medical devices that treat age-related illnesses, such as those that are likely to seek reimbursement through Medicaid, and those devices that help hospitals achieve faster procedures while lowering the associated risks as discussed above.

FDA Regulation

The DenerveX and any other product we may develop must be approved or cleared by the FDA before it is marketed in the United States.  Before and after approval or clearance in the United States, our products are subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act and/or the Public Health Service Act, as well as by other regulatory bodies.  FDA regulations govern, among other things, the development, testing, manufacturing, labeling, safety, storage, record-keeping, market clearance or approval, advertising and promotion, import and export, marketing and sales, and distribution of medical devices and products.

In the United States, the FDA subjects medical products to rigorous review.  If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or to allow us to manufacture or market our products, and we may be criminally prosecuted.  Failure to comply with the law could result in, among other things, warning letters, civil penalties, delays in approving or refusal to approve a product, product recall, product seizure, interruption of production, operating restrictions, suspension or withdrawal of product approval, injunctions, or criminal prosecution.

FDA Approval or Clearance of Medical Devices

In the United States, medical devices are subject to varying degrees of regulatory control and are classified in one of three classes depending on the extent of controls the FDA determines are necessary to reasonably ensure their safety and efficacy:

●	Class I: general controls, such as labeling and adherence to quality system regulations;

●
Class II: special controls, pre-market notification (often referred to as a 510(k) application), specific controls such as performance standards, patient registries, post market surveillance, additional controls such as labeling and adherence to quality system regulations; and

●	Class III: special controls and approval of a pre-market approval (“PMA”) application.

In general, the higher the classification, the greater the time and cost to obtain approval to market. There are no “standardized” requirements for approval, even within each class. For example, the FDA could grant 510(k) status, but require a human clinical trial, a typical requirement of a PMA. They could also initially assign a device Class III status, but end up approving a device as a 510(k) device if certain requirements are met.  The range of the number and expense of the various requirements is significant. The quickest and least expensive pathway would be 510(k) approval with a just a review of existing data. The longest and most expensive path would be a PMA with extensive randomized human clinical trials. We cannot predict how the FDA will classify the DenerveX device, nor predict what requirements will be placed upon us to obtain market approval, or even if they will approve the DenerveX device at all. However, we believe the pathway that will be required by the FDA will be somewhere between the two extremes described above.

We intend to apply to the FDA for 510(k) clearance for our DenerveX device. However, it is very possible the FDA will deny this request and require the more expensive PMA process. The Company has budgeted based on the assumption that the PMA process will be required.  To request marketing authorization by means of a 510(k) clearance, we must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to another currently legally marketed medical device, has the same intended use, and is as safe and effective as a currently legally marketed device and does not raise different questions of safety and effectiveness than does a currently legally marketed device.  510(k) submissions generally include, among other things, a description of the device and its manufacturing, device labeling, medical devices to which the device is substantially equivalent, safety and biocompatibility information, and the results of performance testing.  In some cases, a 510(k) submission must include data from human clinical studies.  We believe that other medical devices which have been approved by the FDA have many aspects that are substantially similar to the DenerveX device, which may make obtaining 510(k) clearance possible.  Marketing may commence only when the FDA issues a clearance letter finding substantial equivalence.  After a device receives 510(k) clearance, any product modification that could significantly affect the safety or effectiveness of the product, or that would constitute a significant change in intended use, requires a new  510(k) clearance or, if the device would no longer be substantially equivalent, would require PMA. In addition, any additional claims the Company wished to make at a later date, such as the permanent relief of pain, may require a PMA.  If the FDA determines that the product does not qualify for 510(k) clearance, they will issue a Not Substantially Equivalent letter, at which point the Company must submit and the FDA must approve a PMA before marketing can begin.

During the review of a 510(k) submission, the FDA may request more information or additional studies and may decide that the indications for which we seek approval or clearance should be limited.  In addition, laws and regulations and the interpretation of those laws and regulations by the FDA may change in the future. We cannot foresee what effect, if any, such changes may have on us.

European Union Approvals

The EU will require a CE mark certification or approval in order to market the DenerveX device in the various countries of the European Union or other countries outside the United States.  To obtain CE mark certification of the device, we will be required to work with an accredited European notified body organization to determine the appropriate documents required to support certification in accordance with existing medical device directive.  The predictability of the length of time and cost associated with such a CE marketing may vary, or may include lengthy clinical trials to support such a marking. Once the CE mark is obtained, a company may market the device in the countries of the EU.  We have targeted the submission of our application for CE marketing in 2016. Management believes it will be able to obtain European CE mark approval to market the DenerveX device before it will obtain FDA approval. The Company has retained third party experts to assist with the European approval. Management will be interviewing potential European distributors and will likely retain a European sales manager to assist the distributor and promote the product in Europe.

Clinical Trials of Medical Devices

One or more clinical trials are becoming necessary to support an FDA submission. Clinical studies of unapproved or uncleared medical devices or devices being studied for uses for which they are not approved or cleared (investigational devices) must be conducted in compliance with FDA requirements.  If an investigational device could pose a significant risk to patients, the sponsor company must submit an Investigational Device Exemption, or "IDE" application to the FDA prior to initiation of the clinical study.  An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device on humans and that the testing protocol is scientifically sound.  The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin.  Clinical studies of investigational devices may not begin until an institutional review board ("IRB") has approved the study.

During any study, the sponsor must comply with the FDA’s IDE requirements.  These requirements include investigator selection, trial monitoring, adverse event reporting, and record keeping.  The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with reporting and record keeping requirements. We, the FDA, or the IRB at each institution at which a clinical trial is being conducted, may suspend a clinical trial at any time for various reasons, including a belief that the subjects are being exposed to an unacceptable risk.  During the approval or clearance process, the FDA typically inspects the records relating to the conduct of one or more investigational sites participating in the study supporting the application.

Post-Approval Regulation of Medical Devices

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply.  These include:

●	the FDA Quality Systems Regulation (“QSR”), which governs, among other things, how manufacturers design, test, manufacture, exercise quality control over, and document manufacturing of their products;

●	labeling and claims regulations, which prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; and

●	the Medical Device Reporting regulation, which requires reporting to the FDA of certain adverse experiences associated with use of the product.

We will continue to be subject to inspection by the FDA to determine our compliance with regulatory requirements.

Manufacturing cGMP Requirements

Manufacturers of medical devices are required to comply with FDA manufacturing requirements contained in the FDA’s current Good Manufacturing Practices ("cGMP") set forth in the quality system regulations promulgated under section 520 of the Food, Drug and Cosmetic Act.  cGMP regulations require, among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation.  Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations, and civil and criminal penalties.  Adverse experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or in product withdrawal.  Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following the approval.

International Regulation

We are subject to regulations and product registration requirements in many foreign countries in which we may seek to sell our products, including in the areas of product standards, packaging requirements, labeling requirements, import and export restrictions and tariff regulations, duties and tax requirements. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.

European Good Manufacturing Practices

In the European Union, the manufacture of medical devices is subject to good manufacturing practice ("GMP"), as set forth in the relevant laws and guidelines of the European Union and its member states. Compliance with GMP is generally assessed by the competent regulatory authorities.  Typically, quality system evaluation is performed by a Notified Body, which also recommends to the relevant competent authority for the European Community CE Marking of a device.  The Competent Authority may conduct inspections of relevant facilities, and review manufacturing procedures, operating systems and personnel qualifications.  In addition to obtaining approval for each product, in many cases each device manufacturing facility must be audited on a periodic basis by the Notified Body.  Further inspections may occur over the life of the product.
Our third party manufacturer has ISO certification which is generally one of the requirements for approval under the guidelines established in the European Union.

United States Anti-Kickback and False Claims Laws

In the United States, there are Federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services.  Violations of these laws can lead to civil and criminal penalties, including exclusion from participation in Federal healthcare programs.  These laws are potentially applicable to manufacturers of products regulated by the FDA as medical devices, and hospitals, physicians and other potential purchasers of such products.  Other provisions of Federal and state laws provide civil and criminal penalties for presenting, or causing to be presented, to third-party payers for reimbursement, claims that are false or fraudulent, or which are for items or services that were not provided as claimed.  In addition, certain states have implemented regulations requiring medical device and pharmaceutical companies to report all gifts and payments of over $50 to medical practitioners.  This does not apply to instances involving clinical trials.  Although we intend to structure our future business relationships with clinical investigators and purchasers of our products to comply with these and other applicable laws, it is possible that some of our business practices in the future could be subject to scrutiny and challenge by Federal or state enforcement officials under these laws.

Research, Product Development and Technical Operations Expense

Research and development costs and expenses consist primarily of fees paid to external service providers, laboratory supplies, costs for facilities and equipment, and other costs for research and development activities. Research and development expenses are recorded in operating expenses in the period in which they are incurred. Estimates have been used in determining the expense liability of certain costs where services have been performed but not yet invoiced. We monitor levels of performance under each significant contract for external service providers, including the extent of patient enrollment and other activities through communications with the service providers to reflect the actual amount expended.

Employees

As of December 31, 2015, we had 12 total employees, 11 of which were full-time employees.  None of our employees are represented by a union and we believe our employee relations to be good.

Legal Proceedings

We anticipate that we will from time to time become subject to claims and legal proceedings arising in the ordinary course of business. It is not feasible to predict the outcome of any such proceedings and we cannot assure that their ultimate disposition will not have a materially adverse effect on the Company’s business, financial condition, cash flows or results of operations. The Company is not currently a party to any pending legal proceedings, nor is the Company aware of any civil proceeding or government authority contemplating any legal proceeding as of the date of this filing.

Available Information

Our website, www.MedoveX.com, provides access, without charge, to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the Securities and Exchange Commission (“SEC”). The information provided on our website is not part of this report, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this Registration Statement on Form S-1.

Materials filed by the Company with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our company that we file electronically with the SEC.

MANAGEMENT

The following table provides information, as of the filing hereof, the directors and/or executive officers of the Company:

Name	Position(s)	Age
Steve Gorlin	Director, Co-Chairman of the Board	78
Major General C.A. “Lou” Hennies	Director (2) (3)	78
James R. Andrews, M.D.	Director	74
Scott M. W. Haufe, M.D.	Director (2)	50
Thomas E. Hills	Director (1) (3)	39
Randal R. Betz, M.D.	Director	64
John C. Thomas, Jr.	Director (1)	62
John Blank	Director	65
Larry Papasan	Co-Chairman of the Board (1) (2) (3)	75
Jarrett Gorlin	Chief Executive Officer and Director	40
Patrick Kullmann	President and Chief Operating Officer	60
Charles Farrahar	Secretary	55
Jeffery Wright	Chief Financial Officer	33
Dennis Moon	Senior Vice President	40

(1)   Member of audit committee
(2)   Member of compensation committee
(3)   Member of nominating and corporate governance committee

No Family Relationships

There is no family relationship between any director and executive officer or among any directors or executive officers, except that Steve Gorlin is Jarrett Gorlin’s father.

Business Experience and Background of Directors and Executive Officers

BOARD OF DIRECTORS
Steve Gorlin

Steve Gorlin is the Co-founder of Debride Inc., the first company acquired by MedoveX. Over the past 40 years, Mr. Gorlin has founded several biotechnology and pharmaceutical companies, including HycorBiomedical, Inc. (acquired by Agilent), Theragenics Corporation (NYSE: TGX) , CytRx Corporation (NASDAQ: CYTR), Medicis Pharmaceutical Corporation (sold to Valeant for approximately $2.6 billion), EntreMed, Inc. (NASDAQ: ENMD), MRI Interventions (MRIC), DARA BioSciences, Inc. (NASDAQ: DARA), MiMedx (NASDAQ: MDXG), and Medivation, Inc. (NASDAQ: MDVN). Mr. Gorlin served for many years on the Business Advisory Council to the Johns Hopkins School of Medicine and on The Johns Hopkins BioMedical Engineering Advisory Board. He presently serves on the board of directors of the Andrews Institute. Mr. Gorlin founded a number of non-medical related companies, including Perma-Fix, Inc., Pretty Good Privacy, Inc. (sold to Network Associates), and NTC China. He started The Touch Foundation, a nonprofit organization for the blind and was a principal financial contributor to the founding of Camp Kudzu for diabetic children. Presently, he serves as a member of the board of directors and of the executive committee of DemeRx, Inc., NantKwest, Inc. (NASDAQ: NK), and is on the Board of NTC China, Inc.

Major General C.A. “Lou” Hennies

Mr. Hennies became a director of the Company in September 2013.  Lou Hennies is a career soldier having served his country in uniform for 41 years where he rose through the ranks from enlisted status to that of a commissioned officer retiring in 2001 as a Major General.

He served a total of 37 months in combat in Republic of Vietnam as a Company/Troop commander of four units and as a battalion/squadron staff officer in the 4th Battalion, 23rd Infantry Regiment, 25th Infantry Division, Cu Chi, and the 7th Squadron, 17th Air Cavalry in II Corps. Stateside he commanded another Air Cavalry Troop followed by command of the 1st Squadron, 17th Air Cavalry in the 82nd Airborne Division.

Selected for Brigadier General in 1986, he subsequently served as the Army’s Deputy Chief of Public Affairs and Director of Army Safety and Commanding General of the U.S Army Safety Center. Initially retiring in 1991, he returned to service in 1995 as The Adjutant General (TAG) of the Alabama Army and Air National Guard and as a Cabinet Officer in the Administration of Governor Fob James Jr.

He is a graduate of the Army’s Command and General Staff College, The Army War College, and The Center for Creative Leadership. A graduate of the University of Nebraska-Omaha with a Bachelor Degree in Political Science, he also holds a Master of Arts Degree in Journalism from the University of Nebraska-Lincoln and a Master of Science in Public Administration from Shippensburg University, Pennsylvania.

His awards and decorations include the Army Distinguished Medal with Oak Leaf Cluster, the Silver Star, the Legion of Merit with Oak Leaf Cluster, the Distinguished Flying Cross, the Soldiers Medal, the Bronze Star with “V” device and 5 Oak Leaf Clusters, the Purple Heart, the Air Medal with “V” (2) and numeral 29, and the Alabama Distinguished Medal with Oak Leaf Cluster. He is also a recipient of numerous foreign decorations from the Republic of Vietnam and the Republic of Korea.

He has been awarded the Army Aviation Order of Saint Michael (Gold), the Infantry’s Order of Saint Maurice (Primercius) and the Army Aviation Hall of Fame Medallion and has been inducted into the Infantry Officer Candidate Hall of Fame, the Army Aviation Hall of Fame, and the Air Force Gathering of Eagles Class of 2000.

James R. Andrews, M.D.

James R. Andrews, M.D., has served as a Director of the Company since September 2013.  Dr. Andrews is recognized throughout the world for his scientific and clinical research contributions in knee, shoulder and elbow injuries, and his skill as an orthopedic surgeon. Dr. Andrews is a founder and current Medical Director for the American Sports Medicine Institute, a non-profit organization dedicated to the prevention, education and research in orthopaedic and sports medicine, as well as the Andrews Research and Education Institute.

He is Clinical Professor of Orthopaedic Surgery at the University of Alabama Birmingham Medical School, the University of Virginia School of Medicine and the University of South Carolina Medical School. He is Adjunct Professor in the Department of Orthopaedic Surgery at the University of South Alabama and Clinical Professor of Orthopaedics at Tulane University School of Medicine.

He serves as Medical Director for Auburn University Intercollegiate Athletics and Team Orthopaedic Surgeon; Senior Orthopaedic Consultant at the University of Alabama; Orthopaedic Consultant for the college athletic teams at Troy University, University of West Alabama, Tuskegee University and Samford University. He serves on the Tulane School of Medicine Board of Governors.

Dr. Andrews serves on the Medical and Safety Advisory Committee of USA Baseball and on the Board of Little League Baseball, Inc.  He has been a member of the Sports Medicine Committee of the United States Olympic Committee and served on the NCAA Competitive Safeguards in Medical Aspects of Sports Committee.

In the professional sports arena, Dr. Andrews is Senior Consultant for the Washington Redskins Football team; Medical Director for the Tampa Bay Rays Baseball team and Medical Director of the Ladies Professional Golf Association.

Dr. Andrews serves as the National Medical Director for Physiotherapy Associates, a national outpatient rehabilitation provider.  He serves on the board of directors of Fast Health Corporation and Robins Morton Construction Company.  He has a Doctor of Laws Degree from Livingston University and Doctor of Science Degrees from Troy and Louisiana State Universities.  He has recently written a book, Any Given Monday, about sports injuries and how to prevent them for athletes, parents and coaches.

Scott M. W.  Haufe, M.D.

Scott M. W. Haufe, M.D., is a co-founder of Debride and has been a Director of the Company since September 2013.  Dr. Haufe is a board certified physician in the fields of Anesthesiology, Pain Medicine and Hospice /Palliative Medicine. He began his career in the field of Anesthesiology where he served as Chief of Anesthesiology and Pain Management with St. Lucie Anesthesia Associates until 1998 while continuing his passion for research.
Beginning in 1993, Dr. Haufe was first published and has since authored numerous peer reviewed journal articles. Specifically, in 2005, he was recognized for his publication on the endoscopic treatment for sacroilitis.

During 2006, he again authored the first paper on intradiscal stem cell therapy in an attempt to rejuvenate the human disc and in 2010 he developed a minimally invasive procedure for resolving spinal arthritis and subsequently published his findings in the Internal Journal of Med Sci. Additionally, he is named on multiple patents for treating pain related issues. Dr. Haufe earned his MD from the University of South Florida College Of Medicine in 1992 with honors and completed his residency in Anesthesiology in 1996.

He currently practices in Destin, FL with Anesthesia, Inc., and is affiliated with Sacred Heart Hospital, Destin Surgery Center, and Healthmark Medical Center. He is a member of the American Society of Anesthesiologists and the Florida Society of Anesthesiologists.

Larry Papasan

Larry Papasan has served as Chairman of the board of directors of the Company since September 2013.  From July 1991 until his retirement in May 2002, Mr. Papasan served as President of Smith & Nephew Orthopedics. He has been a Director and Chairman of the board of directors of BioMimetic Therapeutics, Inc. [NasdaqGM:BMTI] since August 2005. BioMimetic Therapeutics is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, periodontal, spine and sports injury applications. Mr. Papasan has also served as a member of the board of directors of Reaves Utility Income Fund [NasdaqCM:UTG], a closed-end management investment company, since February 2003 and of Triumph Bancshares, Inc. (a bank holding company) since April 2005. Mr. Papasan also serves as a Director of SSR Engineering, Inc., AxioMed Spine Corporation, and MiMedx Group, Inc.

John C. Thomas, Jr.

John Thomas has been a director of the Company since September 2013 and currently serves as a director and the CFO/corporate secretary for CorMatrix Cardiovascular, Inc., a privately held medical device company which he joined in 2001. Over the past 24 years, Mr. Thomas has served as the CFO of numerous startup companies and managed their financing activities from the initial financing up to their initial public offering. Some of these companies are still private and some have become public entities. The companies in the health care industry that have gone public while Mr. Thomas was the CFO include CytRx Corporation (1986 – 1990), CytRx Biopool (1988 – 1991), Medicis Pharmaceutical Corporation (1988 –1991), EntreMed, Inc. (1991 – 1997), DARA BioSciences, Inc. (1998 – 2009) and, MiMedx, Inc. (2006 – 2009). He has also been the CFO of MRI Interventions, Inc., a private research company involved in MRI technology (1998 – 2010).  Mr. Thomas has also been the CFO of Motion Reality, Inc., a privately-held company with proprietary software that captures and analyzes motion data since 1991. Presently, he serves as a member of the board of directors of QLT, Inc., (QLT) a publicly traded medical company and NantKwest, Inc. (NASDAQ: NK) a public company focused on cellular immunotherapy for cancer. Mr. Thomas is a certified public accountant.

Thomas E. Hills

Thomas Hills has been a Director of the Company since September 2013. Mr. Hills is currently President and Chief Investment Officer of healthcare focused Hills Capital Management; the family office for the Paul F. Hills family in Barrington, IL which he joined in 2007. In addition to his experience in the asset management business and prior to founding Hills Capital Management, Tom was in sales and marketing at Sage Products, Inc. At Hills Capital, Tom leads the family’s public and private equity healthcare investment efforts. He is a board member of MedShape in Atlanta, Georgia and Chairman of Barrington Children’s Charities which he and his wife founded. Tom holds a BBA from St. Norbert College and an MBA from Loyola University of Chicago.

Randal R. Betz, M.D.

Dr. Randal Betz has been a director of the Company since September 2013. Dr. Betz is an orthopedic spine surgeon with a private practice in Princeton, New Jersey. Dr. Betz has held hospital positions as Chief of Staff at Shriners Hospitals for Children and Medical Director of Shriners’ Spinal Cord Injury Unit. Dr. Betz is also a Professor of Orthopedic Surgery at Temple University School of Medicine.

Dr. Betz earned a Medical Degree from Temple University School of Medicine and was awarded the Alpha Omega Alpha honor. His Internship in general surgery and Residency in Orthopedic Surgery were at Temple University Hospital. Dr. Betz’s Fellowship in Pediatric Orthopedics was at the Alfred I DuPont Institute. Since his graduate work, Dr. Betz has had postdoctoral fellowship experiences with ABC Traveling Fellowship, North American Traveling Fellowship, SRS Traveling fellowship and the Berg-Sloat Traveling Fellowship.  Many national and international professional societies count Dr. Betz as a member including: the Academic Orthopedic Society, American Academy for Cerebral Palsy and Developmental Medicine, American Academy of Orthopedic Surgeons, American Orthopedic Association, American Paraplegia Society, American Spinal Injury Association, British Scoliosis Society, International Functional Electrical Stimulation Society, North American Spine Society, Pediatric Orthopedic Society of North America, Scoliosis Research Society, and Spinal Deformity Education Group. For many of these organizations, Dr. Betz has fulfilled the roles of board of director member, committee member and President of the Scoliosis Research Society in 2005.

In addition to an active hospital practice in pediatric spinal surgery, research is an important area of Dr. Betz’s career. He is a recipient of many research grants and he has ten patents, including several involving research in spinal deformities: fusionless treatment of spinal deformities. Dr. Betz is author of several medical texts. He has contributed 45 chapters to medical books and written 280 peer-reviewed or invited articles. Worldwide, Dr. Betz has delivered hundreds of paper presentations and invited lectures. Dr. Betz is on the Editorial Board of the Journal of Pediatric Orthopedics  and a Reviewer for the  Journal of Bone and Joint Surgery ,  Journal of Pediatric Orthopedics , and  Spine .

Jarrett Gorlin

Jarrett Gorlin has served as the Chief Executive Officer, President, and a Director of the Company since November, 2013.  Prior to joining the Company, Mr. Gorlin served as the President of Judicial Correction Services, Inc. (“JCS”), the largest provider of private probation services in the country, which he co-founded in 2001.  In 2011, he successfully negotiated the sale of JCS to Correctional Healthcare Companies (“CHC”), after which he has continued to serve as the President of JCS. Under Mr. Gorlin’s leadership, JCS made INC. Magazine’s list of the Fastest Growing Companies in America in 2010, 2011, and 2012.  Mr. Gorlin began his career by becoming the youngest rated commercial helicopter pilot at the age of 16, and becoming the chief pilot for the Fulton County Sheriff’s Office in Atlanta, Georgia. Mr. Gorlin has served a Captain and Commander at the Fulton County Sheriff’s Office where he has worked from 1996 to present.  He continues to serve his community through law enforcement as the commander of a reserve unit overseeing 90 deputy sheriffs, who work in the courts, jail and warrant divisions. Mr. Gorlin also serves as a political advisor and consultant to many elected officials in the Atlanta area, including the current sitting Sheriff of Fulton and Clayton County, Georgia.  He has also served on the campaign finance committee for the former Governor of Georgia Roy Barnes.

 John Paul Blank, M.D.

John Paul Blank, M.D., became a member of the board of directors on March 25, 2015 as a result of the Company’s acquisition of Streamline. Dr. Blank is a board certified physician in pediatrics and pediatric haematology/oncology. He currently serves as Chairman of the Board of Directors of Treehouse Health, an innovation center formed to assist emerging companies gain customers and grow their business. He has an extensive career in the managed care and services sectors of the healthcare industry. Prior to joining Treehouse Health in 2013, Dr. Blank was Senior Vice President of the Emerging Business Group at United Healthcare Group, a position held from 2011 to 2012. From 2008 to 2011, he was the Chief Operating Officer of AmeriChoice, a subsidiary of United Healthcare Group. He became employed by AmeriChoice after it acquired Unison Health Plans in 2008. Dr. Blank was Chief Executive Officer of Unison Health Plans for 4 years at the time of acquisition, when it was generating $950 million in revenues. From 2001 until 2004, Dr. Blank was Chief Executive Officer of Harmony Health Plan, when it was acquired by WellCare Health Plans, Inc. in 2004.  Dr. Blank has a medical degree from McGill University and did his fellowship at Childrens Hospital of Philadelphia.

NON-DIRECTOR EXECUTIVE OFFICERS

President and Chief Operating Officer – Patrick Kullmann

Patrick Kullmann has been our Chief Operating Officer since September, 2013.  Mr. Kullmann has served in a contract capacity as the Chief Executive Officer of Streamline, Inc., a medical technology company since 2012.  He is also the Founder of CG3 Consulting, LLC, a global medical technology advisory firm in Minneapolis, Boston and San Diego which he founded in 2008. CG3 Consulting provides consulting services to clients in the healthcare, scientific and technology industries. Prior to establishing CG3 Consulting, Mr. Kullmann was a senior director at Medtronic in their $2.3 billion Cardiovascular Division. He started his career working as a surgical sales representative in the Texas Medical Center in Houston. Mr. Kullmann has served in senior marketing, market development and sales leadership positions at Boston Scientific, Baxter, Johnson & Johnson, and four start-up medical device companies – two of which had successful liquidity events for a combined value of $220m.  He is a graduate of Northern Michigan University, and has an MBA from California Coastal University.   The board believes that Mr. Kullmann has the experience, qualifications, attributes and skills necessary to serve as President and Chief Operating Officer because of his years of experience in the medical technology field.

Chief Financial Officer and Treasurer – Jeffery Wright

Mr. Wright is a Certified Public Accountant, who was recently promoted from Controller to Chief Financial Officer in January, 2015. Prior to joining the Company in December, 2014, Mr. Wright was an audit senior at Ernst & Young within the Assurance Services division, where he had an opportunity to help manage audits of large ($2 billion to $10 billion annual revenue) publicly-traded companies.  He also has experience auditing medium size ($2 million - $200 million annual revenue) privately-held companies in multiple industries with other accounting firms. Prior to his career in public accounting, Mr. Wright worked as a trading analyst in the retirement trust services department at Reliance Trust Company, managing the institutional trading desk to settle mutual fund transactions with the National Securities Clearing Corporation. Mr. Wright holds Master of Professional Accountancy and Bachelor of Business Administration degrees from the Georgia State University Robinson College of Business and is a member of the Georgia Society of Certified Public Accountants.

Senior Vice President – Dennis Moon

Dennis Moon has served as our Senior Vice President since November, 2013.  Prior to joining the Company, he was the Chief Operations Officer for Judicial Correction Services (2006 – 2013) supervising the day to day operations of the JCS community supervision division, which supervised over 50,000 active probationers throughout the southeast United States.  He was responsible for supervision of over 400 employees and over 1.8 million financial transactions per year.  Dennis is a graduate of the University of Central Florida and has a degree in Psychology with an emphasis on Drug and Alcohol addiction.

After graduating high school, he joined the United States Army where he served for eight years as an Intelligence Analyst and received numerous awards and medals for various services.  The board believes that Mr. Moon has the experience, qualifications, attributes and skills necessary to serve as Senior Vice President because of his years of experience in the military and in management of employees.

Director Independence

The Company has determined that Major General C.A. “Lou” Hennies, Scott M. W. Haufe, M.D., Thomas E. Hills, John C. Thomas, Jr. and Larry Papasan are "independent" as defined by, and determined under, the applicable director independence standards of The NASDAQ Stock Market LLC.

Liability and Indemnification of Directors and Officers

Our Articles of Incorporation provide that to the fullest extent permitted under Nevada law, our directors will not be personally liable to the Company or its stockholders for monetary damages for breach of the duty of care, breach of fiduciary duty or breach of any other duties as directors.  Our Articles of Incorporation also provide for indemnification of our directors and officers by the Company to the fullest extent permitted by law.

Role of Board in Risk Oversight Process

Our board of directors has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board Committees and Independence

Our board of directors has established an audit committee, a nominating and corporate governance committee and a compensation committee, each of which operates under a charter that has been approved by our board.

Each of the Company's current independent directors, Major General C.A. “Lou” Hennies, Scott M. W. Haufe, M.D., Thomas E. Hills, John C. Thornas Jr., and Larry Papasan, are independent under the rules of the NASDAQ Capital Market. Accordingly, our board has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the NASDAQ Capital Market. In addition, all members of the audit committee meet the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Audit Committee

The members of our audit committee are John C. Thomas, Jr., Thomas Hills and Larry Papasan. Mr. Thomas chairs the audit committee. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee’s responsibilities include, among other things:

●	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	overseeing our internal audit function;

●	overseeing our risk assessment and risk management policies;

●	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

●	reviewing and approving or ratifying any related person transactions; and

●	preparing the audit committee report required by the Securities and Exchange Commission, or SEC, rules.

All audit and non-audit services, other than  de minimis  non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our board of directors has determined that John C. Thomas, Jr. is an “audit committee financial expert” as defined in applicable SEC rules.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Major General C.A. “Lou” Hennies, Thomas Hills and Larry Papasan. Mr. Hennies chairs the nominating and corporate governance committee. This committee’s responsibilities include, among other things:

●	identifying individuals qualified to become members of our board of directors;

●	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

●	developing, recommending to the board, and assessing corporate governance principles, codes of conduct and compliance mechanisms; and

●	overseeing the evaluation of our board of directors.

 Compensation Committee

The members of our compensation committee are Larry Papasan, Major General C.A. “Lou” Hennies and Scott M. W. Haufe, M.D. Mr. Papasan chairs the compensation committee. This committee’s responsibilities include, among other things:

●	reviewing and recommending corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers;

●	making recommendations to our board of directors with respect to, the compensation level of our executive officers;

●	reviewing and recommending to our board of directors employment agreements and significant arrangements or transactions with executive officers;

●	reviewing and recommending to our board of directors with respect to director compensation; and

●	overseeing and administering our equity-based incentive plans;

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. Mr. Gorlin, CEO and Director, will abstain on any board vote involving executive compensation by the board as a whole.

Board Diversity

Our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

●	development or commercialization experience in large medical products companies;

●	experience as a board member or executive officer of another publicly-held company;

●	strong finance experience;

●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

●	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience;

●	conflicts of interest; and

●	practical and mature business judgment.

Currently, our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code will be posted on the Corporate Governance section of our website, www.MedoveX.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of The NASDAQ Capital Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Annual Report.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth the compensation paid to officers and board members during the fiscal years ended December 31, 2015 and 2014. The table sets forth this information for MedoveX Corporation including salary, bonus, and certain other compensation to the Board members and named executive officers for the past three fiscal years.

SUMMARY EXECUTIVES COMPENSATION TABLE

All amounts in this Executive Compensation section are in thousands, except for share and per share data.

Summary Compensation Table

The following table summarizes Fiscal Years 2015 and 2014 compensation for services in all capacities of the Company’s named executive officers and other individuals:

Name & Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Jarrett Gorlin, CEO	2014	180,000	36,000	-	-	216,000
	2015	272,000	-			272,000
Patrick Kullmann, COO	2014	170,000	34,000			204,000
	2015	231,000	-			231,000
Charles Farrahar, Former CFO	2014	110,000	22,000			132,000
	2015	-	-			-
Jeffery Wright, CFO	2014	110,000	-			110,000
	2015	130,000	-			130,000
Dennis Moon, EVP	2014	120,000	24,000			144,000
	2015	201,000	-			201,000
Manfred Sablowski, SVP	2014	-	-			-
	2015	150,000	-			150,000

On January 27, 2015, Charles Farrahar resigned from his position as Chief Financial Officer and Treasurer of the Company, and was replaced by Jeffery Wright. Mr. Farrahar remains with the Company on a part-time basis as its Secretary.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Equity awards granted to the named executive officers in 2014 and 2015 were 0 and 100,000, respectively.

2013 Stock Option Incentive Plan

On October 14, 2013, the Medovex Corp. Board of Directors approved the Medovex Corp. 2013 Stock Incentive Plan (the “Plan”).  The Company may grant incentive stock options to employees and non-statutory stock options to employees, consultants, and directors for up to 1,150,000 shares of common stock. The stock options are exercisable at a price equal to the market value on the date of the grant. The Plan gives full authority for granting options, determining the type of options granted, and determining the fair market value of the options to the Plan Administrator.

The Company has the right, but not obligation, to repurchase any shares obtained through exercise of an option from terminated Plan participants. The Company has 90 days from the date of termination to exercise it’s repurchase right. The Company must pay the Fair Market Value (“FMV”) of the shares if the termination was for any reason other than for cause, or the option price (if less than FMV of the shares) if the termination is for cause. The FMV is determined by the Plan Administrator on the date of termination.

For the year ended December 31, 2015, the following stock option grants were made;

Grant Date	Options Granted	Exercise Price	Fair Value of Underlying Stock	Intrinsic Value
1/27/2015	125,000	5.99	5.99	None
5/8/2015	50,000	3.61	3.61	None
8/11/2015	145,000	2.91	2.91	None

The option price was set at the estimated fair value of the common stock on the date of grant using the market approach. Under the market approach, the fair value of the common stock was determined to be the value of the stock on the date of the grant.

We utilize the Black-Scholes valuation method to recognize compensation expense over the vesting period. The expected life represents the period that our stock-based compensation awards are expected to be outstanding.

We use a simplified method provided in Securities and Exchange Commission release, Staff Accounting Bulletin No. 110, which averages an award's weighted average vesting period and contractual term for "plain vanilla" share options. The expected volatility was estimated by analyzing the historic volatility of similar public biotech companies in an early stage of development. No dividend payouts were assumed as we have not historically paid, and do not anticipate paying, dividends in the foreseeable future. The risk-free rate of return reflects the weighted average interest rate offered for US treasury rates over the expected term of the options.

The significant assumptions used to estimate the fair value of the equity awards granted in 2015 are;

Grant date	January 27	May 8	August 11
Weighted Fair value of options granted	$3.97	$2.31	$1.94
Expected term (years)	6	6	6
Risk-free interest rate	1.48%	1.70%	1.71%
Volatility	76%	72%	76%
Dividend yield	None	None	None

During 2015, the Company granted options to purchase 320,000 shares of common stock to certain employees and consultants. The stock options vest as follows: 25% on date of grant and 25% on each of the next three anniversaries. The options granted were at the market value of the common stock on the date of the grant.

For the years ended December 31, 2015 and 2014, the Company recognized $253,659 and $33,972, respectively, as compensation expense with respect to option grants.

Stock Option Activity

The following is a summary of stock option activity for 2014 and 2015:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at 12/31/2013	60,000	$2.50	9.8	$--
Exercisable at 12/31/2013	15,000	$2.50	9.8	$--

Granted	--	--	--	$--
Exercised	--	--	--	--
Cancelled	--	--	--	--
Outstanding at 12/31/2014	60,000	$2.50	8.8	$--
Exercisable at 12/31/2014	30,000	$2.50	8.8	$--

Granted	320,000	$4.22	9.3	$--
Exercised	--	--	--	--
Cancelled	--	--	--	--
Outstanding at 12/31/2015	380,000	$3.95	9.1	$--
Exercisable at 12/31/2015	125,000	$3.95	9.1	$--

As of December 31, 2015, there were 255,000 shares of time-based, non-vested stock. Unrecognized compensation cost amounts to approximately $679,468 as of December 31, 2015 and will be recognized as an expense on a straight-line basis over a remaining weighted average service period of 2.71 years.

EMPLOYMENT AGREEMENTS WITH OFFICERS AND DIRECTORS OF MEDOVEX CORPORATION

From their first date of employment, the Company entered into Employment and Confidential Information and Inventions Assignment (“Confidentiality”) Agreements with each of its four officers. These agreements are identical with the exception of the salary amount in the Employment Agreement.

The Confidentiality Agreement, among other things, obligates each officer not to disclose Confidential Information (as defined in the Agreement) for a period of 5 years after their last date of employment. It commits the employee to assign any work product developed at MedoveX to the Company and assist with obtaining patents for that work as necessary. It contains a provision prohibiting employees from soliciting clients or hiring Company personnel for a period of 2 years after their separation.

The Employment Agreements are for a term of three years and define the compensation and benefits each employee will receive when they start employment. They also define the circumstances for and the effect on compensation and benefits under the following scenarios:

a.	Termination without cause

b.	Termination upon death or disability

c.	Termination by the Company for cause

d.	Termination by the employee for good reason, including material diminishment of position, demands to move or change in control of the Company

e.	Termination by the Company without cause, upon disability or by employee with good reason

f.	Termination for other reasons

If the Company terminates without cause or the employee terminates with good reason, the employee continues to collect his salary and benefits for 6 months after termination. The Employment Agreement also contains a non-compete clause prohibiting the employee from competing with the Company for 1 year after their separation.

The current annualized salaries of our executive officers are as follows:

Name & Position	Annual Salary
Jarrett Gorlin, CEO	$272,000
Patrick Kullmann, President & COO	$231,000
Jeffery Wright, CFO	$130,000
Dennis Moon, VP	$201,000
Manfred Sublowski, Senior VP, Sales and Marketing	$150,000

DIRECTOR COMPENSATION

The board established a policy of paying outside (non-employee) directors $5,000 per quarter for each full quarter of service.

In 2014, outside directors (totaling 8 persons) were paid $140,000 in director’s fees, but no equity compensation was issued.

In 2015, outside directors (totaling 9 persons) were paid $120,000 in director’s fees. On January 6th, 2016, the board voted that all non-employee members of the Board of Directors will receive 3rd and 4th quarter 2015 director’s fees as stock grants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information is presented for each person we know to be a beneficial owner of 5% or more of our securities, each of our directors and executive officers, and our officers and directors as a group.

The percentage of common equity beneficially owned is based upon 12,855,803 shares of Common Stock issued and outstanding as of June 16, 2016, under the assumption that all Streamline shareholders submit their transmittal letters to receive their proportional interest in shares of MedoveX common stock.

The number of shares beneficially owned by each stockholder is determined under the rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to such securities.  Under these rules, beneficial ownership includes any shares as to which the individual or entity has sale or shared voting power or investment power.  Unless otherwise indicated, the address of all listed stockholders is c/o MEDOVEX, 3279 Hardee Avenue, Atlanta, Georgia 30341.  Unless otherwise indicated each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

	Number of Shares Beneficially Owned(1)		Percentage of common equity beneficially owned
Scott M.W. Haufe, M.D., Director	774,110	(2)(4)	6.0%
Jarrett Gorlin, Director and Officer	517,037	(3)(10)	4.0%
Larry W. Papasan, Director	201,076	(4)	1.6%
John C. Thomas, Jr., Director	75,400		0.6%
Patrick Kullmann, Officer	224,932	(5)(8)	1.7%
Jeffery Wright, Officer	29,875	(7)	0.2%
Major General C.A. “Lou” Hennies, Chairman	104,288	(4)	0.8%
James R. Andrews, M.D., Director	104,288	(4)	0.8%
Thomas E. Hills, Director	104,288	(4)	0.8%
Steve Gorlin, Director and Co-Chairman	881,503	(6)	6.9%
Randal R. Betz, M.D., Director	104,288	(4)	0.8%
James R. Andrews, M.D., Director	104,288	(4)	0.8%
Dennis Moon, Officer	204,864	(9)	1.6%
Sablowski, Manfred, Officer	47,725	(11)	0.4%
Officers and Directors as a Group (12 persons)			27.0%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned and options exercisable within 60 days. Beneficial ownership is based on information furnished by the individuals or entities.

(2)
Includes 532,335 shares held by Morgan Stanley Smith Barney custodian for Nicole Haufe Roth IRA, 25,000 shares held by Haufe Family Limited Partnership and 209,275 shares held by Nicole Haufe. Mr. Haufe disclaims beneficial ownership of the shares.

(3)	Represents shares held by The Jarrett S. & Rebecca L. Gorlin Family Limited Partnership. Mr. Gorlin disclaims beneficial ownership of the shares.
(4)	Includes 7,500 shares pursuant to options exercisable within 60 days.

(5)	Includes 96,788 shares held by Pamela M.C. Kullmann. Mr. Kullmann disclaims beneficial ownership of Pamela M.C. Kullmann’s shares.
(6)	Includes 125,000 shares held by Mr. Gorlin's spouse, Deborah Gorlin. Mr. Gorlin disclaims beneficial ownership of Deborah Gorlin’s shares.
(7)	Includes 29,875 shares pursuant to options exercisable within 60 days.
(8)	Includes 17,413 shares pursuant to options exercisable within 60 days.
(9)	Includes 11,288 shares pursuant to options exercisable within 60 days.
(10)	Includes 10,200 shares pursuant to options exercisable within 60 days.
(11)	Includes 43,125 shares pursuant to options exercisable within 60 days.

Equity Compensation Plan Information

In October 2013, the Company adopted the 2013 Stock Option Incentive Plan (the “Plan”).  The Plan will also be submitted in due course for approval by our stockholders, to the extent required under federal tax laws or other applicable laws.

The Plan is intended to secure for us and our stockholders the benefits arising from ownership of our Common Stock by individuals we employ or retain who will be responsible for the future growth of the enterprise.  The Plan is also designed to help attract and retain superior personnel for positions of substantial responsibility, including advisory relationships where appropriate, and to provide individuals with an additional incentive to contribute to our success.  The “Administrator” of the Plan is the Compensation Committee of the Board; however, the Administrator may also delegate to one or more officers of the Company the authority to make most determinations otherwise reserved for decision by the Administrator.  Under the Plan, the Administrator has the flexibility to determine eligible participants and the type and amount of awards to grant to eligible participants.

The Administrator may make the following types of grants under the Plan, each of which will be an “Award”:

●	qualified incentive stock options (“QISOs”);

●	nonqualified stock options; and

●	awards of restricted stock and/or restricted stock units.

Our officers, key employees, directors, consultants and other independent contractors or agents who are responsible for or contribute to our management, growth or profitability will be eligible for selection by the Administrator to participate in the Plan, provided, however, that QISOs may be granted only to our employees.

We authorized and reserved for issuance under the Plan an aggregate of 1,150,000 shares of our Common Stock.  As of December 31, 2015, we have granted an aggregate of 380,000 options to purchase common stock at a weighted average price of $3.95 per share to certain employees, consultants and to outside directors.   If any of the awards granted under the Plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares allocable to or subject to those expired, terminated or forfeited awards will become available for further grants under the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SEC rules require us to disclose any transaction or currently proposed transaction in which the Company is a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

On January 25, 2016, the Company entered into a modification agreement (the “Modification Agreement”) between the Company and Steve Gorlin, a Director of the Company pursuant to which the Company and Mr. Gorlin agreed to immediately convert the promissory note into an aggregate of 571,429 shares of its Common Stock eliminating the Company’s $1,000,000 debt obligation to Mr. Gorlin. On February 16, 2016, the Company and Steve Gorlin entered into an amendment to the Modification Agreement in order to reduce the number of shares of Common Stock that Mr. Gorlin is to receive upon the conversion of the $1,000,000 promissory note from 571,429 shares to 552,041 shares. In consideration for reducing the amount of shares of Common Stock that he was to receive, the Company agreed to reduce the exercise price of Mr. Gorlin's 500,000 warrants (the "Warrants") from $2.00 per share to $1.825 per share. In addition, certain anti-dilution provisions in the Warrants that may have allowed for the issuance of additional warrants were eliminated and an absolute floor of $1.70 per share was added. The amendment to the Modification Agreement was made to address certain concerns of the NASDAQ Stock Market.

The Company pays TAG Aviation (“TAG”), a company owned by CEO Jarrett Gorlin, for approximately 1,200 square feet of office space in Atlanta Georgia for executive office space at a rate of $1,800 per month plus related utilities. The rental rate is 90% of the amount billed to TAG Aviation by the owner of the property. The Company has also chartered aircraft from TAG Aviation. The total amount spent for chartered service with TAG Aviation was approximately $33,000 in 2014 and 26,000 in 2015. The Company believes that such aircraft charter is on terms no less favorable then it would receive from a third party.

In March 2016, we commenced a private offering of up to $2 Million of Units, consisting of one share of our common stock and a Warrant exercisable for one share of our common stock. Jarrett Gorlin, our Chief Executive Officer and member of the Board of Directors, participated in the offering, purchasing 43,028 shares of our common stock and warrants to purchase up to 21,514. Per NASDAQ regulations, Mr. Gorlin purchased his shares at a higher price of $1.255 per share.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Executive Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction.
If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

●	the related person’s interest in the related person transaction;

●	the approximate dollar value of the amount involved in the related person transaction;

●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of our business;

●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party; and

●	the purpose of, and the potential benefits to us of, the transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (iii) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

●	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

We did not have a written policy regarding the review and approval of related person transactions. Nevertheless, with respect to such transactions, it was our policy for our board of directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by our board of directors.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we have entered into indemnification agreements with our directors.

Stock Option Grants to Executive Officers and Directors

In October 2013, the Company adopted the Plan, which will also be submitted in due course for approval by our stockholders, to the extent required under federal tax laws or other applicable laws.

We authorized and reserved for issuance under the Plan an aggregate of 1,150,000 shares of our Common Stock.  In October 2013, we granted an aggregate of 60,000 options to purchase common stock at $2.50 per share to our outside directors, and in January 2015 we granted an aggregate of 125,000 options to purchase common stock at $5.99 to employees and consultants.   If any of the Awards granted under the Plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares allocable to or subject to those expired, terminated or forfeited awards will become available for further grants under the Plan.

Policies and Procedures for Approving Related Person Transactions

Our policy and procedure with respect to any related person transaction between the Company and any related person requiring disclosure under Item 404(a) of regulation S-K under the Exchange Act, is that the Company's audit committee reviews all such transactions. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company was and is to be a participant, and a related party had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by the Company of a related party. The board of directors has adopted a written policy reflecting the policy and procedure identified above.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon the closing of this offering. We have filed copies of these documents with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The description of the capital stock reflects changes to our capital structure that will occur upon the closing of this offering.

We have two authorized classes of stock:  Preferred Stock (500,000 shares authorized), and Common Stock (49,500,000 million shares authorized).

Common Stock

As of June 16, 2016, we had 12,855,803 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determination its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.  There will be no shares of Preferred Stock outstanding upon the closing of this offering.

Anti-Takeover Provisions

Because we are incorporated in Nevada, we are governed by the provisions of Nevada Revised Statutes, specifically 78.378 to 78.3793, which prohibit a person who owns in excess of 10% of our outstanding voting stock from merging, consolidating or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 10% of our outstanding voting stock, unless the merger, consolidation or combination is approved in a prescribed manner. Any provision in our corporate charter or our bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Removal of Directors

A director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc.

NASDAQ Capital Market

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “MDVX,” and our Series A Warrants are listed under the symbol “MDVXW.”

EXPERTS

The consolidated balance sheets of MedoveX Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended were audited by Frazier & Deeter, LLC, an independent registered public accounting firm, as stated in their report which appears elsewhere herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP of New York, New York has provided its opinion on the validity of the securities offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us can be inspected and copies at the SEC's Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549 at the prescribed rates. The SEC also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room.

This prospectus omits certain information that is contained in the registration statement on file with the SEC, of which this prospectus is a part. For further information with respect to us and our securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement and the exhibits may be inspected without charge at the offices of the SEC or copies thereof obtained at prescribed rates from the public reference section of the SEC at the addresses set forth above.

MEDOVEX CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Medovex Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of Medovex Corporation and Subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medovex Corporation and Subsidiary, as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the consolidated financial statements, the Company’s products are being developed and have not generated material revenues to date. As a result, the Company has suffered losses since its inception. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 14. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Frazier & Deeter, LLC
Atlanta, Georgia
April 14, 2016

MEDOVEX CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
Assets
Current Assets
Cash	$1,570,167	$6,684,576
Accounts receivable, Net	33,045	--
Prepaid expenses	169,839	156,730
Inventory	1,878	--
Total Current Assets	1,774,929	6,841,306

Property and Equipment, net of accumulated depreciation	24,838	24,450
Deposits	2,751	--
Developed Technology, net	2,678,571	--
Trademark, net	595,000	--
Goodwill	6,455,645	--
Total Assets	$11,531,734	$6,865,756

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$278,309	$--
Accrued liabilities	100,317	140,678
Interest payable	76,712	219,429
Notes payable	134,540	--
Total Current Liabilities	589,878	360,107
Long-Term Liabilities
Convertible debt, net of debt discount	753,914	--
Notes payable, net of current portion	164,726	--
Deferred rent	491	--
Total Long-Term Liabilities	919,131	--
Total Liabilities	1,509,009	360,107
Stockholders' Equity
Preferred stock - $.001 par value: 500,000 shares authorized, no shares outstanding	--	--
Common stock - $.001 par value: 49,500,000 shares authorized, 11,256,175 and 9,172,480 shares issued at December 31, 2015 and December 31, 2014, respectively, 11,048,203 and 9,172,480 shares outstanding at December 31, 2015 and December 31, 2014, respectively	11,256	9,173
Additional paid-in capital	20,144,911	10,106,841
Accumulated deficit	(10,133,442)	(3,610,365)
Total Stockholders' Equity	10,022,725	6,505,649
Total Liabilities and Stockholders' Equity	$11,531,734	$6,865,756

See notes to consolidated financial statements

MEDOVEX CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2015	2014

Revenues	$33,045	$--
Cost of Goods Sold	(25,383)	--
Gross Profit	7,662	--

Operating Expenses
General and administrative	5,000,727	1,913,648
Sales & Marketing	102,436	--
Research and development	940,179	1,020,703
Depreciation and amortization	433,098	2,681
Total Operating Expenses	6,476,440	2,937,032

Operating Loss	(6,468,778)	(2,937,032)

Other Expenses
Interest expense	54,299	--
Total Other Expenses	54,299	--

Net Loss	$(6,523,077)	$(2,937,032)

Basic and diluted net loss per common share	$(0.60)	$(0.37)
Shares used in computing basic and diluted net loss per share	10,943,675	7,897,117

See notes to consolidated financial statements

MEDOVEX CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKEHOLDERS’ EQUITY
For the year ended December 31, 2015 and 2014

						Total
	Common Stock		Common Stock	Additional	Accumulated	Stockholders'
	Shares	Amount	Subscriptions	Paid-in Capital	Deficit	Equity
Balance - December 31, 2013	7,781,175	$7,782	$(100,000)	$3,341,991	$(673,333)	$2,576,440
Collection of subscription receivable	--	--	100,000	--	--	100,000
Issuance of common stock in public offering at $5.75 per unit, completed on December 19,2014, net offering costs	1,391,305	1,391	--	6,730,878	--	6,732,269
Stock based compensation	--	--	--	33,972	--	33,972
Net loss	--	--	--	--	(2,937,032)	(2,937,032)
Balance – December 31, 2014	9,172,480	$9,173	--	$10,106,841	$(3,610,365)	$6,505,649

Issuance of common stock to underwriters in January 2015	208,695	208	--	1,083,928	--	1,084,136
Value of common stock to acquire Streamline on date of closing at $4.50 per share	1,875,000	1,875	--	8,435,625	--	8,437,500
Stock based compensation	--	--	--	253,659	--	253,659
Issuance of warrant to Steve
Gorlin on November 9 2015	--	--	--	284,858	--	284,858
Due from shareholder
for issuance of convertible debt	--	--	--	(20,000)	--	(20,000)
Net loss	--	--	--	--	(6,523,077)	(6,523,077)
Balance – December 31, 2015	11,256,175	$11,256	--	$20,144,911	$(10,133,442)	$10,022,725

See notes to consolidated financial statements

MEDOVEX CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2015	2014
Cash Flows from Operating Activities
Net loss	$(6,523,077)	$(2,937,032)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,669	2,681
Amortization of intangibles	426,429	--
Amortization of debt discount	38,770
Stock based compensation	253,659	33,972
Straight-line rent adjustment	491	--
Changes in operating assets and liabilities, net of effects of acquisition:
Deposits	(2,751)	--
Accounts receivable	(33,045)	--
Prepaid expenses	63,473	(157,478)
Interest payable	76,712	--
Accounts payable	(164,144)	104,553
Accrued liabilities	(125,130)	189,429
Net Cash Used in Operating Activities	(5,981,944)	(2,759,875)

Cash Flows from Investing Activities
Acquisition of Streamline, Inc., net of cash received	(1,152,291)	--
Expenditures for property and equipment	(7,059)	(23,668)
Net Cash Used in Investing Activities	(1,159,350)	(23,668)

Cash Flows from Financing Activities
Principal payments under note payable obligation	(37,251)	--
Deferred initial public offering costs	--	29,775
Collection of subscription receivable	--	100,000
Proceeds from issuance of warrant	284,858	--
Proceeds from issuance of convertible debt	695,142	--
Proceeds from issuance of common stock from underwriter’s overallotment	1,084,136	--
Proceeds from issuance of common stock in public offering	--	6,732,269
Net Cash Provided by Financing Activities	2,026,885	6,862,044

Net Increase/(Decrease) in Cash	(5,114,409)	4,078,501
Cash - Beginning of period	6,684,576	2,606,075
Cash - End of period	$1,570,167	$6,684,576
Non-cash investing and financing activities
Financing agreement for insurance policy	$76,581	$--
Due from shareholder for issuance of convertible debt	20,000
Issuance of common stock for acquisition of Streamline	8,437,500	--
Net Non-Cash Investing and Financing Activities	$8,534,081	$--

See notes to consolidated financial statements

Note 1 - Organization and Significant Accounting Policies

Description of Business

Medovex Corp. (the “Company” or “Medovex”), was incorporated in Nevada on July 30, 2013 as SpineZ Corp. (“SpineZ”) and changed its name to Medovex Corp. on March 20, 2014.  Medovex is the parent company of Debride Inc. (“Debride”), which was incorporated under the laws of the State of Florida on October 1, 2012.

On September 3, 2013, Debride entered into an Agreement and Plan of Merger with SpineZ, a privately owned company with no operations (the “SpineZ Merger”). The SpineZ Merger was effectuated as a share exchange transaction in which the former stockholders of Debride exchanged each share that they owned of Debride for 1.936 shares of SpineZ.  As a result of the SpineZ Merger, the former owners of Debride became 53% majority owners of SpineZ.  The Company accounted for this transaction as a reverse merger and recapitalization of Debride into SpineZ. The Company is a development stage enterprise that has acquired a patent, patent applications and other intellectual property rights relating to the use, development, and commercialization of the DenerveX™ System which consists of the DenerveX Device and the DenerveX Pro-40 power generator (“DenerveX”). DenerveX is a device that is intended to be used in the treatment of conditions resulting from the degeneration of joints in the spine that cause back pain.

In March 2014, SpineZ changed its legal name to Medovex Corp. and effectuated a 1 for 2 reverse stock split. All share related amounts in the accompanying consolidated financial statements and notes thereto have been retroactively adjusted to reflect this reverse split.

On March 9, 2015, the Board of Directors of MedoveX and Streamline, Inc., a Minnesota corporation (“Streamline”), approved an Agreement and Plan of Merger (the “Merger Agreement”). On March 24, 2015, Streamline shareholders approved the Merger Agreement and the transaction closed immediately thereafter. Under the Merger Agreement, STML Merger Sub, Inc. a wholly-owned subsidiary of MedoveX, merged with Streamline, and thus Streamline became a wholly-owned subsidiary of MedoveX. Streamline is in the business of designing, developing, manufacturing and marketing 510(k) and 510(k) exempt products for use in the medical field.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying financial statements include the accounts of Medovex Corp. and its wholly-owned subsidiary, Streamline. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the financial statements, generally accepted accounting principles in the United States (“U.S. GAAP”) requires disclosure regarding estimates and assumptions used by management that affect the amounts reported in financial statements and accompanying notes. The Company’s significant estimates currently include the fair value, useful life and carrying amount of its patented technology, the deferred income tax asset and the related valuation allowance, and the fair value of its share based payment arrangements. For those estimates that are sensitive to the outcome of future events, actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist solely of cash. At times throughout the year, the Company may maintain certain bank account balances in excess of FDIC insured limits. At December 31, 2015 and 2014, the Company had cash deposits that exceeded federally insured deposit limits. The Company believes that its funds are deposited in high credit quality financial institutions. The Company has not experienced any losses in such accounts to date and believes it is not exposed to any significant credit risk associated with its cash deposits.

Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash balances at December 31, 2015 and 2014 consists of funds deposited in checking accounts with commercial banks.

Accounts Receivable & Allowance for Doubtful Accounts

Accounts receivable represent amounts due from customers for which revenue has been recognized.  Generally, the Company does not require collateral or any other security to support its receivables.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. This allowance is regularly evaluated by the Company for adequacy by taking into consideration factors such as past experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a customer’s ability to pay. Accounts receivable over 60 days past due are considered past due. The Company does not accrue interest on past due accounts receivable.

Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and the specific circumstances of the customer. The Company did not have any bad debt expense for the years ended December 31, 2015 and 2014.

Inventory

Inventory consists of a finished goods unit of the Streamline IV Suspension System (IV Poles). Inventory is valued at the lower of cost or market, using the first–in, first-out (FIFO) method. The Company does not believe any inventory reserve is required as of December 31, 2015.

Goodwill And Purchased Intangible Assets

Goodwill is reviewed for impairment annually on December 31st or more frequently if changes in circumstances or the occurrence of events suggest impairment exists using a two-step process. In step 1, the fair value of each reporting unit is compared to its carrying value, including goodwill. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and the Company would then complete step 2 in order to measure the impairment loss. In step 2, the Company would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets (including unrecognized intangible assets) of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less than the carrying value of goodwill, the Company would recognize an impairment loss, in the period identified, equal to the difference. The Company has concluded that no impairment of goodwill existed as of December 31, 2015, the year of acquisition, and thus did not conduct an impairment analysis as of that date. The Company will commence impairment testing of goodwill in 2016.

Other intangible assets consist of developed technology and a trademark. The Company reviewed intangible assets for impairment as changes in circumstances or the occurrence of events suggested the remaining value was not recoverable. Amortization on the intangibles is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Trademark                                        5 years
Developed technology                  7 years

Fair Value Measurements

We measure certain non-financial assets at fair value on a non-recurring basis. These non-recurring valuations include evaluating assets such as non-amortizing intangible assets for impairment; allocating value to assets in an acquired asset group; and applying accounting for business combinations. We use the fair value measurement framework to value these assets and report the fair values in the periods in which they are recorded or written down.

The fair value measurement framework includes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair values in their broad levels. These levels from highest to lowest priority are as follows:

●	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities;

●	Level 2: Quoted prices in active markets for similar assets or liabilities or observable prices that are based on inputs not quoted on active markets, but corroborated by market data; and

●	Level 3: Unobservable inputs or valuation techniques that are used when little or no market data is available.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include: estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. We may also engage external advisors to assist us in determining fair value, as appropriate.

Although we believe that the recorded fair value of our non-financial assets is appropriate at December 31, 2015, these fair values may not be indicative or reflective of future fair values.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Repairs and maintenance are expensed as incurred. Improvements and betterments, which extend the lives of the assets, are capitalized.

Leases

The Company recognizes rent expense on a straight-line basis over the lease term. The lease term commences on the date that the Company takes possession of or controls the physical use of the property. Deferred rent is included in non-current liabilities on the consolidated balance sheet.

Revenue Recognition

We recognize revenue in accordance with generally accepted accounting principles as outlined in the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 605-10-S99, Revenue Recognition, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. The Company sells its products primarily through direct sales. The Company recognizes revenue when title to the goods and risk of loss transfers to customers, provided there are no material remaining performance obligations required of the Company or any matters of customer acceptance. The Company records estimated sales returns, discounts and allowances as a reduction of net sales in the same period revenue is recognized.

Research and Development

Research and development costs are expensed as incurred.

Advertising

The Company expenses all advertising costs as incurred. For the years ended December 31, 2015 and 2014, advertising costs were approximately $83,000 and $0, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.

Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2015, the Company does not have a liability for unrecognized tax uncertainties.

The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. As of December 31, 2015, the Company has not incurred any interest or penalties relating to uncertain tax positions.

The Company’s evaluation was performed for the tax years ending December 31, 2015, 2014 and 2013, which remain subject to examination by major tax jurisdictions as of December 31, 2015.  The Company does not have any tax years that are no longer subject to U.S. federal, state, and local, or non-US income tax examinations.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the ASC 718, Stock Compensation. ASC 718 addresses all forms of share-based payment (“SBP”) awards including shares issued under employee stock purchase plans and stock incentive shares. Under ASC 718, awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations.

Loss per Share

Basic loss per share is computed on the basis of the weighted average number of shares outstanding for the reporting period. Diluted loss per share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding using the treasury stock method. Any potentially dilutive securities are anti- dilutive due to the Company’s net losses. For the years presented, there is no difference between the basic and diluted net loss per share: 1,974,783 warrants and 380,000 common stock options outstanding were considered anti-dilutive and excluded for the years presented.

Business combinations

The Company completed an acquisition on March 25, 2015. This transaction was recorded using guidelines provided by ASC 805, Business Combinations. Following these guidelines, the consideration paid by Medovex for Streamline was measured on the date of acquisition. An independent valuation of Streamline was performed using the discounted cash flow method. Based on the estimated value of Streamline, the consideration paid by Medovex and the tangible assets of Streamline, Management determined the intangible portion of the purchase price should be assigned between developed technology, trademark, and goodwill. For the quarterly periods ended June 30, 2015 and September 30, 2015, the Company had assigned the entire intangible portion strictly to the technology based intangible asset called “Patent Acquired from Streamline.” For the quarterly periods ended June 30, 2015 and September 30, 2015 the Company assigned no value to the trademark or to goodwill. Refer to Note 5 for the summary of the purchase price allocation based on the completion of the valuation of the assets and liabilities assumed.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued ASU 2014-09, “Revenue Recognition - Revenue from Contracts with Customers” (ASU 2014-09) that requires companies to recognize revenue when a customer obtains control rather than when companies have transferred substantially all risks and rewards of a good or service. This update is effective for annual reporting periods beginning on or after December 15, 2017 and interim periods therein and requires expanded disclosures. The Company is currently assessing the impact the adoption of ASU 2014-09 will have on its consolidated financial statements.

In June 2014, FASB issued Accounting Standards Update, (“ASU”), No. 2014-10, Development Stage Entities, which eliminated certain financial reporting requirements for development stage entities included in ASC 915 Development Stage Entities by removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. The amendments eliminate the following requirement for development stage entities: 1) presentation of inception- to-date information in the statements of operations, cash flows and stockholders’ equity, 2) designation of the financial statements as those of a development stage entity, 3) disclosure of a description of the development stage activities in which the entity is engaged, and 4) disclosure in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. ASU 2014-10 was effective for fiscal years beginning after December 15, 2014. Early adoption was permitted. The Company elected to early adopt the provisions of ASU 2014-10, which are reflected in these consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date of the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. This update is effective  for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company is currently assessing the impact the adoption of ASU No. 2014-15 will have on its consolidated financial statements.

In November 2015, FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for public companies for annual reporting periods beginning after December 15, 2016, and interim periods within those fiscal years. The guidance may be adopted prospectively or retrospectively and early adoption is permitted. The Company is currently assessing the impact the adoption of ASU 2015-17 will have on its consolidated financial statements.

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. ASU 2016-02 is effective for public companies for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal years. The guidance may be adopted prospectively or retrospectively and early adoption is permitted. The Company is currently assessing the impact the adoption of ASU 2016-02 will have on its consolidated financial statements.

Note 3 - Property and Equipment

Property and equipment consists of the following:
	Useful Life	December 31, 2015	December 31, 2014
Furniture and fixtures	5 years	$18,385	$16,016
Computers and software	3 years	16,275	11,587
		34,660	27,603
Less accumulated depreciation		(9,822)	(3,153)

Total		$24,838	$24,450

Depreciation expense amounted to $6,669 for the year ended December 31, 2015 and $2,681 for the year ended December 31, 2014.

 Note 4 – Patent Assignment and Contribution and Royalty Agreements

On February 1, 2013, the Company issued 750,108 shares of common stock to Scott Haufe, M.D. (“Dr. Haufe”) pursuant to the terms of a Contribution and Royalty Agreement dated January 31, 2013 between the Company and Dr. Haufe. This agreement provides for the Company to pay Dr. Haufe royalties equal to 1% of revenues earned from sales of any and all products derived from the use of the DenerveX technology. Royalties are payable to Dr. Haufe within 30 days after the close of each calendar quarter based on actual cash collected from sales of applicable products. The royalty period expires on September 6, 2030.

The Company executed a co-development agreement for the DenerveX technology with royalty provisions with James R. Andrews, M.D., as more fully described in Note 7.

Note 5 – Acquisitions

On March 25, 2015, the Company acquired Streamline Inc. pursuant to an Agreement and Plan of Merger dated March 9, 2015. As a result of this transaction, Streamline, Inc. is now a wholly owned subsidiary of the Company. Under the terms of the Agreement and Plan of Merger, the Company paid $1,397,466 cash and 1,875,000 shares of common stock. The Company incurred approximately $344,000 in acquisition related legal fees.

Per the approved Agreement and Plan of Merger with Streamline, the Company was to issue an aggregate of 1,875,000 shares of Medovex common stock upon receipt of a transmittal letter from each Streamline shareholder. As of December 31, 2015, the Company had received transmittal letters and issued shares for Streamline shareholders representing 1,667,028 shares of Medovex common stock. While the assumption is the remaining shareholders will return a letter, the agreement states that if a shareholder does not return a letter, no shares are issued. Additionally, 200,000 shares of Medovex common stock are being held in escrow until September 25, 2016 to secure Streamline’s indemnification obligations under the Merger Agreement. The terms of the Merger Agreement also require a commitment by Medovex to supply a minimum of $750,000 in working capital to the Streamline subsidiary, to fund the operations and product development of Streamline as needed. Of the $750,000 working capital commitment, approximately $521,000 has been funded during the year ended December 31, 2015. The closing price of the common stock on March 25, 2015 was $4.50 per share. Based on this price and cash consideration, the acquisition of Streamline was valued at $9,834,966.

The following is a summary of the allocation of the fair value of Streamline.

Assets acquired
Cash	$245,174
Inventory	1,878
Other assets	165
Developed technology	3,000,000
Trademark	700,000
Goodwill	6,455,645

Total assets acquired	10,402,862

Liabilities assumed
Accounts payable	301,940
Accrued liabilities	6,018
Notes Payable	259,938

Total	567,896

Net assets acquired	$9,834,966

The results of operations of Streamline are included in the consolidated statements of operations beginning from the acquisition date. The following unaudited condensed pro forma financial information presents the results of operations as if the acquisition had taken place on January 1, 2014.

The unaudited condensed pro forma financial information was prepared for comparative purposes only and is not necessarily indicative of what would have occurred had the acquisition been made at that time or of results which may occur in the future.

	For the year ended December 31, 2015	For the year ended December 31, 2014
Pro Forma Revenues	$33,045	$19,250
Pro Forma Net Loss	$(6,896,189)	$(3,818,501)

Loss per Share	$(0.63)	$(0.39)

Note 6 - Equity Transactions

Private Placements

Founders’ Shares
On February 1, 2013, the Company issued an aggregate of 2,624,892 shares of common stock to its founders in exchange for a contribution of $0.01 cent per share. Aggregate proceeds from this transaction amounted to $27,120. The Company concurrently issued 750,108 additional shares to another founding stockholder in exchange for $7,750 of cash and the transfer of patented technology to the Company pursuant to the terms of the Contribution and Royalty Agreement described in Note 4.

On August 28, 2013, the Company issued 3,050,000 shares of common stock to the initial SpineZ stockholders in exchange for a contribution of $0.04 cents per share. Aggregate proceeds from this transaction amounted to $122,000, which became available to the Company for its use as general working capital upon the completion of the SpineZ Merger.

Private Placement
On September 16, 2013, the Company commenced a private placement of its common stock at an offering price of $2.50 per share. This financing transaction was completed in December 2013 with an aggregate of 1,346,175 shares issued for proceeds amounting to $3,056,651, net of issuance costs of $208,786, and a $100,000 subscription receivable that was paid on January 24, 2014. The Company also issued 10,000 shares of common stock as a partial fee paid to the placement agent who represented the Company in this financing transaction. The shares sold in this private placement were issued with certain rights that provide for such shares to be registered by the Company under the Securities Act of 1933 in the event that the Company files a registration statement with the Securities and Exchange Commission (“SEC”).

Public Placements

On December 19, 2014, the Company completed its Initial Public Offering (“IPO”) of common stock by selling 1,391,305 units pursuant to SEC rule 424(b)(4). Each unit consists of one share of common stock and one warrant. The unit sold for $5.75, and the exercise price of the warrant is $6.90 per share. The units traded on the NASDAQ exchange under the ticker symbol MDVXU. On February 2, 2015, the unit ceased trading and the common stock (MDVX) and warrant (MDVXW) began trading separately. Net of transaction costs, the Company raised approximately $6,732,000 in the IPO. On January 16, 2015, the underwriter exercised its entire 15% overallotment of shares, resulting in the issuance of an additional 208,695 shares of common stock and proceeds of $1,084,136, net of transaction costs.

2013 Stock Option Incentive Plan
On October 14, 2013, the Medovex Corp. Board of Directors approved the Medovex Corp. 2013 Stock Incentive Plan (the “Plan”).  The Company may grant incentive stock options to employees and non-statutory stock options to employees, consultants, and directors for up to 1,150,000 shares of common stock. The stock options are exercisable at a price equal to the market value on the date of the grant. The Plan gives full authority for granting options, determining the type of options granted, and determining the fair market value of the options to the Plan Administrator.

The Company has the right, but not obligation, to repurchase any shares obtained through exercise of an option from terminated Plan participants. The Company has 90 days from the date of termination to exercise it’s repurchase right. The Company must pay the Fair Market Value (“FMV”) of the shares if the termination was for any reason other than for cause, or the option price (if less than FMV of the shares) if the termination is for cause. The FMV is determined by the Plan Administrator on the date of termination.

For the year ended December 31, 2015, the following stock option grants were made:

Grant Date	Options Granted	Exercise Price	Fair Value of Underlying Stock	Intrinsic Value
1/27/2015	125,000	5.99	5.99	None
5/8/2015	50,000	3.61	3.61	None
8/11/2015	145,000	2.91	2.91	None

The option price was set at the estimated fair value of the common stock on the date of grant using the market approach. Under the market approach, the fair value of the common stock was determined to be the value of the stock on the date of the grant.

We utilize the Black-Scholes valuation method to recognize compensation expense over the vesting period. The expected life represents the period that our stock-based compensation awards are expected to be outstanding.

We use a simplified method provided in Securities and Exchange Commission release, Staff Accounting Bulletin No. 110, which averages an award's weighted average vesting period and contractual term for "plain vanilla" share options. The expected volatility was estimated by analyzing the historic volatility of similar public biotech companies in an early stage of development. No dividend payouts were assumed as we have not historically paid, and do not anticipate paying, dividends in the foreseeable future. The risk-free rate of return reflects the weighted average interest rate offered for US treasury rates over the expected term of the options.

The significant assumptions used to estimate the fair value of the equity awards granted in 2015 are;

Grant date	January 27	May 8	August 11
Weighted Fair value of options granted	$3.97	$2.31	$1.94
Expected term (years)	6	6	6
Risk-free interest rate	1.48%	1.70%	1.71%
Volatility	76%	72%	76%
Dividend yield	None	None	None

During 2015, the Company granted options to purchase 320,000 shares of common stock to certain employees and consultants. The stock options vest as follows: 25% on date of grant and 25% on each of the next three anniversaries. The options granted were at the market value of the common stock on the date of the grant.

For the years ended December 31, 2015 and 2014, the Company recognized $253,659 and $33,972, respectively, as compensation expense with respect to option grants.

Stock Option Activity

The following is a summary of stock option activity for 2014 and 2015:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at 12/31/2013	60,000	$2.50	9.8	$--
Exercisable at 12/31/2013	15,000	$2.50	9.8	$--

Granted	--	--	--	$--
Exercised	--	--	--	--
Cancelled	--	--	--	--
Outstanding at 12/31/2014	60,000	$2.50	8.8	$--
Exercisable at 12/31/2014	30,000	$2.50	8.8	$--

Granted	320,000	$4.22	9.3	$--
Exercised	--	--	--	--
Cancelled	--	--	--	--
Outstanding at 12/31/2015	380,000	$3.95	9.1	$--
Exercisable at 12/31/2015	125,000	$3.95	9.1	$--

As of December 31, 2015, there were 255,000 shares of time-based, non-vested stock. Unrecognized compensation cost amounts to approximately $679,468 as of December 31, 2015 and will be recognized as an expense on a straight-line basis over a remaining weighted average service period of 2.71 years.

Note 7 – Commitments

OperatingLeases

Office Space
The Company pays TAG Aviation, a company owned by its Chief Executive Officer, Jarrett Gorlin (“Mr. Gorlin”) for office space that is currently being used as the Company’s principal business location plus utilities cost (see “Related Party Transactions”) on a monthly basis. Payments under this arrangement are $1,800 per month. Rent expense and utilities cost paid to TAG Aviation amounted to approximately $28,400 and $29,000 for the years ended December 31, 2015 and 2014, respectively.

On July 8, 2015, the Company entered into a commercial building lease agreement with Sugar Oak Kimball Royal, LLC. The thirty-six month lease, having commenced on August 1, 2015, provides for the lease by the Company of approximately 2,358 square feet of space in Alpharetta, GA.  Base annual rent is initially set at approximately $2,750 per month.

Total lease expense for the year ended December 31, 2015 was approximately $14,000 related to this lease.  Future minimum lease payments under this rental agreement are approximately as follows:

For the year ended:

December 31, 2016	$34,000
December 31, 2017	35,000
December 31, 2018	21,000
$90,000

Equipment
The Company entered into a non-cancelable 36 month operating lease agreement for equipment on April 22, 2015.  The agreement is renewable at the end of the term and requires the Company to maintain comprehensive liability insurance.

Total lease expense for the year ended December 31, 2015 was approximately $1,800.  Future minimum lease payments under this operating lease agreement are approximately as follows:

For the year ended:

December 31, 2016	$2,600
December 31, 2017	2,600
December 31, 2018	800
$6,000

Purchase Orders

For the years ended December 31, 2015 and 2014, the Company had approximately $484,000 and $61,000, respectively, in outstanding purchase order obligations related to the build of the DenerveX device to Nortech and Bovie Inc.

Consulting Agreements

On December 2, 2013, the Company engaged one of its founding stockholders, Lifeline Industries Inc., to provide business development consulting services over a one-year period at a fee of $10,000 per month. Effective January 1, 2015, this fee was increased to $35,000 per month. Either party can cancel this agreement upon 30 days’ notice.

On March 31, 2015, the Company engaged Laidlaw & Company Ltd. to provide financial advisory services over a one-year period at a fee of $125,000.  The fee is payable in quarterly installments of $31,250 beginning at the start of the advisory period and every three months thereafter. The engagement terminates on March 31, 2016 per the terms of the agreement. All amounts due were paid at December 31, 2015.

On July 1, 2015, the Company engaged a sales manager in Europe to provide sales, marketing, and distribution consulting services over a six-month period for $55,000.  The fee is payable in monthly installments of $9,167 per month.

Employment Agreements

The Company entered into Employment Agreements with each of its four executive officers for aggregate compensation amounting to approximately $834,000 per annum, plus customary benefits.

These employment agreements are for terms of three years and provide for the Company to pay six months of severance in the event of (i) the Company’s termination of an executive’s employment without cause, (ii) the resignation by an executive for good reason, (iii) a change in control of the Company, (iv) a material reduction in an executive’s duties, or (v) a requirement that an executive move their primary work location more than 50 miles.

ComDel Manufacturing, Development and Services Contract

On July 8, 2015, the Company entered into a manufacturing agreement with ComDel Innovation, Inc. (“ComDel”).  The terms of the service contract state ComDel is to manufacture, assemble and test the Company’s Streamline IV Suspension System (“IV Poles”), the patented product acquired in the Streamline acquisition, and to develop future product line extensions of the IV Suspension System.

Co-Development Agreement

In September 2013, the Company executed a Co-Development Agreement with James R. Andrews, M.D. (“Dr. Andrews”) to further evaluate, test and advise on the development of products incorporating the use of the patented technology. In exchange for these services the Company is obligated to pay Dr. Andrews a royalty of 2% of revenues earned from applicable product sales over a period of 5 years. If Dr. Andrews is listed as inventor of any Improvement Patent on the DenerveX device during the 5 year term, he would continue to receive a 1% royalty after the 2% royalty expires for the duration of the effectiveness of the Improvement Patent.

Generator development agreement

In November 2014, the Company executed an agreement with Bovie, Inc. to develop an electrocautery generator that would be used exclusively with the DenerveX System. The Company is obligated to reimburse Bovie up to $295,000 under this agreement for development of the generator. For the years ended December 31, 2015 and 2014, the Company paid approximately $181,200 and $105,000, respectively, under this agreement.

Note 8 – Long Term Liabilities

Finance Agreement

The Company entered into a commercial insurance premium finance and security agreement in December 2015.  The agreement finances the Company’s annual D&O insurance premium. Payments are due in quarterly installments of approximately $26,033 and carry an annual percentage interest rate of 4.65%.

The Company had an outstanding balance of approximately $76,000 at December 31, 2015 related to the agreement.

Promissory Notes

In conjunction with the consummation of the Streamline acquisition on March 25, 2015, the Company assumed two promissory notes for approximately $135,000 and $125,000 to the Bank of North Dakota New Venture Capital Program and North Dakota Development Fund, both outside non-related parties.  Payments on both of the notes are due in aggregate monthly installments of approximately $5,700 and carry an interest rate of 5%.  Both of the notes have a maturity date of August 1, 2019.  The promissory notes had outstanding balances of approximately $223,000 and $0 at December 31, 2015 and December 31, 2014.

Expected future payments related to the promissory notes as of December 31, 2015, are approximately as follows:

For the year ended:

2016	$68,000
2017	68,000
2018	68,000
2019	19,000
$223,000

The Company paid interest expense related to the promissory notes for the year ended December 31, 2015 in the amount of approximately $8,000.  The Company had unpaid accrued interest in the amount of approximately $69,000 at December 31, 2015 related to the promissory notes.

Convertible Debt

On November 9, 2015, the Company issued a convertible promissory note to Steve Gorlin, a director and the father of Jarrett Gorlin, the Company’s CEO, for the principal amount of up to $2,000,000. The loan principal was to be advanced in two installments of $1,000,000 each, the first installment being made upon execution of the promissory note and the second installment to be made by March 1, 2016. The Convertible Note provided that the principal and accrued but unpaid interest could be converted into common stock at $2 per share. The outstanding principal was to earn interest at a rate of 5.5% per annum and was to be paid quarterly. The Company also issued a 3 year warrant to Mr. Steve Gorlin to purchase 500,000 shares of common stock at $2.20 per share.

On January 25, 2016, the Company entered into a modification agreement (the “Modification Agreement”) with Mr. Steve Gorlin. Mr. Steve Gorlin agreed to immediately convert the first advance of $1,000,000 into an aggregate of 571,429 shares of its Common Stock, thus eliminating the Company’s $1,000,000 debt obligation.  Mr. Gorlin had no obligation to convert the promissory note.

On February 16, 2016, the Company and Mr. Steve Gorlin entered into an amendment to the Modification Agreement, reducing the number of shares of Common Stock that Mr. Steve Gorlin received upon the conversion of the $1,000,000 from 571,429 shares to 552,041 shares. The amendment in the amount of shares to be received was made to satisfy NASDAQ requirements.  As consideration for the reduction in the amount of shares to be received, the exercise price of the warrant was reduced to $1.825 share.

On March 15th, the Board of Directors approved a second amendment to the Modification Agreement. The date for making the second installment of $1,000,000 was extended to November 1, 2016.  Additionally, the language in the Note was changed to clarify that the consideration received by the Company on the first installment was in the form of $970,000 cash and $30,000 in directors’ fees due to Mr. Steve Gorlin of which $10,000 had been accrued prior to issuance of the note and reduced as consideration upon issuance of the note.  The remaining $20,000 that is to be received in directors’ fees was accounted for as a reduction in paid in capital and will be recognized on a straight line basis quarterly as the dues are earned.

The Company recorded both the convertible debt and the accompanying warrant on a relative fair value basis of approximately $715,000 and $285,000, respectively. The closing price of the Company’s stock on the day prior to entering into the amendment to the Modification Agreement was $1.75 per share.  See Note 13 for the inputs used to value the warrant as of the respective issue date. Steve Gorlin was also granted piggyback registration rights with respect to the shares of common stock issuable upon conversion of the Note and upon exercise of the warrants. The Company believes that such terms on the Note are no less favorable than it would receive from a third, unrelated party.

The Company did not pay any interest expense related to the convertible debt for the year ended December 31, 2015. The Company had unpaid accrued interest in the amount of approximately $7,500 at December 31, 2015 related to the convertible debt.

As of December 31, 2015, the Note is presented net of discount of approximately $246,000, which will acrete over the life of the note, based on the effective interest method. Accretion expense for the year ended December 31, 2015 was approximately $39,000.

Note 9 - Income Taxes

For the years ended December 31, 2015 and 2014, the Company has incurred net losses and, therefore, has no current income tax liability.  The net deferred tax asset generated by these losses, which principally consist of start-up costs deferred for income tax purposes, is fully reserved as of December 31, 2015, since it currently more likely than not that the benefit will not be realized in future periods.

The provision for Federal income tax consists of the following at December 31,:

Current Income Tax Expense:	2015	2014
Federal	$--	$--
State	--	--

Total Current Income Tax Expense	--	--

Deferred Income Tax Benefit
Federal	2,426,744	995,402
State	253,875	114,918

Total Deferred Tax Benefit	2,706,908	1,110,320

Valuation Allowance	(2,706,908)	(1,110,320)

Total	$--	$--

A reconciliation of the statutory federal income tax expense (benefit) to the effective tax is as follows:

	2015	2014
Statutory rate - federal	34.0%	34.0%
State taxes, net of federal benefit	4.0	4.0

Income tax benefit	38.0%	38.0%
Less valuation allowance	(38.0)	(38.0)

Total	0.0%	0.0%

Deferred tax assets and liabilities consist of the following at December 31,:

	2015	2014
Deferred Tax Assets:
Start-up costs	$3,528,944	$1,336,486
Share-based compensation	122,834	26,633
Total Deferred Tax Assets	3,651,778	1,363,119
Valuation Allowance	(3,651,778)	(1,363,119)
Net Deferred Tax Asset	$--	$--

The Company is required to file federal income tax returns and state income tax returns in the states of Florida, Georgia and Minnesota. There are no uncertain tax positions at December 31, 2015. The Company has not undergone any tax examinations since inception and is therefore not subject to examination by any applicable tax authorities.

Note 10 - Related-Party Transactions

Aviation Expense

Periodically the Company may charter general aviation aircraft from TAG Aviation LLC (“TAG”), a company owned by Jarrett Gorlin. The total amount of general aviation expense paid to TAG amounted to approximately $25,500 and $33,000 during the years ended December 31, 2015 and 2014, respectively.

Operating Lease

As described in Note 7, the Company pay TAG Aviation, a company owned by Jarrett Gorlin, for month to month rental of office space at Dekalb-Peachtree Airport in Atlanta Georgia plus cost of utilities. Payments under this arrangement are $1,800 per month. Rent expense and utilities cost paid to TAG Aviation amounted to approximately $28,400 and $29,000 for the years ended December 31, 2015 and 2014, respectively.

Consulting Expense

On December 2, 2013, the Company engaged Lifeline Industries Inc., a founding stockholder who owns 375,000 shares of its common stock, to provide the Company with business development advisory services. Fees under this arrangement include a $45,000 up-front payment that is non-refundable and $10,000 per month for each month of services provided to the Company under this arrangement.  Effective January 1, 2015, this fee was increased to $35,000 per month. This arrangement is cancelable by either party upon 30 days’ notice. The Company paid $420,000 and $120,000 of fees for the years ended December 31, 2015 and 2014, respectively, under this arrangement.

Convertible Debt

As more fully described in Note 8, on November 9, 2015, the Company issued a convertible promissory note to Steve Gorlin, a related party, for the principal amount of up to $2,000,000.

Note 11 - Research and Development

Devicix Prototype Manufacturing Agreement

In November 2013, the Company accepted a proposal from Devicix, a Minneapolis Minnesota based FDA registered contract medical device designer and developer, to develop a commercially viable prototype of its product that could be used to receive regulatory approval from the FDA and other international agencies for use on humans to relieve pain associated with Facet Joint Syndrome.  Through December 31, 2015, we have paid approximately $1,066,000 to Devicix.

The development work commenced in December 2013. The total estimated cost of this work was initially established at $960,000; however, the terms of the proposal allow either the Company or the manufacturer to cancel the development work with 10 days’ notice. During 2015, the Company incurred approximately $399,000 of expense under this agreement, with approximately $22,000 of the amount in payables at December 31, 2015. During 2014, the Company incurred approximately $586,000 in expenses under the agreement, of which approximately $37,000 was included in accounts payable at December 31, 2014.

DenerveX Generator Manufacturing Agreement

The DenerveX device requires a custom electrocautery generator for power. As described in Note 7, in November 2014, the Company contracted with Bovie International to customize one of their existing electrocautery generators for use with DenerveX Device, and then manufacture that unit on a commercial basis once regulatory approval for the DenerveX was obtained.

The Bovie agreement requires a base $295,000 development fee to customize the unit, plus additional amounts if further customization is necessary beyond predetermined estimates. Through December 31, 2015, we have paid approximately $287,000 to Bovie towards the $295,000 total.

Nortech Manufacturing Agreement

In November 2014, we selected Nortech Systems Inc. (“Nortech”), a Minneapolis, Minnesota based FDA registered contract manufacturer, to produce 315 DenerveX devices from the prototype supplied by Devicix for use in final development and clinical trials. The agreement with Nortech includes agreed upon per unit prices for delivery of the devices.

Actual work on development of the final units began in November 2014. During 2015, the Company incurred approximately $273,000 of expense under this agreement, with approximately $52,000 of the amount in payables at December 31, 2015.  Through December 31, 2015, we have paid approximately $289,000 to Nortech.

For 2014, the Company incurred approximately $16,000 in expenses under the agreement, of which approximately $1,000 was included in accounts payable at December 31, 2014.

Note 12 – Intangible Assets

Intangible assets are summarized as follows:

		December 31,
	Amortization	2015	2014
Amortized	Lives	Cost	Cost
Developed Technology	7	$3,000,000	$--
Trademark	5	700,000	--
Total		3,700,000	--
Less Accumulated Amortization		(426,429)	--
Net		3,273,571	--

Non Amortized
Goodwill		6,455,645	--

Total		$9,729,216	--

Amortization expense related to intangible assets for the years ended December 31, 2015 and 2014 was $426,429 and $0, respectively.

Expected future amortization of intangible assets as of December 31, 2015, is as follows:

Year ending December 31,	Estimated Amortization Expense
2016	$569,000
2017	569,000
2018	569,000
2019	569,000
2020	464,000
Thereafter	534,000
$3,274,000

Note 13 – Common Stock Warrant

As described in Note 8, on November 9, 2015, the Company issued a warrant to Steve Gorlin to purchase 500,000 shares of common stock at an exercise price of $2.20 as additional incentive for making the loan. The warrant is exercisable for up to three years from the date of issuance. The fair value of the warrant was determined to be approximately $398,000 using the Black-Scholes-Merton valuation technique and, based on the relative fair value of both the convertible debt and the warrant, was recorded at approximately $715,000 and $285,000, respectively. Fair value measurement valuation techniques, to the extent possible, should maximize the use of observable inputs and minimize the use of unobservable inputs.  The Company’s fair value measurements of the warrant are designated as Level 1 since all of the significant inputs were observable, and quoted prices were available for the four comparative companies in an active market.

The inputs used to value the warrant as of the respective issue date are as follows:

●	The market price of the Company’s stock on November 9, 2015 of $1.7075
●	Exercise price of the warrant: $2.20

●	Life of the warrant: 3 years
●	Risk free return rate: 1.27%

●	Annualized volatility rate of four comparative companies: 81%

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Note 14 – Liquidity, Going Concern and Management’s Plans

The Company incurred net losses of approximately $6,525,000 and $2,937,000 for the years ended December 31, 2015 and 2014, respectively. The Company will continue to incur losses until such time as it can bring a sufficient number of approved products to market and sell them with margins sufficient to offset expenses.

To date, the Company’s sole source of funds has been from the issuance of debt and equity.

The Company was founded in February 2013 with an approximately $35,000 investment from founding shareholders in exchange for common stock.

In August 2013, the Company merged with Spinez.

The Spinez founders invested an additional $122,000 into the Company for common stock. In December 2013, a private placement of common stock was closed, netting approximately $3,157,000 for the Company. In December 2014, the Company raised approximately $6,732,000 net of expenses in a public offering of its common stock.

In January 2015, the underwriter for the public offering exercised the overallotment of shares pursuant to the initial public offering, netting another $1,084,000.

As discussed in Note 8, the Company  issued a promissory note for $2,000,000 of convertible debt on November 9, 2015 to Steve Gorlin, a director and father of Jarrett Gorlin, the Company’s CEO.   The Company received $970,000 in cash and the elimination of $30,000 of directors fees upon execution of the agreement. A second installment of $1,000,000 is to be made by Mr. Steve Gorlin by November 1, 2016.,

The Company is exploring other fundraising options for 2016. However, if the Company is unable to raise sufficient financing, it could be required to undertake initiatives to conserve its capital resources, including delaying or suspending the development of its technology. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments to the carrying amounts of its assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 15 - Subsequent Events

On January 1, 2016, the consulting agreement with Lifeline Industries Inc., the related party owning 375,000 shares of common stock, as discussed in Note 8, was modified to decrease the monthly compensation to $5,000 through March 31, 2016.

On January 1, 2016, the consulting agreement with the European sales manager, as discussed in Note 7, was modified to decrease the monthly compensation to $5,000 through June 30, 2016.

On January 6, 2016, the Company granted an aggregate of 214,900 stock options to purchase common stock at $0.95 to certain employees and consultants.

On January 6, 2016, the Board of Directors authorized a reduction in the exercise price of the Company’s 1,391,305 outstanding public warrants, traded under the symbol “MDXW”, from $6.90 per share to $3.00 per share for the life of the public warrants.

On January 25, 2016, the Company and Mr. Steve Gorlin agreed to amend the conversion price of the promissory note discussed in Note 8 from $2.00 per share to $1.75 per share.  In turn, Mr. Gorlin agreed to immediately convert the promissory note into an aggregate of 571,429 shares of its Common Stock, eliminating the Company’s debt obligation. Additionally, Mr. Gorlin also agreed to acquire 571,429 additional shares of Common Stock at a price of $1.75 per share for a total purchase price of $1,000,000 within two months from the date of the agreement.  The modification agreement also amended the exercise price of the warrant issued to Mr. Gorlin on November 9, 2015 from $2.20 per share to $2.00 per share.

On February 16, 2016, the Company and Steve Gorlin entered into an Amendment to the Modification Agreement in order to reduce the amount of shares of Common Stock that Mr. Gorlin was to receive upon the conversion of the $1,000,000 promissory note from 571,429 shares to 552,041 shares. In consideration for reducing the amount of shares of common stock that he was to receive, the Company agreed to reduce the exercise price of Steven Gorlin’s 500,000 share Warrant from $2.00 per share to $1.825 per share.  Additionally, certain anti-dilution provisions in the Warrant that may have allowed for the issuance of additional warrants were eliminated and an absolute floor of $1.70 per share was added. This amendment to the Modification Agreement was made to address certain concerns of the NASDAQ Stock Market.

Effective March 1st, the Board of Directors approved a modification to the convertible Note with Steve Gorlin wherein the date for making the second investment of $1,000,000 was moved to November 1, 2016.  Additionally, the language in the Note was changed to specify that the consideration received by the Company was in the form of $970,000 cash and $30,000 of directors’ fees due to Steve Gorlin.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The audit committee of our board of directors was notified by management of a request to use an independent registered public accounting firm with a more local presence with regard to the Company’s location in the metropolitan Atlanta, Georgia area.  The decision to change accountants was approved by the board, such that the board provided notice to Marcum, LLP (the “Former Auditor”) of its dismissal, effective January 27, 2015, as the Company’s independent registered public accounting firm at the request of the Company’s management.  The Former Auditor served as the auditors of the Company’s financial statements from inception through January 27, 2015.

The report of the Former Auditor on the Company’s consolidated financial statements for the period beginning February 1, 2013 (inception) and ending on December 31, 2013 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that there was an explanatory paragraph describing conditions that raised substantial doubt about the Company’s ability to continue as a going concern.

In connection with the audit of the Company's consolidated financial statements for the period beginning February 1, 2013 (inception) and ended December 31, 2013, and in the subsequent interim period preceding Marcum’s dismissal, there were no disagreements with the Former Auditor on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of the Former Auditor, would have caused the Former Auditor to make reference to the matter in their report. There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the period beginning February 1, 2013 (inception) and ended December 31, 2013, or in the subsequent period prior to Marcum’s dismissal, except that the Former Auditor advised the Company of a material weakness in internal control over financial reporting.

The Company has provided the Former Auditor with a copy of the foregoing disclosure, and requested that the Former Auditor furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with such disclosure. A copy of the letter from the Former Auditor addressed to the Securities and Exchange Commission dated as of January 29, 2015 is filed as Exhibit 16.1 on Form 8-K filed on January 30, 2015.

On January 27, 2015, our audit committee recommended, and our board of directors appointed, Frazier & Deeter, LLC (the “New Auditor”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2014 and 2013.

During the period beginning February 1, 2013 (inception) and ended December 31, 2013, and the subsequent interim period prior to the engagement of the New Auditor, the Company had not consulted with the New Auditor with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

MEDOVEX CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	March 31, 2016 (unaudited)	December 31, 2015
Assets
Current Assets
Cash	$471,224	$1,570,167
Accounts receivable, Net	--	33,045
Prepaid expenses	155,622	169,839
Inventory	1,878	1,878
Total Current Assets	628,724	1,774,929

Property and Equipment, Net	26,023	24,838
Deposits	2,751	2,751
Developed Technology, Net	2,571,429	2,678,571
Trademark, Net	560,000	595,000
Goodwill	6,455,645	6,455,645
Total Assets	$10,244,572	$11,531,734
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$210,812	$278,309
Accrued liabilities	149,072	100,317
Interest payable	69,222	76,712
Notes payable	109,269	134,540
Total Current Liabilities	538,375	589,878
Long-Term Liabilities
Convertible debt	--	753,914
Notes Payable, net of current portion	149,748	164,726
Deferred Rent	786	491
Total Long-Term Liabilities	150,534	919,131
Total Liabilities	688,909	1,509,009
Stockholders' Equity
Preferred stock - $.001 par value: 500,000 shares authorized, no shares outstanding	--	--
Common stock - $.001 par value: 49,500,000 shares authorized, 11,808,216 and 11,256,175 shares issued at March 31, 2016 and December 31, 2015, respectively, 11,606,593 and 11,048,203 shares outstanding at March 31, 2016 (unaudited) and December 31, 2015, respectively	11,808	11,256
Additional paid-in capital	21,524,583	20,164,911
Due from Stockholder	(15,000)	(20,000)
Accumulated deficit	(11,965,728)	(10,133,442)
Total Stockholders' Equity	9,555,663	10,022,725
Total Liabilities and Stockholders' Equity	$10,244,572	$11,531,734

See notes to consolidated financial statements

MEDOVEX CORP. AND SUBSIDIARY
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2016	2015

Revenues	$--	$--

Operating Expenses
General and administrative	1,130,711	1,149,723
Sales and marketing	21,272	--
Research and development	189,283	304,719
Depreciation and amortization	144,170	--
Total Operating Expenses	1,485,436	1,454,442

Operating Loss	(1,485,436)	(1,454,442)

Other Expenses
Interest Expense	346,850	--
Total Other Expenses	346,850	--
Net Loss	$(1,832,286)	$(1,454,442)

Basic and diluted net loss per common share	$(0.16)	$(0.16)

Shares used in computing basic and diluted net loss per share	11,624,202	9,381,175

See notes to consolidated financial statements

MEDOVEX CORP. AND SUBSIDIARY
UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the three months ended March 31, 2016

	Common Stock		Additional Paid-in	Due From	Accumulated	Stockholders'
	Shares	Amount	Capital	Stockholder	Deficit	Equity
Balance - December 31, 2015	11,256,175	$11,256	$20,164,911	$(20,000)	$(10,133,442)	$10,022,725
Conversion of promissory note on January 25, 2016	552,041	552	1,071,961	--	--	1,072,513
Warrant price modification on January 25, 2016	--	--	18,050	--	--	18,050
Warrant price modification on February 16, 2016	--	--	7,670	--	--	7,670
Repayment of due from stockholder through forgone director fees	--	--	--	5,000	--	5,000
Stock based compensation	--	--	261,991	--	--	261,991
Net loss	--	--	--	--	(1,832,286)	(1,832,286)
Balance - March 31, 2016	11,808,216	$11,808	$21,524,583	$(15,000)	$(11,965,728)	$9,555,663

See notes to consolidated financial statements

MEDOVEX CORP. AND SUBSIDIARY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2016	2015
Cash Flows from Operating Activities
Net loss	$(1,832,286)	$(1,454,442)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,028	1,485
Amortization of intangible assets	142,142	--
Amortization of debt discount	246,086	--
Debt conversion expense	68,694	--
Stock based compensation	261,991	47,377
Straight-line rent adjustment	295	--
Non-cash directors fees	5,000	--
Adjustment of fair value of warrant modification	25,720	--
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	33,045	--
Prepaid expenses	14,217	34,133
Accounts payable	(67,497)	118,655
Interest payable	(3,671)	--
Accrued liabilities	48,755	13,691
Net Cash Used in Operating Activities	(1,055,481)	(1,239,101)
Cash Flows from Investing Activities
Acquisition of Streamline, Inc., net of cash received	--	(1,496,478)
Expenditures for property and equipment	(3,213)	(4,022)
Net Cash Used in Investing Activities	(3,213)	(1,500,500)

Cash Flows from Financing Activities
Principal payments under note payable obligation	(40,249)	--
Proceeds from issuance of common stock from underwriter’s overallotment	--	1,084,136
Net Cash (Used in) Provided by Financing Activities	(40,249)	1,084,136
Net Decrease in Cash	(1,098,943)	(1,655,465)
Cash - Beginning of period	1,570,167	6,684,576
Cash - End of period	$471,224	$5,029,111
Non-cash investing and financing activities

Issuance of common stock for acquisition of Streamline	$--	$8,437,500
Repayment of due from stockholder through forgone director fees	5,000	--
Conversion of note and accrued interest to common stock	1,072,513	--
Non-cash investing and financing activities	$1,077,513	$8,437,500

See notes to consolidated financial statements

MEDOVEX CORP.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

 Note 1 - Organization and Significant Accounting Policies

Description of Business

MedoveX Corp. (the “Company” or “MedoveX”), was incorporated in Nevada on July 30, 2013 as SpineZ Corp. (“SpineZ”) and changed its name to MedoveX Corp. on March 20, 2014.  MedoveX is the parent company of Debride Inc. (“Debride”), which was incorporated under the laws of the State of Florida on October 1, 2012.

On March 9, 2015, the Board of Directors of MedoveX and Streamline, Inc., a Minnesota corporation (“Streamline”), approved an Agreement and Plan of Merger (the “Merger Agreement”). On March 24, 2015, Streamline shareholders approved the Merger Agreement and the transaction closed immediately thereafter. Under the Merger Agreement, STML Merger Sub, Inc. a wholly-owned subsidiary of MedoveX, merged with Streamline, and thus Streamline became a wholly-owned subsidiary of MedoveX. Streamline is in the business of designing, developing, manufacturing and marketing 510(k) and 510(k) exempt products for use in the medical field.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These consolidated financial statements include the accounts of MedoveX Corp. and its wholly-owned subsidiary, Streamline. All intercompany accounts and transactions have been eliminated in consolidation.

Unaudited interim results

The accompanying consolidated balance sheet as of March 31, 2016, consolidated statements of operations for the three months ended March 31, 2016 and 2015, statement of changes in stockholders’ equity for the three months ended March 31, 2016 and the statements of cash flows for the three months ended March 31, 2016 and 2015 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments which included only normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2016 and results of operations and cash flows for the three months ended March 31, 2016 and 2015. The financial data and other information disclosed in the notes to the consolidated financial statements related to the three month periods are unaudited. The results for the three months ended March 31, 2016 are not necessarily indicative of the results to be expected for the year ending December 31, 2016 or for any other interim period or for any future year.

The accompanying unaudited consolidated financial statements have been prepared based upon SEC rules that permit reduced disclosure for interim periods. For a more complete discussion of significant accounting policies and certain other information, please refer to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. These financial statements reflect all adjustments that are necessary for a fair presentation of results of operations and financial condition for the interim periods shown, including normal recurring accruals and other items. The results for the interim periods are not necessarily indicative of results for the full year.

Use of Estimates

In preparing the financial statements, generally accepted accounting principles in the United States (U.S. GAAP) requires disclosure regarding estimates and assumptions used by management that affect the amounts reported in financial statements and accompanying notes. The Company’s significant estimates include the fair value, useful life and carrying amount of its patented technology, the deferred income tax asset and the related valuation allowance, and the fair value of its share based payment arrangements.

For those estimates that are sensitive to the outcome of future events, actual results could differ from those estimates.

Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash balances at March 31, 2016 and December 31, 2015 consists of funds deposited in checking accounts with commercial banks.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist solely of cash. At times throughout the year, the Company may maintain certain bank account balances in excess of FDIC insured limits. At December 31, 2015 and March 31, 2016, the Company had cash deposits that exceeded federally insured deposit limits.

The Company believes that its funds are deposited in high credit quality financial institutions. The Company has not experienced any losses in such accounts to date and believes it is not exposed to any significant credit risk associated with its cash deposits.

Accounts Receivable & Allowance for Doubtful Accounts

Accounts receivable represent amounts due from customers for which revenue has been recognized. Generally, the Company does not require collateral or any other security to support its receivables.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. This allowance is regularly evaluated by the Company for adequacy by taking into consideration factors such as past experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a customer’s ability to pay. Accounts receivable over 60 days past due are considered past due. The Company does not accrue interest on past due accounts receivable.

Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and the specific circumstances of the customer. The Company did not have any bad debt expense for the three months ended March 31, 2016 and 2015.

Inventory

Inventory consists of a finished goods unit of the Streamline IV Suspension System (IV Poles). Inventory is valued at the lower of cost or market, using the first–in, first-out (FIFO) method. The Company does not believe any inventory reserve is required as of March 31, 2016.

Goodwill And Purchased Intangible Assets

Goodwill is reviewed for impairment annually on December 31st or more frequently if changes in circumstances or the occurrence of events suggest impairment exists using a two-step process. In step 1, the fair value of each reporting unit is compared to its carrying value, including goodwill. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and the Company would then complete step 2 in order to measure the impairment loss. In step 2, the Company would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets (including unrecognized intangible assets) of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less than the carrying value of goodwill, the Company would recognize an impairment loss, in the period identified, equal to the difference.

Other intangible assets consist of developed technology and a trademark. The Company reviewed intangible assets for impairment as changes in circumstances or the occurrence of events suggested the remaining value was not recoverable. Amortization on the intangibles is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Trademark                                              5 years
Developed technology                        7 years

 Fair Value Measurements

We measure certain non-financial assets at fair value on a non-recurring basis. These non-recurring valuations include evaluating assets such as non-amortizing intangible assets for impairment; allocating value to assets in an acquired asset group; and applying accounting for business combinations. We use the fair value measurement framework to value these assets and report the fair values in the periods in which they are recorded or written down.

The fair value measurement framework includes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair values in their broad levels. These levels from highest to lowest priority are as follows:

●	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities;
●	Level 2: Quoted prices in active markets for similar assets or liabilities or observable prices that are based on inputs not quoted on active markets, but corroborated by market data; and
●	Level 3: Unobservable inputs or valuation techniques that are used when little or no market data is available.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used.

Such assumptions could include: estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. We may also engage external advisors to assist us in determining fair value, as appropriate.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Repairs and maintenance are expensed as incurred. Improvements and betterments, which extend the lives of the assets, are capitalized.

Leases

The Company recognizes rent expense on a straight-line basis over the lease term. The lease term commences on the date that the Company takes possession of or controls the physical use of the property. Deferred rent is included in non-current liabilities on the consolidated balance sheet.

Revenue Recognition

We recognize revenue in accordance with generally accepted accounting principles as outlined in the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 605-10-S99, Revenue Recognition, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. The Company sells its products primarily through direct sales. The Company recognizes revenue when title to the goods and risk of loss transfers to customers, provided there are no material remaining performance obligations required of the Company or any matters of customer acceptance. The Company records estimated sales returns, discounts and allowances as a reduction of net sales in the same period revenue is recognized.

Research and Development

Research and development costs are expensed as incurred.

Advertising

The Company expenses all advertising costs as incurred. For the three months ended March 31, 2016 and 2015, advertising costs were approximately $21,000 and $0, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the ASC 718, Stock Compensation. ASC 718 addresses all forms of share-based payment (“SBP”) awards including shares issued under employee stock purchase plans and stock incentive shares. Under ASC 718, awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.

Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

ASC 740 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2015, and March 31, 2016 the Company does not have a liability for unrecognized tax uncertainties.

The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. As of March 31, 2016, the Company has not incurred any interest or penalties relating to uncertain tax positions.

The Company’s evaluation was performed for the tax years ending December 31, 2015, 2014 and 2013, which remain subject to examination by major tax jurisdictions as of March 31, 2016.  The Company does not have any tax years that are no longer subject to U.S. federal, state, and local, or non-US income tax examinations.

Basic loss per share is computed on the basis of the weighted average number of shares outstanding for the reporting period. Diluted loss per share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding using the treasury stock method. Any potentially dilutive securities are anti-dilutive due to the Company’s net losses. There is no difference between the basic and diluted net loss per share. 1,974,783 warrants and 594,900 common stock options outstanding were considered anti-dilutive at March 31, 2016. 185,000 stock options were considered anti-dilutive at March 31, 2015.

Business combinations

The Company completed an acquisition on March 25, 2015. This transaction was recorded using guidelines provided by ASC 805, Business Combinations. Following these guidelines, the consideration paid by MedoveX for Streamline was measured on the date of acquisition. An independent valuation of Streamline was performed using the discounted cash flow method. Based on the estimated value of Streamline, the consideration paid by MedoveX and the tangible assets of Streamline, Management determined the intangible portion of the purchase price should be assigned between developed technology, trademark, and goodwill. Refer to Note 4 for the summary of the purchase price allocation based on the completion of the valuation of the assets and liabilities assumed.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued ASU 2014-09, “Revenue Recognition - Revenue from Contracts with Customers” (ASU 2014-09) that requires companies to recognize revenue when a customer obtains control rather than when companies have transferred substantially all risks and rewards of a good or service. This update is effective for annual reporting periods beginning on or after December 15, 2017 and interim periods therein and requires expanded disclosures. The Company is currently assessing the impact the adoption of ASU 2014-09 will have on its consolidated financial statements.

In November 2015, FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet.

ASU 2015-17 is effective for public companies for annual reporting periods beginning after December 15, 2016, and interim periods within those fiscal years. The guidance may be adopted prospectively or retrospectively and early adoption is permitted. The Company is currently assessing the impact the adoption of ASU 2015-17 will have on its consolidated financial statements.

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. ASU 2016-02 is effective for public companies for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal years. The guidance may be adopted prospectively or retrospectively and early adoption is permitted. The Company is currently assessing the impact the adoption of ASU 2016-02 will have on its consolidated financial statements.

Note 3 - Property and Equipment

Property and equipment, net, consists of the following:
	Useful Life	March 31, 2016	December 31, 2015
Furniture and fixtures	5 years	$19,636	$18,385
Computers and software	3 years	18,237	16,275
		37,873	34,660
Less accumulated depreciation		(11,850)	(9,822)

Total		$26,023	$24,838

Depreciation expense amounted to $2,028 and $1,485, for the three months ended March 31, 2016 and 2015, respectively.

Note 4 - Acquisition

On March 25, 2015, the Company acquired Streamline Inc. pursuant to an Agreement and Plan of Merger dated March 9, 2015.  As a result of this transaction, Streamline, Inc. is now a wholly owned subsidiary of the Company. Under the terms of the Agreement and Plan of Merger, the Company paid $1,397,466 cash and 1,875,000 shares of common stock. The Company incurred approximately $344,000 in acquisition related legal fees.

Per the approved Agreement and Plan of Merger with Streamline, the Company was to issue an aggregate of 1,875,000 shares of MedoveX common stock upon receipt of a transmittal letter from each Streamline shareholder. As of March 31, 2016, the Company had received transmittal letters from Streamline shareholders representing 1,673,377 shares of MedoveX common stock. While the assumption is the remaining shareholders will return a letter, the agreement is structured such that if a shareholder does not return a letter, no shares are issued. Additionally, 200,000 shares of MedoveX common stock are being held in escrow until September 25, 2016 to secure Streamline’s indemnification obligations under the Merger Agreement.  The terms of the Merger Agreement also require a commitment by MedoveX to supply a minimum of $750,000 in working capital to the Streamline subsidiary, to fund the operations and product development of the Company as needed. Of the $750,000 working capital commitment, approximately $129,000 and $11,000, has been funded for the three month periods ended March 31, 2016 and 2015, respectively. Of the $750,000 working capital commitment, approximately $641,000 has been funded through March 31, 2016.

The closing price of the common stock on March 25, 2015 was $4.50 per share. Based on this price and cash consideration, the acquisition of Streamline was valued at $9,834,966.

The following is a summary of the allocation of the fair value of Streamline.

Assets acquired
Cash	$245,174
Inventory	1,878
Other assets	165
Developed technology	3,000,000
Trademark	700,000
Goodwill	6,455,645

Total assets acquired	10,402,862

Liabilities assumed
Accounts payable	301,940
Accrued liabilities	6,018
Notes Payable	259,938

Total	567,896

Net assets acquired	$9,834,966

Note 5 - Equity Transactions

Public Placement

On December 19, 2014, the Company completed its Initial Public Offering (“IPO”) of common stock by selling 1,391,305 units pursuant to SEC rule 424(b)(4). Each unit consists of one share of common stock and one warrant. The unit sold for $5.75, and the exercise price of the warrant is $6.90 per share. The units traded on the NASDAQ exchange under the ticker symbol MDVXU. On February 2, 2015, the unit ceased trading and the common stock (MDVX) and warrant (MDVXW) began trading separately. Net of transaction costs, the Company raised $6,731,783 in the IPO. On January 16, 2015, the underwriter exercised its entire 15% overallotment of shares, resulting in the issuance of an additional 208,695 shares of common stock and proceeds of $1,084,136, net of transaction costs.

Stock-Based Compensation Plan

2013 Stock Option Incentive Plan

On October 14, 2013, the MedoveX Corp. Board of Directors approved the MedoveX Corp. 2013 Stock Incentive Plan (the “Plan”).  The Company may grant incentive stock options to employees and non-statutory stock options to employees, consultants, and directors for up to 1,150,000 shares of common stock.

The stock options are exercisable at a price equal to the market value of the common stock on the date of the grant. The Plan gives full authority for granting options, determining the type of options granted, and determining the fair market value of the options to the Plan Administrator.

The Company has the right, but not obligation, to repurchase any shares obtained through exercise of an option from terminated Plan participants. The Company has 90 days from the date of termination to exercise its repurchase right. The Company must pay the Fair Market Value (“FMV”) of the shares if the termination was for any reason other than for cause, or the option price (if less than FMV of the shares) if the termination is for cause. The FMV is determined by the Plan Administrator on the date of termination.

On January 6, 2016, the Board of Directors authorized the Company to issue options to purchase an aggregate of 214,900 shares of common stock to certain employees and consultants. The stock options vest as follows: 25% on date of grant and 25% on each of the next three years after the grant date. The options issued are exercisable at a price of $0.95, which is equal to the market value of the common stock on the date of the grant.

We utilize the Black-Scholes valuation method to recognize compensation expense over the vesting period. The expected life represents the period that our stock-based compensation awards are expected to be outstanding.

We use a simplified method provided in Securities and Exchange Commission release, Staff Accounting Bulletin No. 110, which averages an award's weighted average vesting period and contractual term for "plain vanilla" share options. The expected volatility was estimated by analyzing the historic volatility of similar public biotech companies in an early stage of development. No dividend payouts were assumed as we have not historically paid, and do not anticipate paying, dividends in the foreseeable future. The risk-free rate of return reflects the weighted average interest rate offered for US treasury rates over the expected term of the options.

The significant assumptions used to estimate the fair value of the equity awards granted are;

Grant date	January 6, 2016
Weighted Fair value of options granted	$0.67
Expected term (years)	6
Risk-free interest rate	1.82%
Volatility	83%
Dividend yield	None

For the three months ended March 31, 2016 and 2015, the Company recognized approximately $262,000 and $47,000, respectively, as compensation expense with respect to the stock options.

Stock Option Activity

As of March 31, 2016, there were 384,925 shares of time-based, non-vested stock options. As of March 31, 2016 there was approximately $561,864 of total unrecognized stock-based compensation related to these non-vested stock options. That expense is expected to be recognized on a straight-line basis over a weighted average period of 2.51 years.

The following is a summary of stock option activity at March 31, 2016:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Aggregate Intrinsic Value
Outstanding at 12/31/2015	380,000	$3.95	9.1	$--

Granted	214,900	$0.95	9.8	$--
Exercised	--	--	--	$--
Cancelled	--	--	--	$--
Outstanding at 3/31/2016	594,900	$2.87	9.2	$--
Exercisable at 3/31/2016	209,975	$3.28	9.2	$--

Note 6 - Commitments

OperatingLeases

Office Space
The Company pays TAG Aviation, a company owned by its Chief Executive Officer, Jarrett Gorlin (“Mr. Gorlin”) for office space that is currently being used as the Company’s principal business location plus utilities cost (see “Related Party Transactions”) on a monthly basis. Rent expense and utilities cost paid to TAG Aviation amounted to approximately $7,500 and $7,900 for the three months ended March 31, 2016 and 2015, respectively.

On July 8, 2015, the Company entered into a commercial building lease agreement with Sugar Oak Kimball Royal, LLC. The thirty-six month lease, having commenced on August 1, 2015, provides for the lease by the Company of approximately 2,358 square feet of space in Alpharetta, GA. Base annual rent is initially set at approximately $2,750 per month.

Total lease expense for the three months ended March 31, 2016 was approximately $8,250 related to this lease.  Future minimum lease payments under this rental agreement are approximately as follows:

For the year ended:

December 31, 2016	$25,000
December 31, 2017	35,000
December 31, 2018	21,000
$81,000

Equipment
The Company entered into a non-cancelable 36 month operating lease agreement for equipment on April 22, 2015.  The agreement is renewable at the end of the term and requires the Company to maintain comprehensive liability insurance.  Total lease expense for the three month period ended March 31, 2016 was approximately $700. Future minimum lease payments under this operating lease agreement are approximately as follows:

For the year ended:

December 31, 2016	$2,000
December 31, 2017	2,600
December 31, 2018	800
$5,400

Purchase Orders

For the three months ended March 31, 2016 and 2015, the Company had approximately $514,000 and $409,000 respectively, in outstanding purchase order obligations related to the build of the DenerveX device to Nortech and Bovie Inc.

Consulting Agreements

On December 2, 2013, the Company engaged one of its founding stockholders to provide business development consulting services over a one-year period at a fee of $10,000 per month. The agreement was subsequently extended and increased to $35,000 per month in 2015. Effective January 1, 2016, the fee was modified to $5,000 per month through June 2016. Either party can cancel this agreement upon 30 days’ written notice.

On July 1, 2015, the Company engaged Dirk Kemmstedt to provide sales, marketing and distribution consulting services over a six-month period for $55,000. Effective January 1, 2016, this consulting agreement was modified to decrease the monthly compensation to $5,000 through June 30, 2016.

Employment Agreements

The Company entered into Employment Agreements with each of its four executive officers for aggregate compensation amounting to approximately $834,000 per annum, plus customary benefits. These employment agreements are for terms of three years and provide for the Company to pay six months of severance in the event of (i) the Company’s termination of an executive’s employment without cause, (ii) the resignation by an executive for good reason, (iii) a change in control of the Company, (iv) a material reduction in an executive’s duties, or (v) a requirement that an executive move their primary work location more than 50 miles.

Co-Development Agreement

In September 2013, the Company executed a Co-Development Agreement with James R. Andrews, M.D. (“Dr. Andrews”) to further evaluate, test and advise on the development of products incorporating the use of the patented technology. In exchange for these services the Company is obligated to pay Dr. Andrews a royalty of 2% of revenues earned from applicable product sales over a period of 5 years. If Dr. Andrews is listed as inventor of any Improvement Patent on the DenerveX device during the 5 year term, he would continue to receive a 1% royalty after the 2% royalty expires for the duration of the effectiveness of the Improvement Patent.

ComDel Manufacturing, Development and Services Contract

On July 8, 2015, the Company entered into a manufacturing agreement with ComDel Innovation, Inc. (“ComDel”).  The terms of the service contract state ComDel is to manufacture, assemble and test the Company’s Streamline IV Suspension System (IV Poles), the patented product acquired in the Streamline acquisition, and to develop future product line extensions of the IV Suspension System.

Generator development agreement

In November 2014, the Company executed an agreement with Bovie, Inc. to develop an electrocautery generator that would be used exclusively with the DenerveX System.

The Company is obligated to reimburse Bovie up to $295,000 under this agreement for development of the generator. For the three months ended March 31, 2016 and 2015, the Company paid approximately $0 and $19,000, respectively, under this agreement.

Note 7 – Long Term Liabilities

Finance Agreement

The Company entered into a commercial insurance premium finance and security agreement in December 2015. The agreement finances the Company’s annual D&O insurance premium. Payments are due in quarterly installments of approximately $26,033 and carry an annual percentage interest rate of 4.65%.

The Company had an outstanding balance of approximately $51,000 at March 31, 2016 related to the agreement.

Promissory Notes

In conjunction with the consummation of the Streamline acquisition on March 25, 2015, the Company assumed two promissory notes for approximately $135,000 and $125,000 to the Bank of North Dakota New Venture Capital Program and North Dakota Development Fund, both outside non-related parties. Payments on both of the notes are due in aggregate monthly installments of approximately $5,700 and carry an interest rate of 5%. Both of the notes have a maturity date of August 1, 2019. The promissory notes had outstanding balances of approximately $208,000 and $223,000 at March 31, 2016 and December 31, 2015, respectively.

Expected future payments related to the promissory notes as of March 31, 2016, are approximately as follows:

For the year ended:

2016	$53,000
2017	68,000
2018	68,000
2019	19,000
$208,000

The Company paid interest expense related to the promissory notes for the three months ended March 31, 2016 in the amount of approximately $2,800. The Company did not pay any interest expense related to the promissory notes for the three months ended March 31, 2015. The Company had unpaid accrued interest in the amount of approximately $69,000 at March 31, 2016 and December 31, 2015 related to the promissory notes.

Convertible Debt

On November 9, 2015, the Company issued a convertible promissory note to Steve Gorlin, a director and the father of Jarrett Gorlin, the Company’s CEO, for the principal amount of up to $2,000,000. The loan principal was to be advanced in two installments of $1,000,000 each, the first installment being made upon execution of the promissory note and the second installment to be made by March 1, 2016.

The Convertible Note provided that the principal and accrued but unpaid interest could be converted into common stock at $2 per share. The outstanding principal was to earn interest at a rate of 5.5% per annum and was to be paid quarterly. The Company also issued a 3 year warrant to Mr. Steve Gorlin to purchase 500,000 shares of common stock at $2.20 per share (see Note 8).

On January 25, 2016, the Company entered into a modification agreement (the “Modification Agreement”) with Mr. Steve Gorlin.  Mr. Gorlin agreed to immediately convert the promissory note into an aggregate of 571,429 shares of its Common Stock, eliminating the Company’s $1,000,000 debt obligation and any accrued interest in exchange for amending the conversion price of the promissory note from $2.00 per share to $1.75 per share.  The closing price of the Common Stock was $1.32 on January 25, 2016.  The fair value of the difference between the shares Mr. Gorlin received (552,041) and the shares he would have received under the original conversion terms (500,000) amounts to approximately $69,000, which has been recorded as additional interest expense.

Additionally, Mr. Gorlin also agreed to acquire 571,429 additional shares of Common Stock at a price of $1.75 per share for a total purchase price of $1,000,000 within two months from the date of the agreement. The January 25, 2016 modification agreement also amended the exercise price of the warrant issued to Mr. Gorlin on November 9, 2015 from $2.20 per share to $2.00 per share (see note 8).

On February 16, 2016, the Company and Steve Gorlin entered into an Amendment to the Modification Agreement in order to reduce the amount of shares of Common Stock that Mr. Gorlin was to receive upon the conversion of the $1,000,000 promissory note from 571,429 ($1.75 per share) shares to 552,041 ($1.81 per share) shares. In consideration for reducing the amount of shares of common stock that he was to receive, the Company agreed to reduce the exercise price of Steven Gorlin’s 500,000 share warrant from $2.00 per share to $1.825 per share (see Note 8). This amendment to the Modification Agreement was made to address certain concerns of the NASDAQ.

On March 15th, the Board of Directors approved a second amendment to the Modification Agreement. The date for making the second installment of $1,000,000 was extended to November 1, 2016. Additionally, the language in the Note was changed to clarify that the consideration received by the Company on the first installment was in the form of $970,000 cash and $30,000 in directors’ fees due to Mr. Steve Gorlin. The $30,000 in directors’ fees was recorded as a reduction in equity and expensed as earned. $10,000 of directors fees were earned in 2015 after issuance of the note. For the three months ended March 31, 2016, $5,000 of directors’ fees were earned by Mr. Gorlin to reduce the balance outstanding to $15,000.

The Company originally recorded both the convertible debt and the accompanying warrant on a relative fair value basis of approximately $715,000 and $285,000, respectively. The closing price of the Company’s stock on the day prior to issuing the convertible debt was $1.75 per share. See Note 8 for the inputs used to value the warrant as of the respective issue date. Steve Gorlin was also granted piggyback registration rights with respect to the shares of common stock issuable upon conversion of the Note and upon exercise of the warrants.

Note 8 – Common Stock Warrant

As described in Note 7, on November 9, 2015, the Company issued a warrant to Steve Gorlin to purchase 500,000 shares of common stock at an exercise price of $2.20 as additional incentive for making the loan. The warrant is exercisable for up to three years from the date of issuance. The fair value of the warrant at the date of issuance was determined to be approximately $398,000 using the Black-Scholes-Merton valuation technique and, based on the relative fair value of both the convertible debt and the warrant, was recorded at approximately $715,000 and $285,000, respectively. Fair value measurement valuation techniques, to the extent possible, should maximize the use of observable inputs and minimize the use of unobservable inputs. The Company’s fair value measurements of the warrant are designated as Level 1 since all of the significant inputs were observable, and quoted prices were available for the four comparative companies in an active market.

The inputs used to value the warrant as of the respective issue date are as follows:

●	The market price of the Company’s stock on November 9, 2015 of $1.71
●	Exercise price of the warrant: $2.20
●	Life of the warrant: 3 years
●	Risk free return rate: 1.27%
●	Annualized volatility rate of four comparative companies: 81%

As more fully described in Note 7, the Company entered into two modification agreements with Steve Gorlin related to the convertible debt. Both of the modification agreements amended the exercise price of the warrant issued to Mr. Gorlin.  For both modifications, the Company calculated the fair value of the warrants immediately before and after the modification and recorded the difference as an increase to additional paid in capital and interest expense.

The inputs used to value the warrants as of the January 25, 2016 modification dates are as follows:

●	The market price of the Company’s stock of $1.32
●	Life of the warrant: 3 years
●	Risk free return rate: 1.11%
●	Annualized volatility rate of four comparative companies: 99.66%

The inputs used to value the warrants as of the February 16, 2016 modification dates are as follows:

●	The market price of the Company’s stock of $1.43
●	Life of warrant: 3 years
●	Risk free return rate: 0.93%
●	Annualized volatility rate of four comparative companies: 100.34%

The Company recognized approximately $26,000 in expenses related to the changes in the fair value of the warrant for the three months ended March 31, 2016.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Note 9 – Intangible Assets

Intangible assets are summarized as follows:

Amortized	Amortization Lives	March 31, 2016 Cost	December 31, 2015 Cost
Developed Technology	7	$3,000,000	$3,000,000
Trademark	5	700,000	700,000
Total		3,700,000	3,700,000
Less Accumulated Amortization		(568,572)	(426,429)
Net		3,131,428	3,273,571

Non Amortized
Goodwill		6,455,645	6,455,645

Total		$9,587,073	$9,729,216

Amortization expense related to intangible assets for the three months ended March 31, 2016 and 2015 was $142,143 and $0, respectively.

Expected future amortization of intangible assets as of March 31, 2016, is as follows:
Year ending December 31,	Estimated Amortization Expense
2016	$427,000
2017	569,000
2018	569,000
2019	569,000
2020	464,000
Thereafter	534,000
$3,132,000

Note 10 - Income Taxes

For the period from February 1, 2013 (inception) to March 31, 2016, the Company has incurred net losses and, therefore, has no current income tax liability.  The net deferred tax asset generated by these losses, which principally consist of start-up costs deferred for income tax purposes, is fully reserved as of December 31, 2015 and March 31, 2016, since it is currently more likely than not that the benefit will not be realized in future periods.

The Company is required to file federal income tax returns and state income tax returns in the states of Florida, Georgia and Minnesota. There are no uncertain tax positions at December 31, 2015 or March 31, 2016. The Company has not undergone any tax examinations since inception.

Note 11 - Related-Party Transactions

Aviation Expense

Periodically the Company may charter general aviation aircraft from TAG Aviation LLC (“TAG”), a company owned by Mr. Jarrett Gorlin. The Company believes that such aircraft charter is on terms no less favorable then it would receive from a third party. No general aviation expenses were paid to TAG for the three months ended March 31, 2016, and March 31, 2015.

Operating Lease

As described in Note 6, the Company pays TAG Aviation LLC, (“TAG”), a company owned by Mr. Gorlin, for month to month rental of office space at Dekalb-Peachtree Airport in Atlanta Georgia plus cost of utilities. Rent payments under this arrangement are $1,800 per month.

Rent expense and utilities cost paid to TAG Aviation amounted to approximately $7,500 and $7,900 for the three months ended March 31, 2016 and 2015, respectively.

Consulting Expense

On December 2, 2013, the Company engaged a founding stockholder who owns 375,000 shares of its common stock to provide the Company with business development advisory services. Fees under this arrangement included a $45,000 up-front payment that was non-refundable and $10,000 per month for each month of services provided to the Company under this arrangement. On January 1, 2015, this consulting agreement was modified to increase the monthly compensation to $35,000 through December 2015. Effective January 1, 2016, the fee was modified again to $5,000 per month through June 2016. Either party can cancel this agreement upon 30 days’ written notice. The Company paid $15,000 and $105,000, respectively, for the three months ended March 31, 2016 and 2015, under this new arrangement.

Convertible Debt

As more fully described in Note 7, on November 9, 2015, the Company issued a convertible promissory note to Steve Gorlin, a related party, for the principal amount of up to $2,000,000.

Note 12 - Research and Development

Devicix Prototype Manufacturing Agreement

In November 2013, the Company accepted a proposal from Devicix, a Minneapolis, Minnesota based FDA registered contract designer and developer, to develop a commercially viable prototype of its product that could be used to receive regulatory approval from the FDA and other international agencies for use on humans to relieve pain associated with Facet Joint Syndrome. Through March 31, 2016, we have paid approximately $1,183,000 to Devicix.

The development work commenced in December 2013. The total estimated cost of this work at contract signing was $960,000; however, the terms of the proposal allow either the Company or the designer and developer to cancel the development work with 10-days’ notice. The Company incurred expenses of approximately $117,000 and $156,000 for the three months ended March 31, 2016 and 2015, respectively, of which approximately $24,000 was included in accounts payable as of March 31, 2016.

Denervex Generator Manufacturing Agreement

The DenerveX device requires a custom electrocautery generator for power. As described in Note 6, in November 2014, the Company contracted with Bovie International to customize one of their existing electrocautery generators for use with DenerveX Device, and then manufacture that unit on a commercial basis once regulatory approval for the DenerveX was obtained. The Bovie agreement requires a base $295,000 development fee to customize the unit, plus additional amounts if further customization is necessary beyond predetermined estimates.

The Company paid approximately $0 and $19,000 for the three months ended March 31, 2016 and 2015, respectively, under this agreement. Through March 31, 2016, we have paid approximately $287,000 to Bovie.

Nortech Manufacturing Agreement

In November 2014, the Company selected Nortech Systems Inc. (“Nortech”), a Minneapolis, Minnesota based FDA registered contract manufacturer, to produce approximately 1,200 DenerveX devices from the prototype supplied by Devicix for use in final development and testing. The agreement with Nortech includes agreed upon per unit prices for delivery of the devices.

Actual work on development of the final units began in November 2014. The Company paid approximately $29,000 and $87,000 to Nortech for the three months ended March 31, 2016 and 2015, respectively. Through March 31, 2016, we have paid approximately $318,000 to Nortech, of which approximately $9,000 was included in accounts payable as of March 31, 2016.

Note 13– Liquidity, Going Concern and Management’s Plans

The Company incurred a net loss of approximately $1,832,000 and $1,454,000 for the three months ended March 31, 2016 and 2015, respectively. The Company will continue to incur losses until such time as it can bring a sufficient number of approved products to market and sell them with margins sufficient to offset expenses.

To date, the Company’s sole source of funds has been from the issuance of debt and equity.

In January 2015, the underwriter for the public offering exercised the overallotment of shares pursuant to the initial public offering, netting another $1,084,000.

As discussed in Note 7, the Company issued a promissory note for up to $2,000,000 of convertible debt on November 9, 2015 to Steve Gorlin, a director and father of Jarrett Gorlin, the Company’s CEO. The Company received $970,000 in cash and the elimination of $30,000 of future directors’ fees upon execution of the agreement. A second installment of $1,000,000 is expected to be made by Mr. Steve Gorlin by November 1, 2016.

As discussed in Note 14, in April 2016, a private placement of common stock raised approximately $1,167,000 in cash for the Company, net of fees.

The Company is exploring additional fundraising options for the remainder of 2016. However, if the Company is unable to raise sufficient financing, it could be required to undertake initiatives to conserve its capital resources, including delaying or suspending the development of its technology. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments to the carrying amounts of its assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 14 - Subsequent Events

In April 2016, the Company entered into a unit purchase agreement with selected accredited investors whereby the Company had the right to sell in a private placement a minimum of $1,000,000 and up to a maximum of $2,000,000 of units. Each unit had a purchase price of $100,000 and consisted of (i) 86,957 shares of the Company’s common stock, par value $0.001 per share at a purchase price of $1.15 per share, and (ii) a warrant to purchase 43,478 shares of common stock. Each warrant has an initial exercise price of $1.30 per share and is exercisable six months following the date of issuance for a period of five (5) years from the date of issuance.

At the initial closing, the Company issued to the Investors 1,002,195shares of common stock and warrants to purchase 501,097 shares of common stock and received gross proceeds of $1,157,035.  In connection with the initial closing of the offering, the Company paid the placement agent a cash fee of $138,845 and will issue five year warrants to purchase up to 150,487 shares to the placement agent with an exercise price of $1.30 per share.  In addition, the Company reimbursed the placement agent for its expenses.

At the final closing, the Company issued to the investors an additional 209,565 shares of common stock and warrants to purchase 104,782 shares of Common Stock and received gross proceeds of $240,999.  In connection with the final closing of the offering, the Company paid the placement agent a cash fee of $28,920 and will issue five year warrants to purchase up to 20,956 shares to the placement agent with an exercise price of $1.30 per share.

The final closing constituted the completion of the offering, which, in the aggregate, yielded $1,398,034 in gross proceeds to the Company and a total of 1,211,760 shares and warrants to purchase 605,880 shares to be issued to investors. The placement agent collected an aggregate of approximately $222,000 in total fees relating to the offering, and was also issued warrants to purchase an aggregate of 181,992 shares.

In May 2016, the Board of Directors authorized Management to seek buyers for Streamline, Inc., the Company’s wholly owned subsidiary acquired in March 2016. The Company seeks additional funds to complete the development and launch of the Company’s primary product, the DenerveX device. Selling this business unit could raise the necessary funds in a non-dilutive manner to existing shareholders.  The Company is presently carrying Streamline related debt of approximately $273,000, and approximately $9,600,000 in intangible assets related to developed technology, trademark and goodwill.  Streamline is immediately available for sale in its present condition.

_____________________________________

1,391,305
Shares of Common Stock

_____________________________________

PROSPECTUS

JUNE [●], 2016

ALTERNATE “SELLING SECURITYHOLDER” PROSPECTUS

The information in this prospectus is not complete and may be changed.  The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE [●], 2016

    MEDOVEX CORPORATION

This prospectus relates to the sale by the selling stockholders identified herein of up to 2,499,623 shares of common stock of MedoveX Corporation (the “Company”), which includes 1,287,863 shares of common stock issuable upon the exercise of outstanding warrants.

There are no underwriting arrangements to sell the shares of common stock that are being offered by the selling stockholders hereunder. The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the NASDAQ Capital Market (“NASDAQ”) and trades under the symbol “MDVX.”  Our Series A Warrants are quoted on NASDAQ and trade under the symbol “MDVXW.” On June 16, 2016, the last reported sale price of our common stock as reported on NASDAQ was $1.89 per share. All amounts herein are in thousands, except for share and per share data.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” within this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June [●], 2016.

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TABLE OF CONTENTS
Page
Prospectus Summary
Risk Factors
Special Note Regarding Forward-Looking Statements and Information
Use of Proceeds	Alt Pros - 3
Dividend Policy
Market Information
Selected Consolidated Financial Data
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Description of Capital Stock
Plan of Distribution	Alt Pros - 4
Selling Securityholders
Experts
Legal Matters
Where You Can Find More Information
Index to Financial Statements

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Alternate Page for Selling Securityholder Prospectus - 2

The Offering
Common stock offered by the selling stockholders:	2,499,623 shares of the Company’s $0.001 par value common stock, which includes 1,287,863 shares of common stock underlying warrants.

Common stock outstanding before and after this offering:	12,855,803(1) and 14,143,149(2)

Use of proceeds:
We will not receive any proceeds from the sale of shares in this offering by the selling stockholders but we would receive $1,879,221.90 from the exercise of all of the warrants for which the underlying shares are being registered.

NASDAQ Market symbol:	MDVX (our Series A Warrants are traded under the symbol “MDVXW”)

Risk factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 5 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	The number of outstanding shares before the offering is based upon 12,855,803 shares outstanding as of June 16, 2016.

(2)
The number of shares after the offering is 14,143,149 shares outstanding assuming (i) 12,855,803 shares outstanding as of June 16, 2016 and (ii) the selling shareholders exercise their warrants into an aggregate of 1,287,863 shares of common stock. This figure assumes no exercise of our Series A Warrants.

USE OF PROCEEDS

We will not receive any proceeds from the sales of common stock offered by the selling stockholders.  We may receive proceeds from any exercise of outstanding warrants. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised, we could receive net proceeds of up to approximately $1,879,221.90. The holders of the warrants are not obligated to exercise the warrants and we can provide no assurance that the holders of the warrants will choose to exercise all or any of the warrants.

We intend to use the estimated net proceeds received upon exercise of the warrants for working capital and general corporate purposes.

SECURITIES ISSUED TO THE SELLING STOCKHOLDERS

In March 2016, we commenced a private offering of up to $2 Million of Units, consisting of one share of our common stock and a Warrant exercisable for one share of our common stock (“the Unit Warrant.”)  We raised $ 1,398,033.50 from the sale of our Units.  Laidlaw & Co. (UK) Ltd. acted as the placement agent for the offering and has received a cash commission of an aggregate of $192,764.02. The shares of common stock sold in our recent private placement and the shares underlying the warrants sold in the private placement are being included in this Registration Statement on Form S-1.

Alternate Page for Selling Securityholder Prospectus - 3

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale by the selling stockholders of up to 2,499,623 shares of our common stock, all of which are being registered for sale for the accounts of the selling stockholders and include (i) 787,863 shares of common stock issuable upon the exercise of the warrants previously issued with an exercise price of $1.30 per share (of which 21,514 shares underlie a warrant issued to Jarrett Gorlin, our Chief Executive Officer), (ii) 500,000 shares of our common stock issuable upon exercise of warrants at an average exercise price of $1.71 per share held by Steve Gorlin, our Chairman of the Board of Directors, and (iii) 1,211,760 shares of our common stock held by certain selling stockholders.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The selling stockholders, including our officers and directors, obtained their shares of our stock in the following transactions:

(i)	787,863 shares of common stock issuable upon the exercise of the warrants previously issued with an exercise price of $1.30 per share issued in a private placement conducted in April 2016;

(ii)	500,000 shares of our common stock issuable upon exercise at an average exercise price of $1.71 per share of warrants held by Steve Gorlin, our Chairman of the Board of Directors; and

(iii)	1,211,760 shares of our common stock held by certain of the selling stockholders originally issued in a private placement conducted in April 2016.

Other than the stock transactions discussed above, we have not entered into any transaction nor are there any proposed transactions in which any founder, director, executive officer, significant shareholder of our company or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

All of the securities listed below are being registered in this Registration Statement, which does not include all of the securities outstanding as of the date hereof.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 12,855,803 shares of common stock issued and outstanding as of June 16, 2016.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering(1)		Common Stock Covered by this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering(1)(2)		Percentage of Common Stock Owned Upon Completion of this Offering(1)(3)
Barry Honig	1,129,138	(4)	130,435	1,390,009	(4)	9.83%
Jarrett S. Gorlin	557,857		64,542	622,399		4.40%
Gerald De Jonge	-		21,131	21,131		0.15%
Andrew Armfelt	-		65,218	65,218		0.46%
Bruno Casatelli	-		16,956	16,956		0.12%
John R. & Linda L. Harrison	-		234,783	234,783		1.66%
Steven J. Henry	-		62,610	62,610		0.44%
Harry P. Keenan	-		15,000	15,000		0.11%
Justin McKenna	-		25,800	25,800		0.18%
Sean Meitner	-		15,652	15,652		0.11%
Arthur Pereless	-		13,043	13,043		0.09%
Steven Kaye	-		11,740	11,740		0.08%
James J. Regan	-		156,522	156,522		1.11%
Thomas J. Rutherford	-		231,522	231,522		1.64%
Daniel Wallach & Joyce Wallach	-		39,130	39,130		0.28%
Alan Barge	-		30,000	30,000		0.21%
Sterne Agee &Leach C/F Donald E. Goodin R/O IRA	-		34,899	34,899		0.25%
GRQ Consultants Inc. Roth 401K FBO Barry Honig	1,129,138	(4)	130,436	1,390,009	(4)	9.83%

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Stetson Capital Investments Inc.	166,250	(5)	65,218	231,468	1.64%
Sterne Agee & Leach Inc. C/F John H. Welsh Roth IRA	-		30,000	30,000	0.21%
Richard Cotta	-		39,130	39,130	0.28%
Bohdan Chaban	-		78,261	78,261	0.55%
Roger Conan	-		15,000	15,000	0.11%
Danny Sergeant	-		29,349	29,349	0.21%
Charles J. Dehart & Madeleine Dehart	-		21,914	21,914	0.15%
Nabil Yazgi MD PA Cash Balance Plan & Trust Nabil Yazgi Ttee	-		15,000	15,000	0.11%
Manu Prasad Prikh	-		32,608	32,608	0.23%
Frank Scott Rotruck	-		26,086	26,086	0.18%
David P. Stein	-		13,042	13,042	0.09%
Joseph A. D’Elia	-		13,044	13,044	0.09%
DJ Management Investing LLC	-		139,566	139,566	0.99%
Steve Gorlin	461,503		500,000	961,503	6.80%
Buff Trust			29,118	29,118	0.21%
Garnet Trust			29,118	29,118	0.21%
Laidlaw Holdings Ltd.			9,201	9,201	0.07%
Kevin R Wilson			6,649	6,649	0.05%
Stephen Hamilton			1,671	1,671	0.01%
Joseph M Fedorko			36,514	36,514	0.26%
Matthew D Eitner			25,000	25,000	0.18%
James Ahern			25,000	25,000	0.18%
High Regan			7,500	7,500	0.05%
Luke Kottke			7,500	7,500	0.05%
Francis R Smith			4,721	4,721	0.03%

TOTAL	2,314,748		2,499,623	4,814,377	34.06%

* represents less than 1%.

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person as the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.

(3)
In determining the percent of common stock beneficially owned by a selling stockholder following the offering, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of June 13, 2016), and (b) the denominator is 14,143,666 shares outstanding after offering based upon 12,855,803 shares of common stock outstanding on June 16, 2016 and (ii) the number of shares of common stock which such selling stockholders has the right to acquire within 60 days of June 16, 2016 after the offering.

(4)
This figure includes (i) 325,000 shares of common stock held by Mr. Honig’s spouse, Renee Honig, (ii) 379,427 shares of common stock held by Mr. Honig’s Roth 401K and (iii) 12,486 shares of common stock held by Marlin Capital Investments, LLC (“Marlin”). Mr. Honig is the trustee of his Roth 401K and the managing member of Marlin and in such capacities has voting and dispositive power over the securities held by such entities.

(5)	This figure includes (i) 116,250 shares of common stock held by Stetson Capital Investments, Inc. (“Stetson”) and (ii) 50,000 shares of common stock held by Oban Investments, LLC (“Oban”). Mr. Stetson is controlling person of both Stetson and Oban, and in such capacities, has voting and dispositive power over the securities held by such entities.

Alternate Page for Selling Securityholder Prospectus - 5

PLAN OF DISTRIBUTION

We are registering up to 2,499,623 shares of common stock in order to permit the resale of these shares of common stock by our selling stockholders from time to time after the date of this prospectus, (i) 787,863 shares of common stock issuable upon the exercise of the warrants previously issued with an exercise price of $1.30 per share, (ii) 500,000 shares of our common stock issuable upon exercise at an average exercise price of $1.71 per share of warrants held by certain of the selling stockholders, and (iii) 1,211,760 shares of our common stock held by certain of the selling stockholders.   We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We may receive proceeds from any exercise of outstanding warrants. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised, we could receive net proceeds of up to approximately $1,879,221.90. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	including ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	including block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	including purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	including an exchange distribution in accordance with the rules of the applicable exchange;

●	including privately negotiated transactions;

●
including short sales made after the date the registration statement is declared effective by the SEC, subject to any applicable limitations on short sales contained in any agreement between a selling stockholder and us;

●	including sales pursuant to Rule 144;

●	and broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	including a combination of any of the foregoing methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

Alternate Page for Selling Securityholder Prospectus - 6

The selling stockholders may pledge or grant a security interest in some or all of the shares of Series A Convertible Preferred Stock, Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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_____________________________________

2,499,623
Shares of Common Stock

_____________________________________

SELLING SECURITYHOLDER PROSPECTUS

JUNE [●], 2016

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Total expenses for this offering are estimated to be approximately $26,836.15, including:

We have expended, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Legal and Accounting Fees	$25,000
Transfer Agent Fees	$500
SEC Registration fees (estimated)	$838.15
Printing Costs and Miscellaneous Expenses (estimated)	$500
Total	$26,838.15

All amounts are estimated except for the fees relating to SEC and blue sky registration.

Item 14. Indemnification of Directors and Officers

Section 78.7502(1) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Articles of Incorporation and Bylaws

Neither our articles of incorporation nor our bylaws, as amended, include specific provisions relating to the indemnification of our directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Leo Motors, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

On March 25, 2015, we acquired Streamline and committed to issue an aggregate of 1,875,000 shares of common stock as partial consideration for this company. The closing price of our common stock on this date was $4.50. All of the foregoing securities were issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) under the Securities Act.

On April 29, 2016, we completed an offering of privately placed securities with accredited investors, which in the aggregate, yielded a total of 1,211,760 shares and warrants to purchase 605,880 shares to be issued to investors. The shares underlying the units of securities in this offering are, in part, the subject of this registration statement on Form S-1. All of the foregoing securities were issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) under the Securities Act, as amended, and Regulation D, promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibits
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated September 16, among MedoveX Corp. f/k/a SpineZ Corp. and Debride Inc. (1)
2.2	Agreement and Plan of Merger, dated March 9, 2015 among MedoveX Corp. and Streamline, Inc. (2)
3.1	Articles of Incorporation of Spinez Corp. (1)
3.2
Certificate of Amendment to the Articles of Incorporation of Spinez Corp. (changing the name of the company to MedoveX Corp. and Effecting the Reverse Split of the Outstanding Shares of MedoveX Corp.’s Common Stock).

4.1	Modification Agreement by and between the Company and Steve Gorlin dated January 25, 2016. (3)
4.2	Amendment to the Modification Agreement by and between the Company and Steve Gorlin dated February 16, 2016. (4)
4.3	Second amendment to the Modification Agreement by and between the Company and Steve Gorlin dated March 25, 2016.
5.1	Opinion of Sichenzia Ross Friedman Ference LLP**
10.1	2013 Stock Incentive Plan. (1)
10.2	Employment Agreement between MedoveX Corp. and Jarrett Gorlin dated October 14, 2013. (1)
10.3	Employment Agreement between MedoveX Corp. and Patrick Kullmann dated October 14, 2013. (1)
10.4	Employment Agreement between MedoveX Corp. and Charlie Farrahar dated October 14, 2013. (1)
10.5	Employment Agreement between MedoveX Corp. and Dennis Moon dated November 11, 2013. (1)
10.6	Contribution and Royalty Agreement between MedoveX and Scott W. Haufe dated January 31, 2013. (1)
10.7	Co-Development Agreement between MedoveX Corp. and Dr. James Andrews dated September 30, 2013. (1)
10.8	Consulting Agreement between MedoveX Corp. and Robb Knie dated December 2, 2013. (1)
10.9	Engineering Services Agreement between MedoveX Corp. and Devicix, LLC dated November 25, 2013. (1)
10.10	Form of Indemnification Agreement. (1)
10.11	Promissory note issued on November 9, 2015 in favor of Steve Gorlin
10.12	Warrant issued on November 9, 2015 to Steve Gorlin
10.13	Form of Warrant to be issued by MedoveX Corporation to each of the Selling Securityholders (5)
10.14	Form of Unit Purchase Agreement, by and between the Company and Selling Securityholders (5)
14	Business and Code of Ethics of MedoveX Corp. (1)
21.1	Subsidiaries of MedoveX Corp.
23.1	Consent of Fraizer & Deeter, LLC, Independent Registered Public Accounting Firm
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)**

(1)	Incorporated by reference herein from the Registration Statement on Form S-1/A filed on December 9, 2014.
(2)	Incorporated by reference herein from the Current Report on Form 8-K filed on March 11, 2015.
(3)	Incorporated by reference herein from the Current Report on Form 8-K filed on January 25, 2016.
(4)	Incorporated by reference herein from the Current Report on Form 8-K filed on February 17, 2016.
(5)	Incorporated by reference herein from the Current Report on Form 8-K filed on May 5, 2016.
(6)	Incorporated by reference herein from theAnnual Report on Form 10-K filed onApril 14, 2016.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this [17th] day of June, 2016.

MEDOVEX CORP.

By:	/s/ Jarrett Gorlin
Jarrett Gorlin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

/s/ Jarrett Gorlin	Chief Executive Officer, President and Director
Jarrett Gorlin	(Principal Executive Officer)	June 17, 2016

/s/ Jeffery Wright	Chief Financial Officer
Jeffery Wright	(Principal Financial and Accounting Officer)	June 17, 2016

/s/ Larry Papasan
Larry Papasan	Chairman of the Board of Directors	June 17, 2016

/s/ Clyde A. Hennies
Clyde A. Hennies	Director	June 17, 2016

/s/ Scott M.W. Haufe
Scott M.W. Haufe	Director	June 17, 2016

/s/ James R. Andrews
James R. Andrews	Director	June 17, 2016

/s/ Thomas E. Hills
Thomas E. Hills	Director	June 17, 2016

/s/ Randal R. Betz
Randal R. Betz	Director	June 17, 2016

/s/ Steve Gorlin
Steve Gorlin	Director	June 17, 2016

/s/ John Thomas
John Thomas	Director	June 17, 2016